Exhibit G-1

Annual Report 1999

Contents

Year 1999 in brief

Company presentation

Mission, vision and values

Values dictate a common direction

Chairman's letter

CEO's letter

Financial review

Magazine paper

Newsprint

Fine paper

Packaging  boards

Timber products

Merchants

Market pulp

Forest

Energy

Marketing and sales network

Research and development

Environmental management

Human resources

Report on operations

Consolidated income statement

Consolidated balance sheet

Consolidated cash flow statement

Parent company  income statement

Parent company balance sheet

Parent company cash flow statement

Notes to the financial statements

Proposal for the distribution of dividend

Auditors' report

Shares and shareholders

Board of Directors

Management Group

Group profile and structure

Corporate governance

Capacity specification

Glossary of technical terms

Calculation of key figures

Information to shareholders


Financial reports in 2000:
May 4                               Interim Review - January-March 2000
August 3                            Interim Review - January-June 2000
November 2                          Interim Review - January-September 2000

The Annual Report and Interim Reviews are available in English, Finnish and Swedish. The Annual Report is also available in German. The company's Environmental Report is available in English, Finnish, German and Swedish.

The Annual and Environmental Reports will be distributed to all shareholders. The printed Interim Review is available from the addresses listed on outside flap. The Financial Reports are also published on the Investors pages of the company's Internet website: www.storaenso.com

Year 1999 in brief

Good market
Paper and board demand remained strong in 1999. The year began weakly but both demand and prices strengthened gradually from April to the end of the year. However, prices remained fairly low in fine paper, packaging boards and redwood timber. Pulp performed strongly. The outlook for year 2000 is favourable due to continuing economic growth which will have a favourable impact on demand for forest products.

Improved profits
Sales rose by 1.4% to EUR 10,636 million due to improved prices and higher deliveries. The full year profit improved clearly compared to 1998. Operating profit was EUR 1,418 million, 13.3% of sales and the profit before tax and minority interests amounted to EUR 1,151 million. Operating profit includes EUR 103 million of non-recurring items. Earnings per share was EUR 0.99 and the proposed dividend is EUR 0.40 per share; payout ratio 40%.

Targeted 1999 synergies more than doubled
The synergy benefits amounted to EUR 113 million, exceeding by over 100% the targeted EUR 50 million for 1999. Synergies were the greatest in magazine paper, fine paper and timber products. The biggest sources of synergies were purchasing, logistics and internal benchmarking.
  Approximately EUR 30 million of the efficiency programme was realised during the year.


Key ratios well in line with financial targets
Return on capital employed (ROCE) was 12.3%, the target being 13% over the cycle. The debt/equity ratio was 0.90, the target being below 1.0. Stora Enso has also set itself the objective that the capital expenditure should not exceed the level of depreciation. Capital expenditure amounted to EUR 740 million, 16% below the depreciation figure of EUR 885 million.

Financial highlights
                                                             1999        1998

Sales, EUR million                                        10,636       10,490
Operating profit, EUR million                              1,418          719
Operating profit, % of sales                                13.3          6.9
Profit before tax and minority interests, EUR million      1,151          339
Profit for the period, EUR million                           752          191
Capital expenditure, EUR million                             740          896
Capital expenditure, % of sales                               7.0         8.5
Interest-bearing net liabilities, EUR million              5,524        5,820
Capital employed, EUR million                             11,679       11,365
Return on capital employed (ROCE), %                        12.3          6.2
Debt/equity ratio                                           0.90         1.05
Earnings per share, EUR                                     0.99         0.25
Dividend per share, EUR                                     0.40*       0.35
Equity per share, EUR                                       7.84         6.93
Market capitalisation, EUR million                        13,209        5,801
Deliveries of paper and board, million tonnes               12.0         11.8
Deliveries of timber products, million m3                    4.6          2.8
Average number of employees                               40,226       40,987

* proposed dividend


Leading global positions

Magazine paper
Products
Uncoated supercalendered (SC), uncoated machine-finished (MF) papers, light-weight coated (LWC), medium-weight coated (MWC), heavy-weight coated (HWC) and machine-finished coated (MFC) papers. Used for magazines, printed products for advertising, catalogues, and direct marketing products.

Market position
World's second largest producer of magazine paper Main markets Europe and North America Market share some 25% in Europe and 15% globally Total production capacity 3.2 million tonnes

Resources
Altogether 12 mills located in Finland (4), Sweden (1), Germany (4), Belgium
(1), Canada (1) and France (1)

Newsprint
Products
Standard newsprint and newsprint specialities.
Used for newspapers, newspaper supplements, advertising leaflets and telephone directories.

Market position
World's second largest producer of newsprint and newsprint specialities Main market Europe Market share approx. 25% in Europe and 7% globally Total production capacity 3.3 million tonnes

Resources
Altogether 9 mills located in Finland (3), Sweden (2), Germany (2), Belgium (1) and Canada (1) 35% of raw material is recycled fibre

Fine paper
Products
Coated fine paper (graphic paper) and uncoated fine paper (office paper). Used for high-quality books, document printing papers and advertising materials.

Market position
World's third largest fine paper producer Main market Europe and Asia Market share 13% in Europe and 4% globally Total production capacity 3.2 million tonnes

Resources
6 graphic paper mills located in Finland (2), Sweden (2), Germany (1) and China
(1) 4 office paper mills located in Finland (2), Sweden (1) and the Netherlands
(1) 19.9% share of Advance Agro and an agreement to market its production

Packaging boards
Products
Consumer packaging boards, containerboards, corrugated boards, coreboards and cores, kraft- and laminating papers.

Market position
One of the world's leading producers of consumer packaging boards Stora Enso board used in over 40% of the aseptic liquid containers in the world Most important market area Europe and Asia Packaging boards and papers capacity total
3.6 million tonnes.

Resources
33 packaging board production facilities located in Finland (12), Sweden (7), Germany (2), Barbados (1), Estonia (1), France (1), Latvia (1), Lithuania (1), Malaysia (1), Poland (1), Russia (1), Spain (2) and the UK (2)

Timber Products
Products
Sawn timber and its further-processed products. Used for the joinery, furniture and construction industry.

Market position
World's second largest producer of sawn softwood Main markets Europe, North Africa, North America and Asia
Sawn timber capacity 5.3 million m3

Resources
19 sawmills and 10 further-processing sites
Nordic redwood and whitewood production sites located in Finland (8) and Sweden
(4) Central European production in Austria (4) and the Czech Republic (2) One further-processing plant in the Netherlands 33.4% share of one sawmill in Estonia

Market pulp
Products
Northern bleached softwood kraft (NBSK), Northern bleached hardwood kraft
(NBHK), bleached eucalyptus kraft (BEKP), deinked pulp, fluff pulp. Used for various kinds of papers and boards, fluff pulp for hygienic products.

Market position
Stora Enso's market pulp covers all major grades Main market Europe The net pulp balance amounts to 0.5 million tonnes

Resources
Altogether 11 mills located in Finland (5), Sweden (4), Germany (1), and Portugal (1)


Mission, vision and values

Mission
We promote communication and well-being of people by turning renewable fibre into paper, packaging and processed wood products.

Vision
We will be the leading forest products company in the world

o               We take the lead in developing the industry

o               Customers choose us for the value we create for them

o               We attract investors for the value we create

o               Our employees are proud to work with us

o               We are an attractive partner for our suppliers.

Values
Customer focus
"We are the customers' first choice"

Performance
"We deliver results"

Responsibility
"We comply with principles of sustainable development"

Emphasis on people
"Motivated people create success"

Focus on future
"We take the first step"

Financial targets
Return on capital employed > 13 % over the cycle Debt/equity ratio ~ 0.8 in year 2000

Dividend policy
One third of the net profit

o the dividend is based on long-term profit from business operations and not on year-to year fluctuations resulting from the nature of the forest industry's business cycle.

Strategy
o to be the world's leading forest products company

o the company focuses on three core product areas: publication papers (magazine paper and newsprint), fine paper and packaging boards

o the target is to secure the generation of shareholder value and profitability from ongoing business through synergies, productivity improvement programmes and carefully selected investments

o future growth will take place primarily through mergers and acquisitions

Values dictate a common direction
Stora Enso's activities are governed by its corporate mission, vision and values. The foundation these create ensures a common direction and the emergence of a new corporate culture. The mission and the vision form the background to the company's strategy.

It is Stora Enso's wish to be the world's leading company in its field. The vision will be implemented in all its dimensions, not merely in terms of financial norms.

We aim to be the first choice for all stakeholder groups, customers, shareholders, employees and suppliers alike.

The implementation of our vision is monitored constantly. It is measured by customer and employee satisfaction. Shareholder satisfaction is reflected in share price and trading volumes.


Involvement of all dimensions

Stora Enso's values embrace all its business areas. Values are not directives; they are an umbrella which covers a diversity of applications dependent on country, culture and business unit. Each Stora Enso employee can assess his or her own performance in relation to corporate values and targets.

Identification with the company's values is a multi-stage process for which the executive management is widely responsible. Through its decision-making and conduct the management shows its commitment to these values. It is Stora Enso's aim that by summer 2000 all 40,000 employees will have taken part in the values discussion and implementation process.

Customer focus and performance

Customer focus means that through its know-how Stora Enso aims to be the first choice partner for its customers in its product and business areas.

Performance means the achievement of targets at both Group and individual level.

Group and business units have financial targets such as return on capital employed, debt/equity ratio and dividend payout. Targets have also been set for operating efficiency, response to customer needs and employee satisfaction. Achievement of targets is rewarded at all levels.


Responsibility and emphasis on people

Within Stora Enso responsibility is viewed from three perspectives; the environment, the shareholder and the employee.

Environmental responsibility means that in all our operations we comply with principles of sustainable development.

Responsibility to shareholders infers the generation of additional value for capital invested by the shareholder in the company.

As a responsible employer Stora Enso offers employees opportunities for development and success. Likewise, each employee is responsible for developing his or her own professional skills.

Motivated employees produce results and enjoy their work. Motivation is influenced by a number of factors, the most important being openness, inter-activeness and respect for the individual. The working atmosphere is subject to constant appraisal and development.

Eyes on the future

Stora Enso wishes to be the first in its field and an innovator in development. Innovation is served within the company by an open approach, encouragement of new ideas and a willingness to question established habits and procedures.



Chairman's letter

1999 was the first year for the new Stora Enso. The start of the new company could hardly have been more successful. The difficult merger process went quite smoothly, the productivity programmes continued successfully and the expected synergies were greatly surpassed. In addition strong market conditions contributed to a very strong result for Stora Enso in its first year as a unified company.

It is very gratifying that the strong result has also been reflected in a sharp increase in the Stora Enso share price. Our ambition that Stora Enso should be the first choice among investors for an investment in the forest products industry could not have got a better start.

During the year the Board of Directors made some important decisions on the strategic direction of Stora Enso:

o The company will focus on three core business areas in the future; publication papers, fine paper and packaging boards - supported by sawn timber and pulp.

o Capital expenditure should be focused and selective.

o Non-core assets should either be divested or run for cash and then closed.

o Stora Enso will continue to participate in the expected future consolidation of the forest products industry worldwide.

For the future development of Stora Enso it is imperative that the company can attract young people as employees for our activities worldwide.

Thus, we have to ensure that they are not only offered exciting career opportunities but also competitive remuneration.

For around 200 top managers at Stora Enso a remuneration package was introduced in 1999 consisting of a base salary, a short-term cash bonus and a long-term forward looking option scheme. The programme was implemented after careful considerations to conform with best international practices. However, the presentation of the scheme was made in a less thoughtful way which caused misunderstandings and negative sentiments outside the company. We regret this and information on the remuneration policy of the company will be improved.

For the successful first year of operations for the merged company I would, on behalf of the Board, like to express warm gratitude to CEO Jukka Harmala and deputy CEO Bjorn Hagglund for their excellent contributions.

The Board also wishes to extend its thanks to all employees and the management of Stora Enso for their successful efforts to create one unified company despite cultural differences in connection with the cross-border merger.

Finally, I would like to thank my fellow members of the Board of Stora Enso for their great contributions and support during the year.


Helsinki, 10 February 2000

Claes Dahlback


CEO's letter

Stora Enso is, by capacity, the world's second largest forest products company, holding a leading position, in many of its core businesses. More important than the size of the company, however, are our strategic objectives. We intend to focus on publication papers, fine paper and packaging boards strengthened by sawn timber and pulp. We will build a financially strong company by divesting non-core assets, reducing debt and achieving significant synergies. Our objective is to grow profitably. The growth process is continuous and targeted to deals that create true value. We will continue to invest capital in our fixed assets, but at a level not exceeding depreciation.

During the first year the organisation performed well, delivering good earnings quarter by quarter. We suffered no major customer losses. We doubled the amount of synergy benefits estimated for 1999. This despite the fact that initially synergies tend to accumulate somewhat more slowly. We have, of course, been helped by the improving market situation. The efficiency programme continues to run according to plan. During 1999 EUR 30 million of the programme was realised.

Since autumn we have been implementing our redefined strategy. As outlined in the strategy, we have continued to sell non-core assets. In 1999 we released capital in total more than EUR 200 million. In addition in January 2000 a letter of intent was signed to sell the main part of the Group's power assets outside mills for EUR 1,850 million. Approximately half of these proceeds will be used to reduce debt, which will bring the debt/equity ratio clearly below the targeted 1.0 level.

During the year we began the implementation of our vision and values process. This is a continuous process and a way to create a common way of thinking in a global company. Sharing the same values worldwide is of great importance when realising our vision of becoming the world's leading forest product company.

The vision requires innovative management practices. To emphasise and support this we will continue the Excellence 2005 TQM-programme. The key in this process is self-assessment, where business units identify their present situation, strengths and areas of improvement. I am a strong believer in this form of internal thinking and continuous improvement since the results come from ourselves and from the way we behave. In return our objective is to provide proper incentive and development programmes for employees.

Looking ahead we have a firm set of operating priorities on which to build shareholder value. We will remain a customer-focused company, delivering good quality service and enhancing performance by optimising existing assets, achieving synergies and reducing costs. Opportunities for growth will be exploited through acquisitions, by seeking simultaneously financial strength and flexibility.

The future success of the forest products industry is to a great extent dependent on its own behaviour; can the main players make the industry less volatile through more disciplined pricing policies and capital expenditure. The ongoing consolidation forms an excellent platform for such development.

During the first year of Stora Enso as a united entity, we achieved much more than we initially anticipated. I am convinced that we are well on the way towards our vision.

Helsinki, 10 February 2000

Jukka Harmala
CEO

Financial review

Extract of the strategy statement on 20 August 1999
To fulfil its vision, to be the leading forest products company in the world in serving customer needs in an environmentally sustainable way and creating shareholder value, Stora Enso has developed a strategy to achieve this objective.

  Stora Enso's primary task is to secure shareholder value generation and profitability from its ongoing business through synergies, productivity improvement programmes and carefully selected investments. The high technical level of existing and prioritised assets in core businesses must be maintained, while non-core assets will be either divested, if opportunities occur, or run for cash and then closed. With growth in shareholder value as the key criterion, the company will increase its market presence through profitable expansion in selected areas.

  Stora Enso's annual growth in sales must exceed the market growth and match the growth achieved by other major forest products companies. Growth will require continuous improvement in financial results and a positive cash flow. The purpose is to achieve lower unit costs, synergy benefits and thus shareholder value. Growth will be achieved largely through mergers and acquisitions, and financed mainly through cash flow and divestitures.
  Safeguarding future growth and profitability demands a restructuring of assets. The company will accordingly focus on three core product areas: publication papers (magazine paper and newsprint), fine paper and packaging boards.

  The company owns state of the art machines in most of the paper and board grades and there is no immediate need to build new capacity to serve European markets with existing products. The required return on investments, including rebuilds, is over 13%, although some projects such as environmental investments do not necessarily meet this criterion. Stora Enso's capital expenditure should not exceed the level of depreciation. Slightly more than half of the annual capital expenditure will be focused on a few projects to secure cost and quality competitiveness. The rest will be used in investments to keep up capacity.

  The company's growth and globalisation strategy will be implemented gradually and opportunities will be taken as they arise with the following view to different markets and product areas.

  Stora Enso's focus in magazine paper and newsprint is mainly in Europe. However, North America is the largest market for these products and the consolidation process there is expected to accelerate. Through the Port Hawkesbury mill in Canada, Stora Enso already has a presence in North America, providing an opportunity to follow developments closely and possibly also to participate in the consolidation process.

  In fine paper the need for further business consolidation is particularly great, and European restructuring is therefore expected to continue. However, the greatest growth in fine paper consumption will take place in Asia, as the continent benefits from rapid economic and population growth and reasonably priced and fast-growing wood raw material. Stora Enso is already present in Asia through its majority-owned Suzhou Papyrus fine paper mill in China and its minority interest in Advance Agro in Thailand. Stora Enso is studying opportunities for participation in the consolidation process in both Europe and Asia.

  Stora Enso's packaging board business will grow within its existing product portfolio. Consumer packaging boards will remain the key business area. In corrugated boards and boxes the company will continue with its Baltic Rim strategy and increase its presence in Russia. In cartonboard Stora Enso will actively participate in the ongoing consolidation process in Europe, and in kraft paper continue its existing divestment strategy.

  Stora Enso will intensify its R & D aimed at improving paper and board qualities and applied research and leave most of the basic research and technology development to be done by outside forest research institutes and suppliers.

  Stora Enso uses traditional Nordic short and long fibres, short-fibre from rapidly growing and sustainable sub-tropical plantations, and recovered fibres. Modern and efficiently operated pulp and sawn timber businesses will support the company's fibre strategy. The sawn timber business will strengthen Stora Enso's fibre sourcing in mainland Europe, Russia and the Baltic Countries. The task of the pulp business is to serve partner customers and captive users. The company will swich some of the Nordic pulp production for its own use. The aim of the Veracel project is to integrate competitive southern eucalyptus pulps into the company's fibre sourcing. The Veracel project will be further developed. The mill construction project will not be started before the project has been restructured. The Indonesian forestation project is on hold.

Implementation of strategy on its way

Stora Enso has implemented the announced strategy gradually throughout 1999. At the beginning of the year it sold the assets and business operations of Tervakoski Oy in Finland and the Danish Dalum mill. It has also sold its share in Teollisuuden Sahkonmyynti and C shares in Pohjolan Voima (PVO) as well as its participation in a Finnish shipping company Transfennica. The sale of the head office building in Stockholm took place in January 2000. In January 2000 the company signed a letter of intent to sell the main part of its power assets outside the mills. The closing of this deal is expected to take place this spring after approval by the competition authorities. The amount of capital released through these transactions is approximately EUR 2.2 billion. In accordance with earlier announcements the company still has its remaining plan to sell its PVO shares and the Gruvon mill in Sweden.

Market

Western Europe is Stora Enso's principal market but most forest products are global and are in demand in all parts of the world. The table below shows total consumption of paper and board products per market area. Population growth is one of the key elements which will affect future sales and the level of consumption in the various areas. The Gross Domestic Product (GDP) trend has traditionally been one of the leading indicators of the demand trend for paper and board.

  The market will also be influenced by the restructuring process taking place within the customer base, creating global customers. This will increase the need for cost competitiveness and an increased service level.

Consumption of paper and boards

                               West    North   Latin                    Asia
1000 tonnes                  Europe  America  America   Africa (inc. Ocenia)
Newsprint                       9.5     12.8      2.0      0.5            10
SC                              2.8      2.5      0.1      0.1           0.5
Coated magazine paper           5.8      5.3      0.4      0.1           2.6
Coated fine paper               6.5      5.0      0.7      0.2           6.4
Uncoated fine paper             9.1     14.0      2.5      0.8          14.9
Containerboards                18.1     31.3      5.8      1.1          30.7
Cartonboards                    7.6      9.6      1.5      0.4          10.3
World population, millions      729      305      504      749         3,615
Per capita consumption, kg    190.9    326.5     34.5      5.5          26.3

Sources: EMGE, Fact and Price Book 2000, Jaakko Poyry, PPI's Int. and RISI

Stora Enso's deliveries

Stora Enso's home market, Europe, accounts for 83% of sales. The distribution of sales by market is shown in the section "Marketing and sales network," on page 34.

  Demand for forest industry products improved gradually during the year. Fine papers, in particular, reported good growth figures.

  Stora Enso's total deliveries of paper and board products rose by approximately 2%. A large part of the change was attributable to the increased production of magazine paper in Port Hawkesbury and of fine papers in Oulu. Deliveries of market pulp rose by approximately 2%. Shipments of sawn timber were substantially higher as a result of the Holzindustrie Schweighofer acquisition in 1998.

Stora Enso deliveries by product area

                                                                            %
1000 tonnes                     1997          1998         1999        change

Magazine paper                 2,230         2,560        2,756            +8
Newsprint                      3,022         3,086        3,122            +1
Fine paper                     2,524         2,743        2,912            +6
Packaging boards               3,281         3,130        3,196            +2
Specialty papers                 234           239           10
Total paper and board         11,292        11,758       11,995            +2

Sawn timber, 1000 m3           2,520         2,764        4,637           +68
Market pulp, 1000 tonnes       2,127         1,964        2,001            +2
Corrugated board, millions m2    343           339          355            +5


Sales and financial result

Sales rose by 1.4%, to EUR 10,636 million (10,490). Excluding divested operations, the increase was 5.2%. Divested operations were the fine paper unit in Dalum, Denmark and Tervakoski, Finland in 1999 and the Technical Office Papers operations in 1998.

  The impact of foreign exchange movements was limited since most countries in Europe had locked their currencies to the euro.

Sales and operating profit by product area

                                  Sales          Operating profit/loss          Return on operating capital
EUR million             1999       1998      1997      1999       1998      1997      1999       1998        1997

Magazine paper       1,950.4    1,851.8   1,475.8     287.7      276.3      85.9      13.9       14.2         4.6
Newsprint            1,641.8    1,693.7   1,534.1     299.1      302.9     192.0      19.9       19.4        12.2
Fine paper           2,163.2    2,003.8   1,813.5     195.2      191.6     144.0       8.6        8.6         6.5
Packaging boards     2,341.5    2,396.9   2,485.5     187.9      209.3     234.9       8.0        8.8         9.4
Merchants              787.2      830.3     800.4       1.1        2.0       5.4       0.6        1.0         2.6
Timber products      1,140.0      733.9     722.2      40.2       11.1      51.0       9.3        3.3        18.6
Market pulp            957.8      846.6     958.7      94.9        9.7      29.4       8.1        0.8         2.2
Forest               1,630.3    1,645.8   1,616.8     141.1      111.0     111.2      10.2        7.9         8.0
Other              - 2,153.9  - 2,104.7 - 2,081.6    - 32.8     - 32.4    - 13.9

Continuing
operations
total               10,458.3    9,898.1   9,325.4   1,214.4    1,081.5     839.9      10.4        9.4         7.3

Divested units          24.7      399.4     415.8     - 1.6      - 6.4       4.7
Discontinuing
operations,
Energy                 506.0      481.2     530.3     102.7      114.5     123.8       7.3        8.2         8.6
Internal sales,
Energy               - 353.3    - 289.1   - 273.4
Merger costs
and restructuring
provisions                                                     - 447.0
Items affecting
comparability                                         102.6     - 24.0    - 52.0

Total               10,635.7   10,489.6   9,998.1   1,418.1      718.6     916.4      10.8        5.5         7.1


Sales and operating profit

[Bar Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999, left vertical axis indicating amount of sales and operating profits (in millions of euros) and right vertical axis indicating percentages. The bar for each year indicates sales for such year, and a line connecting the bars indicates operating profits as % of sales.]

Return on capital employed (ROCE)

[Bar Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999 and vertical axis indicating percentages. The bar for each year indicates percentage of return on capital employed for such year.]

Target >13% over the cycle.

Profit before tax and minority interest

[Bar Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999, left vertical axis indicating amount of profits (in millions of euros) and right vertical axis indicating percentages. The bar for each year indicates profit before taxes and minority interests for such year. Line connecting the bars indicates profit before tax and minority interests as percentage of sales.]


Net interest expenses for the period were EUR 302 million, 2.8% of sales. This was EUR 49 million less than in the previous year as a result of the drop in interest rates and decline in net-liabilities. Exchange rate gains for the year were EUR 32 million, EUR 30 million losses in year 1998. Dividend income was EUR 4 million.

  Profit before tax and minority interests was EUR 1,151 million, EUR 812 million more than in the previous year. Profit before taxes and minority interests is EUR 329 million higher than the 1998 adjusted profit before tax and minority interests.

  If the income statement for 1999 were prepared excluding discontinuing operations, sales would amount to EUR 10,130 million; less EUR 506 million. Operating profit would amount to EUR 1,267 million and net financial expenses would improve by EUR 56 million to EUR 211 million.


Income statement in brief

EUR million                    1999          1999          1998         1998
                           Group as     excluding      Group as    excluding
                            a whole        Energy       a whole       Energy

Sales                        10,636        10,130        10,490       10,018
Operating expenses          - 8,333       - 7,993       - 8,620      - 8,263
Depreciation
according to plan             - 885         - 870       - 1,151      - 1,146
Operating profit              1,418         1,267           719          609
Net financial items           - 267         - 211         - 379        - 324
Profit before taxes
  and minority interests      1,151         1,056           339          285
Taxes                         - 395         - 368         - 148        - 133
Minority interest               - 4           - 4             0            0
Profit for the period           752           684           191          152
Earnings per share             0.99            --          0.25           --

Synergy benefits during 1999 totalled EUR 113 million which is more than double the estimate for the year and means that we have been able to accelerate the synergy realisation process to reach total synergies of EUR 300 million. Synergies were greatest in magazine paper, fine paper and timber products. The main synergy sources were purchasing and logistics, sales and administration as well as production streamlining.

The table below shows how synergies are expected to affect profit in future years.

Synergies, EBIT impact

EUR million                     1999          2000          2001         2002
Estimate, June 1998               --            72           145          217
Forecast, January 1999            50           170           240          300
Actual                           113

The source of synergy benefits were as follows:
                                                           Actual    Estimated
EUR million                                                  1999         1998

o Streamlining of production                                   26            6
o Purchasing and logistics                                     19           13
o Capital expenditure
    and capacity control                                       51           13
o Sales and administration                                      1            5
o Sharing of best practice                                     16           13
                                                              113           50

Efficiency programme proceeded as planned, and about EUR 30 million was realised during the year.

Key ratios well in line with financial targets
Return on capital employed (ROCE) was 12.3%, the target being 13% over the cycle. The debt/equity ratio was 0.90, the target being below 1.0. Stora Enso has also set itself the objective that the capital expenditure should not exceed the level of depreciation. Capital expenditure amounted to EUR 740 million, 16% below the depreciation figure of EUR 885 million.

Financial targets
                                1996       1997        1998      1999     Target
Return on capital
employed, %                      7.8        8.0         6.2*      12.3     13.0
Debt/equity ratio               1.01       1.05        1.05       0.90     <1.0

* Adjusted return was 10.2%.

Weighted average cost of capital (WACC)

WACC varies over time as a result of changes in market and company-related factors. Market-related factors include interest rates and general perception of risk and its price. Company-related factors include business risk and capital structure. Since every investor has a personal perception of risk and its price, it is essential to remember that there is no single opinion of the right share price or WACC. This is one way of calculating WACC and suitable for evaluating the performance of Stora Enso.

  The cost of equity can be determined by adding 4% risk premium to the long-term risk-free rate that is approximately 5%, giving 9% cost of equity after tax. With a tax rate of around 30% this will give 13% pre-tax cost of equity. The cost of debt can be determined by taking the average of Stora Enso's current loan portfolio, giving us 5.5%.

  It has been estimated that after the sale of power assets, distribution of the proposed dividend and the possible buy-back of 5% of own shares, the debt/equity ratio will be approximately 0.8. This equals 55% weight for equity and minority and 45% weight for interest-bearing net liabilities of total capital employed. Using these weights, the WACC approximatley is 9%. This may be compared to ROCE (return on capital employed). Stora Enso has set the ROCE target at 13%, clearly above the WACC. This reflects the company's target to create value for shareholders.

Capital expenditure and depreciation

[Bar Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999, left vertical axis indicating amount of capital expenditure and depreciation (in millions of euros) and right vertical axis indicating percentages. Two bars, indicated by different colors, appear side by side for each year. One bar indicates capital expenditure and the other indicates depreciation. The bars indicating capital expenditure are connected with a line indicating capital expenditure as percentage of sales. The bars for 1998 exclude EUR 260 million of non-recurring write-downs.]


[Bar Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999, left vertical axis indicating the amount of interest-bearing net liabilities (in millions of euros) and right vertical axis indicating percentages. The bar for each year indicates the amount of Interest-bearing net liabilities for such year. The bars are connected with a line indicating interest-bearing net liabilities as percentage of sales.]

Equity/share

[Bar Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999 and vertical axis indicating amounts (in euros). The bar for each year indicates the equity per share for such year.]


Capital employed

[Bar Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999 and vertical axis indicating amounts (in millions of euros). The bar for each year indicates the amount of capital employed for such year.]


Return on equity (ROE)

[Bar Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999 and vertical axis indicating percentages. The bar for each year indicates percentage of return on equity for such year.]


Equity ratio

[Bar Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999 and vertical axis indicating percentages. The bar for each year indicates equity ratio for such year.]


[Bar Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999 and vertical axis indicating percentages. The bar for each year indicates the debt/equity ratio percentage for such year.]


Capital structure

EUR million           31 Dec. 1999    31 Dec. 1999   31 Dec. 1998   31 Dec. 1997
                          Group as       excluding       Group as      excluding
                           a whole          Energy        a whole         Energy

Fixed assets                11,779          10,319         11,549         10,172
Working capital              1,575           1,561          1,317          1,327
Operating capital           13,354          11,880         12,866         11,499
Tax liabilities            - 1,675         - 1,594        - 1,501        - 1,412
Capital employed            11,679          10,286         11,365         10,087

Shareholders' equity         5,953           5,589          5,266          4,944
Minority interests             202             196            279            273
Interest-bearing net
liabilities                  5,524           4,501          5,820          4,870
Financing                   11,679          10,286         11,365         10,087

Debt/equity ratio             0.90              --           1.05             --

Shareholders' equity amounted to EUR 5,953 million (5,266) corresponding to EUR
  7.84 (6.93) per share.

 Interest-bearing net liabilities totalled EUR 5,524 million (5,820) including pension liabilities of EUR 576 million (570). Net debt was affected during the year by reduced capital expenditure and increased working capital requirements due to higher sales at the end of the year and the appreciation of the Swedish crown against the Euro. At the year-end the Group had unutilised credit facilities amounting to EUR 2,616 million.

  The cash flow from operations during the year under review was EUR 2,027 million, compared with EUR 2,152 million in 1998. Cash flow less investing activities was EUR 1,425 million, up EUR 516 million on the previous year.




Capital employed
          Operating capital         Net tax liabilities     Capital employed
               EUR million        %   EUR million         %   EUR million      %

Finland            4,630.5     34.7         338.7      20.2       4,291.8   36.7
Sweden             4,877.4     36.5         918.8      54.9       3,958.6   33.9
Germany            1,583,3     11.9         377.5      22.5       1,205.8   10.3
Canada               659.1      4.9           4.5       0.3         654.6    5.6
France               336.3      2.5           2.7       0.2         333.6    2.9
Portugal             232.9      1.7          23.3       1.4         209.6    1.8
China                205.3      1.5             0       0.0         205.3    1.8
Austria              168.4      1.3           8.5       0.5         159.9    1.4
Other                660.2      4.9           0.7       0.0         659.5    5.6
Total             13,353.4    100.0       1,674.7     100.0      11,678.7  100.0


Changes in interest-bearing net liabilities

                                                       Translation of  Impact on
                  Group excluding                Group        foreign    balance
EUR million                energy   Energy   cash flow      companies      sheet

Operating profit/loss       1,267      151       1,418                     1,418
Adjustments                   811     - 33         778                       778
Change in working capital    - 87     - 82       - 169           - 49      - 218
Cash flow from operations   1,991       36       2,027            -49      1,978

Capital expenditure         - 717     - 23       - 740                     - 740
Acquisitions                - 113                - 113                     - 113
Sale of fixed assets          179       72         251                       251
Other changes in Fixed assets                                    -512      - 512

Operating cash flow         1,340       85       1,425          - 561        864
Net financing items         - 208     - 56       - 264                     - 264
Taxes paid                  - 269     - 42       - 311             91      - 220
Dividends                   - 269                - 269                     - 269
Other changes in
shareholders' equity            2                    2            183        185

Change in interest-bearing
net liabilities               596     - 13         583          - 287        296


Risks and factors affecting earnings

The overall economic trend in the world and its impact on individual markets is the factor with the greatest impact on all business operations. The components of the general economic trend are not described in detail here; instead, a summary is provided of certain variables that can be quantified and which have a direct effect on Stora Enso's earnings trend.

Price and volume effects

Group profitability is sensitive to changes in sales prices and delivery volumes. Supply and demand affect competition and create fluctuations in both prices and volumes.

  The sensitivity analysis in the accompanying table shows how the operating profit of the larger product areas can be affected by a 5% change in sales prices and volumes. Price changes have the greatest impact on earnings.

Effect of various cost components

Profit is affected by price and volume for the different cost components in the Group. The larger variable cost components relate to transport and sales commissions, amounting to approximately 10% of sales; wood and timber, accounting for 12% of sales; chemicals and filler, accounting for about 10% and energy for around 7%.

  Among fixed-cost components, personnel costs account for about 17% of sales. Depreciation amounts to about 8%. A 3% increase in payroll costs would increase the Group's total costs by about EUR 50 million.

Currency effects

A large percentage of the Group's products are sold in markets other than those in which they are produced, resulting in a currency risk. The distribution of sales and operating costs, by currency, is shown in the table below.

Sensitivity analysis, EBIT impact
                                           Change +/- 5%
EUR million                          Price        Volume

Magazine paper                         100            50
Newsprint                               80            40
Fine paper                             120            50
Packaging boards                       130            60
Sawn timber                             60            10

Currency effects
                              Sales              Operating costs
EUR million           Amount             %        Amount             %


EUR                    5,800            55         2,800            58
SEK                      900             8           900            19
GBP                    1,300            12           100             2
USD                    1,700            16           700            14
CAD                      100             1           200             4
Other                    800             8           100             3

Transaction risk is the risk that Stora Enso's profit could be affected as a result of foreign exchange movements. Stora Enso hedges up to six months of its currency flows outside the Euro area, with the exceptions of the British pound and the U.S. dollar. These exceptions constitute a substantial exposure for the Group and may accordingly be hedged for a period covering up to 12 months of flows. The table below shows the hedges in effect at year-end 1999 and how they apply over time.

Currency hedges as of 31 December 1999

                                Amount hedged
                                 Less than
Currency               Total      6 months      6-12 months

EUR                      9.8           9.8              0.0
SEK                      1.2           1.0              0.2
GBP                    453.4         317.4            136.0
USD                    519.8         293.8            226.0
CAD                      3.7           2.1              1.6
AUD                      9.3           7.7              1.6
CHF                      3.8           1.9              1.9
DKK                      4.8           4.4              0.4
JPY                     15.6           8.2              7.4
NOK                      4.8           4.8              0.0
Total                1,026.2         651.1            375.1

Breakdown of operating capital

                        Operating                            Net interest-
                         capital                             bearing liabilities

EUR million      1999               1998                 1999               1998

EUR           7,327.6            7,387.2              1,896.5            2,757.2
SEK           4,877.4            4,259.6              2,660.7            2,358.6
USD/CAD         689.6              545.0                810.2              687.6
CNY             205.3              159.7                  0.0                0.0
GBP              98.4              119.5                 14.1             - 42.0
Other           155.2              395.6                142.1               21.2
Total        13,353.4           12,866.5              5,523.6            5,782.6

Translation risk is the risk that the value of Stora Enso's net assets (shareholders' equity) will change as a result of changes in foreign exchange rates.

  To minimise this risk, borrowing in each Group subsidiary is conducted, whenever possible, in the pertinent local currency. Net assets are not hedged since the greater part of these is within the euro area.

Euro - a new currency

The Group's accounting and reporting have been denominated in euros since 1 January 1999. Among Stora Enso's customers, the euro is being used as a trading currency mainly by large multinational companies.

  The cost of the changeover to the euro has been limited.

Other risks

Fire, accident, plant failure, transport problems, etc. can lead to disruptions and losses. Routines to identify risks and measures to minimise or avoid them have been drawn up within the risk-management area.

  Most of the Group's operating capital consists of fixed assets. Future technological development can affect the future value of such plants. Trends which affect the consumption of paper and board are also of major importance. The Group has substantial research and development resources with which to monitor and study such trends.

  The Group's customer credits are self-financed and, consequently, non-payments result in losses. To minimise this risk, credit controls are applied and customers' financial positions are monitored on an ongoing basis. Internal credit ratings are drawn up for all customers.

  The ability of suppliers to fulfil their quality, environmental compatibility and delivery time commitments is of major importance to the efficiency of the Group's production and its investments. To ensure compliance with these requirements, checks and evaluations of suppliers, their products, transportation methods and other services are conducted on an ongoing basis.

  IT systems are crucial to most of the Group's routines and processes. Major security programmes are conducted on a continuous basis throughout the Group in order to assure optimal IT support. Advanced technology and methods are used to adapt to the latest developments within the IT area. The roll-out of a new order-handling system, one of whose objectives is to simplify sales management, is currently under way. Projects designed to further adapt Stora Enso's routines to electronic trading have been initiated.

  The Group project involving adaptation to the new millennium was successful. No problems arose at the turn of the year. Certain plans remain in effect to correctany delayed consequences of the changeover.

  Information technology can also affect the trend in sales of Group products. For example, electronic trading via the Internet can involve changes in the consumption of certain types of paper. The new technology is being monitored by project groups established specifically for such matters.

Financing and financing costs

To minimise the risk of refinancing the loan portfolio and to be able to raise new loans at reasonable interest rates, Stora Enso has contractual credit commitments. These credits cover planned requirements as well as borrowing via all outstanding commercial paper.

  The average term of outstanding loans and credit commitments should be at least three to five years. The Group's objective is to extend these terms to between seven and ten years. Another objective is to diversify the sources of borrowing and to use the debt capital market to a greater extent for financing. At the present time the average term of loans in Stora Enso's portfolio is approximately four years.

  To reduce the risk that reduced the return on capital employed cannot be offset by reduced interest expense to finance the capital, the Group strives to have short fixed-interest-rate periods. Interest rate trends tend to follow the economic cycle. The objective is to have between 60% and 80% of the loan portfolio with fixed-interest-rate periods shorter than one year. At present, 29% of Stora Enso's loan portfolio has short fixed-interest-rate periods.

  Credit-rating institutions issue ratings that support and facilitate evaluation of the company by external lenders. On 4 February 1999 Moody's Investors Services awarded Stora Enso a rating of Baa1 for long-term borrowing, and P-2 for short-term borrowing. On 4 March 1999, Standard & Poor's rated Stora Enso BBB+ for long-term borrowing and A-2/K-2 for short-term borrowing by the Group's internal finance company. The outlook for the continuation of the ratings from both credit institutions was judged to be stable.

Capital expenditure

The Group's objective to keep capital expenditure below the level of depreciation, was met during the year. Capital expenditure amounted to EUR 740 million (depreciation 885). The distribution of investments by product area in recent years is shown in the table below.

  The largest individual investments - and growth projects - in recent years have involved new paper machines in Oulu, Finland, and Port Hawkesbury, Canada, and a new board machine in Skoghall, Sweden. The greater part pertain to projects designed to increase productivity and improve quality. The major capital expenditure projects are explained in the divisional descriptions.

Capital expenditure by product area

EUR million                           1997          1998          1999

Magazine paper                         323           220           102
Newsprint                               98           104            72
Fine paper                             282           130           113
Packaging boards                       215           212           233
Merchants                               10            12             7
Timber products                         20            34            51
Market pulp                            108            96           103
Forest                                  21            22            14
Energy                                  20            19            11
Other                                   37            47            34

Total                                1,134           896           740
Depreciation according to plan         816          891*           885

* Excluding EUR 260 million non-recurring write-downs.


Key Figures 1995-1999

EUR million                                         1999          1998         1997          1996         1995

Sales                                             10,636        10,490        9,998         9,510        10,583
  Change on previous year                %           1.4           4.9          5.1        - 10.1          10.8
  Exports and foreign operations         %          93.1          93.3         92.8          92.4          92.6

Wages, salaries and statutory
  employer's contributions                         1,754         1,805        1,737         1,688         1,660
  as % of sales                          %          16.5          17.2         17.4          17.8          15.7
Depreciation and value adjustments                   885         1,151          830           767           721
Operating profit                                   1,418           719          916           843         1,796
  as % of sales                          %          13.3           6.9          9.2           8.9          17.0
Operating profit before
  non-recurring items                              1,315         1,190          968           847         1,765
  as % of sales                          %          12.4          11.3          9.7           8.9          16.7
Financial income and expenses                        267           379          280           280           395
  as % of sales                          %           2.5           3.6          2.8           2.9           3.7
Exchange rate differences                             32          - 30           23           - 2          - 20

Profit after financial items                       1,151           339          636           563         1,401
  as % of sales                          %          10.8           3.2          6.4           5.9          13.2

Taxes                                                394           148          206           183           361
Profit for the period                                752           191          409           369         1,007
Distribution of dividend *                           304           268          254           231           176

Capital expenditure                                  740           896        1,134         1,364           894
  as % of sales                          %           7.0           8.5         11.3          14.3           8.4
R&D expenditure                                       84            80           79            72            68
  as % of sales                          %           0.8           0.8           0.8          0.8           0.6

Fixed assets                                      11,901        11,695       11,864        11,034        10,634
Current assets                                     4,133         3,718        3,690         3,535         4,030
Assets total                                      16,034        15,413       15,554        14,569        14,664

Shareholders' equity                               5,953         5,226        5,513         5,285         5,058
Minority interests                                   202           279          272           196           190

EUR million                                         1999          1998         1997          1996         1995

Interest-bearing liabilities         6,345         6,557         6,565        6,166         6,266
Operating liabilities                              1,781         1,799        1,691         1,538         1,644
Tax liabilities                                    1,753         1,523        1,512         1,384         1,506
Equity and liabilities total        16,034        15,413        15,554       14,569        14,664

Capital employed at year-end        11,679        11,365        11,875       11,015        10,667
Operating capital at year-end       13,353        12,866        13,375       12,384        12,156
Interest-bearing net liabilities     5,524         5,820         6,090        5,534         5,419

Return on capital employed (ROCE)        %          12.3           6.2          8.0           7.8          17.2
Return on capital employed (ROCE)
before non-recurring items               %          11.4          10.2           8.5          7.8          16.9
Return on equity (ROE)                   %          12.9         **3.4          7.6           7.1          22.1
Equity ratio                             %          38.4          36.0         37.2          37.6          35.8
Debt/equity ratio                                   0.90          1.05         1.05          1.01          1.03

Average number of employees         40,226        40,987        40,301       41,810        44,917

*Year 1999 dividend is the Board of Directors' proposal to the Annual General Meeting
Year 1997, 1996 and 1995 figures are total sums of Enso Oyj's and Stora
Kopparbergs Bergslags AB's dividends ** 1998 adjusted 10.6

Sales by product area, per quarter
Sales 1998, EUR million                            I /98        II/ 98      III/ 98        IV/ 98          1998

Magazine paper                                     420.8         448.1        474.4         508.5       1,851.8
Newsprint                                          409.7         411.4        439.0         433.6       1,693.7
Fine paper                                         549.0         494.7        478.3         481.8       2,003.8
Packaging boards                                   638.3         642.8        576.6         539.2       2,396.9
Merchants                                          227.3         208.5        190.6         203.9         830.3
Timber products                                    167.3         183.7        169.6         213.3         733.9
Market pulp                                        238.3         230.6        202.2         175.5         846.6
Forest                                             443.2         414.7        386.9         401.0       1,645.8
Other                                            - 568.1       - 530.2      - 518.2       - 488.2     - 2,104.7
Continuing operations total                      2,525.8       2,504.3      2,399.4       2,468.6       9,898.1

Divested units                                     107.4         100.1         94.7          97.2         399.4
Discontinuing operations, Energy                   145.5         113.6        106.1         116.0         481.2
Internal sales, Energy                            - 85.5        - 69.7       - 62.4        - 71.5       - 289.1
Total                                            2,693.2       2,648.3      2,537.8       2,610.3      10,489.6

Magazine paper                                     436.5         482.0        493.6         538.3       1,950.4
Newsprint                                          410.6         389.1        410.5         431.6       1,641.8
Fine paper                                         525.8         518.5        522.5         596.4       2,163.2
Packaging boards                                   564.8         595.4        576.9         604.4       2,341.5
Merchants                                          205.7         192.8        181.7         207.0         787.2
Timber products                                    247.8         306.3        294.6         291.3       1,140.0
Market pulp                                        208.3         223.8        253.2         272.5         957.8
Forest                                             423.1         407.3        372.7         427.2       1,630.3
Other                                            - 482.5       - 448.3      - 503.6       - 719.5     - 2,153.9

Continuing operations total                      2,540.1       2,666.9      2,602.1       2,649.2      10,458.3
Divested units                                      24.7                                                   24.7
Discontinuing operations, Energy                   150.5         117.9        100.9         136.7         506.0
Internal sales, Energy                           - 100.6        - 79.3       - 78.7        - 94.7       - 353.3
Total                                            2,614.7       2,705.5      2,624.3       2,691.2      10,635.7


Operating profit by product area, per quarter
Operating profit 1998, EUR million                 I/ 98        II/ 98      III/ 98        IV/ 98         1998

Magazine paper                                      63.9          51.2         80.7          80.5         276.3
Newsprint                                           63.6          67.2         97.0          75.1         302.9
Fine paper                                          70.5          52.1         38.5          30.5         191.6
Packaging boards                                    74.5          61.7         65.0           8.1         209.3
Merchants                                            3.3         - 0.7          0.0          -0.6           2.0
Timber products                                    - 2.2           2.5          5.4           5.4          11.1
Market pulp                                          8.8          14.2          7.4        - 20.7           9.7
Forest                                              28.8          27.4         23.6          31.2         111.0
Other                                             - 10.7         - 3.8        - 7.8        - 10.1        - 32.4
Continuing operations total                        300.5         271.8        309.8         199.4       1,081.5
Divested units                                       3.9           0.2        - 7.2         - 3.3         - 6.4
Discontinuing operations, Energy                    37.4          26.5         19.9          30.7         114.5
Merger costs and restructuring provisions                                                 - 447.0       - 447.0
Items affecting comparability                                     17.4                     - 41.4        - 24.0
Total                                              341.8         315.9        322.5       - 261.6         718.6

Operating profit 1999, EUR million                 I/ 99        II/ 99      III/ 99        IV/ 99          1999

Magazine paper                                      59.3          73.4         78.7          76.3         287.7
Newsprint                                           73.6          62.0         86.6          76.9         299.1
Fine paper                                          41.6          40.9         44.0          68.7         195.2
Packaging boards                                    46.8          42.4         54.7          44.0         187.9
Merchants                                            0.5         - 0.9          0.5           1.0           1.1
Timber products                                      5.0          14.5         10.4          10.3          40.2
Market pulp                                        - 4.1          12.5         36.8          49.7          94.9
Forest                                              25.8          35.9         33.6          45.8         141.1
Other                                              - 6.0         - 3.4       - 22.1         - 1.3        - 32.8
Continuing operations total                        242.5         277.3        323.2         371.4       1,214.4
Divested units                                     - 1.6                                                  - 1.6
Discontinuing operations, Energy                    40.0          22.1         12.3          28.3         102.7
Merger costs and restructuring provisions
Items affecting comparability                       24.5           0.0          0.0          78.1         102.6
Total                                              305.4         299.4        335.5         477.8        1418.1

Deliveries by product area, per quarter
Deliveries 1998, 1000 tn                           I/ 98        II/ 98      III/ 98        IV/ 98          1998

Magazine paper                                       579           615          659           708         2,560
Newsprint                                            755           743          802           786         3,086
Fine paper                                           701           684          647           710         2,743
Packaging boards                                     808           824          755           743         3,130
Specialty papers                                      60            59           60            61           239
Total                                              2,902         2,925        2,923         3,008        11,758
Timber products, 1000 m3                             622           688          580           874         2,764
Market pulp, 1000 tonnes                             517           480          495           472         1,964
Corrugated board, mill. m2                            86            90           81            82           339

Deliveries 1999, 1000 tn                           I/ 99        II/ 99      III/ 99        IV/ 99          1999

Magazine paper                                       616           674          702           765         2,756
Newsprint                                            779           744          787           812         3,122
Fine paper                                           740           719          693           760         2,912
Packaging boards                                     782           824          804           787         3,196
Specialty papers                                      10                                                     10
Total                                              2,927         2,961        2,985         3,123        11,995
Timber products, 1000 m3                           1,035         1,240        1,131         1,231         4,637
Market pulp, 1000 tonnes                             531           487          505           479         2,001
Corrugated board, mill. m2                            87            80           87           102           355

Magazine paper

Stora Enso's strategy is to focus on present paper grades and to develop the value-added products on its main markets in Europe and North America. The key strategic approach is to be the preferred supplier for customers by offering best product quality and optimum service. The objective is to enhance cost competitiveness and to further optimise the asset structure. Growth opportunities are seen mainly in Europe and North America.

Key factors in 1999

o A single well performing new organisation was established

o Productivity and quality improved at Port Hawkesbury

o Rebuilds in Maxau and Kabel strengthened competitiveness

Market

Due to advantageous general economic conditions in Western Europe and North America, demand for printed advertising and thus for magazine paper grades was quite good in the period under review. The SC paper market developed very favourably throughout the year. Demand increased by 5% in Europe and North America. Whereas prices remained stable in Europe, a slight drop was experienced in North America. Demand for LWC was weak in the first half of year but recovered after the summer and was particularly strong in the fourth quarter. Market growth amounted to 2% in Europe and was unchanged in North America compared to the previous year. Prices declined 4% and 7% respectively. LWC sector suffered somewhat from the narrow price difference between LWC, SC and fine paper.

  In 1999 some 400,000 tonnes of new uncoated/coated capacity came on stream, mainly through the upgrading of production.

Performance and synergies

Sales rose by 5% to EUR 1,950.4 million, due to higher deliveries especially from Port Hawkesbury. Operating profit was EUR 287.7 million, 4% higher than in the previous year. Return on operating capital (ROOC) was 13.9%.

  Port Hawkesbury's SC paper machine produced SC A quality for the North American market. In August there was a rebuild of supercalenders and the TMP line which further stabilised and improved the product quality.

The cost structure remained almost unchanged from the previous year. The increase in the price of pulp affected operating profit by 5% including currency effects but was partly compensated by cost reductions in other areas.

  Synergies exceeded expectations and amounted to EUR 19 million. Magazine paper synergies accounted for 17% of total synergies and consisted mainly of economies of scale in purchasing and applying best practises at the mills.

Deliveries

Coated magazine paper deliveries amounted to 1,540,000 tonnes, up 3% on the previous year. Uncoated magazine paper deliveries were 1,116,000 tonnes, up 15%. The European mills operated at 94% of capacity.

New projects and structural changes

Capital expenditure totalled EUR 102 million. During 1999 major items included rebuilds at Maxau's paper machine no. 8 (EUR 34 million) and Kabel's paper machine no. 5 (EUR 15 million) in order to improve productivity and quality.

Outlook for 2000

The market environment is expected to remain healthy due to the current good economic climate. Consequently, demand will remain high and prices are expected to stay more or less stable at fourth quarter 1999 levels. New capacities in the SC and LWC segments are not expected to have a significant impact on the market balance in 2000.

Magazine paper - facts and figures

Key figures                                         1998          1999
Sales, EUR million                               1,851.8       1,950.4
Operating profit, EUR million                      276.3         287.7
Operating profit, %                                 14.9          14.8
Operating capital, EUR million                   2,025.2       2,125.5
Return on operating capital, %                      14.2          13.9
Capital expenditure, EUR million                   219.9         102.2
Average number of employees                        4,887         4,745

                                       Deliveries             Capacity

1 000 tonnes                          1998          1999          2000
SC, MF                                 919         1,116         1,320
LWC, MWC, HWC, MFC                   1,594         1,593         1,805
Wallpaper base                          47            48            50
Total                                2,560         2,756         3,175

Magazine paper price trend in Germany

[Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999 and vertical axis indicating amounts (in German marks). Two lines, indicated by different colors, appear on the graph. One line indicates trend for LWC Offset 60g and the other indicates trend for SC roto 60g.]

Source: PPI


World's largest magazine paper producers, coated

[Bar Graph appears containing coated paper production capacity information (in tonnes) for the following companies: UPM-Kymmene, Stora Enso, Consolidated Papers, Burgo, Champion International, Oji Paper, Myllykoski, Haindl, Norske Skog andAbitibi Consolidated.]

Source: Jaakko Poyry


World's largest magazine paper producers, uncoated

[Bar Graph appears containing uncoated paper production capacity information (in tonnes) for the following companies: Stora Enso, UPM-Kymmene, Abitibi Consolidated, Myllykoski, Norske Skog, Haindl Paper, Consolidated Papers, Oji Paper, Burgo and Champion International.]

Source: Jaakko Poyry


Share of Group's sales

[Pie Chart appears indicating that share of Group's sales is 17%.]


Share of Group's
operating profit

[Pie Chart appears indicating that share of Group's operating profit is 21%.]


Sales by market

[Pie Chart appears containing the following information:

Northern Europe               16%
Continental Europe            65%
North America                 14%
Others                         5%]


Newsprint

Stora Enso's strategy is to optimise the utilisation of natural characteristics of the fibre raw materials - to use virgin fibre for products where this creates more value through its special properties and recovered fibre for standard newsprint. The market trend is towards more customised, various types of newsprint speciality grades. Growth opportunities are seen in Europe and North America.

Key factors in 1999

o Improved productivity offset the slight decline in prices
o An increase was seen in speciality grade volumes

Market

The European newsprint market in 1999 was characterised by good demand and fairly stable prices. Demand in Europe rose by approximately 4%. Prices dropped slightly at the beginning of year but remained stable thereafter. Canadian exports to Europe amounted to 750,000 tonnes, 24% above the 1998 level.

  The North American market was more volatile. Over-supply caused prices to weaken gradually until summer after which the market began to strengthen. Demand grew by 2% thanks to the increased volume of advertising.

  In Asia consumption growth was particularly strong in countries which had been the most severely hit by the 1997-1998 recession. In consequence exports from Asia decreased and imports increased towards the end of the year.

  Capacity increased only marginally during the year. In Europe two newsprint machines were started up and at the same time capacity was upgraded into more value-added products.

Performance and synergies

Sales fell by 3% to EUR 1,641.8 million due to small price decreases at the beginning of the year. Operating profit was EUR 299.1 million, being on the same level as in 1998. Improved productivity compensated the decline in prices. The return on operating capital (ROOC) was 19.9%.

  The cost structure remained unchanged from the previous year except for recycled paper, the average market price of which rose by over 20% compared to 1998. The deregulation of the electricity market reduced prices in continental Europe, particularly in Germany.

  Synergies accrued as planned and amounted to EUR 10 million after the first year. Newsprint synergies accounted for 9% of total synergies and consisted mainly of switching production between mills. Synergies are being realised according to plan.

Deliveries

As a result of healthy demand in Europe newsprint deliveries were approximately the same as in the previous year, amounting to 3,122,000 tonnes. Mills operated at 95% of capacity.

New projects and structural changes

Capital expenditure totalled EUR 72 million. Major projects included a new soft calander at the Varkaus paper machine no. 2 which improved directory paper quality. Investments in Hylte and Kvarnsveden (EUR 10 million) will start to rationalise the logistic chain later this year. During 1999 major projects decided included the Anjala mechanical pulp bleaching project (EUR 8 million), the de-bottlenecking of the Anjala paper machine no. 1 and Langerbrugge paper machine no. 3 (altogether EUR 15 million) which will enhance production by almost 30,000 t/a. In addition, a decision was taken to improve wastewater treatment at Hylte mill (EUR 28 million).

Outlook for 2000

The good demand/supply balance in Europe is expected to continue. Some new newsprint capacity will come on stream but at the same time switches to more value-added grades will take place. In consequence newsprint capacity in Europe is expected to rise by approximately 1%. Driven by economic growth and the growth of advertising, newsprint consumption is expected to increase by some 2%.

  Growing local consumption in Asia will increase domestic deliveries and offer export possibilities for other producers. Additionally, in North America machine closures will improve the demand/supply balance.

Newsprint - facts and figures

Key figures                                         1998          1999

Sales, EUR million                               1,693.7       1,641.8
Operating profit, EUR million                      302.9         299.1
Operating profit, %                                 17.9          18.2
Operating capital, EUR million                   1,547.2       1,454.8
Return on operating capital, %                      19.4          19.9
Capital expenditure, EUR million                   103.8          72.3
Average number of employees                        5,651         5,564

                                            Deliveries        Capacity

1 000 tonnes                          1998          1999          2000

Newsprint                            3,086         3,122         3,295

Newsprint price trend in Germany

[Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999 and vertical axis indicating amounts (in German marks). The line on the graph indicates price trend for Newsprint 45g.]

Source: PPI


World's largest newsprint producers

[Bar Graph appears containing production capacity information (in tonnes) for newsprint for the following companies: Abitibi Consolidated, Stora Enso, Bowater, Donohue, Norske Skog, Fletcher Challenge, UPM-Kymmene, Nippon Paper Industries, Haindl Paper and Oji Paper.]

Source: Jaakko Poyry


[Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999 and vertical axis indicating amounts (in German marks per ton). The line on the graph indicates waste paper price trend.]

Source: CEPI


Share of Group's sales

[Pie Chart appears indicating that share of Group's sales is 14%.]


Share of Group's
operating profit

[Pie Chart appears indicating that share of Group's operating is 22%.]

Sales by market

[Pie Chart appears containing the following information:

Northern Europe               37%
Continental Europe            51%
North America                  5%
Others                         7%]


Fine paper

Stora Enso's strategy is the profitable manufacture of fine paper for the graphic industry and for office product distribution chains, using environmentally accepted primary fibre as a raw material. Growth opportunities are seen in Europe and in Asia, where Stora Enso is already present in China and Thailand.

Key factors in 1999

o Developed into strategic fine paper partner
o Growing consumption in Asia
o Strong demand for coated fine paper

Market

The overall market for fine paper was difficult. During the first quarter both demand and prices were weak. In April demand began to pick up, improving clearly towards the end of the year with coated fine paper performing better than uncoated. Prices, however, remained low despite two increases during the autumn. In Europe, fine paper demand was up by about 6%, in North America by about 3% and in Asia by 7%. At the year-end, average prices were 8% higher than at the beginning of the year. Despite the strengthening in demand, prices rose more slowly in Europe than in Asia and the USA. The positive economic development in Asia has increased demand, stimulating paper imports and reducing exports to Europe. In 1999 imports of fine paper, mainly office papers, from Asia to Europe totalled 250,000 tonnes.

  The year saw the start up of 7 new fine paper machines in Asia. In 2000, one new machine is scheduled to start up in Europe.

Performance and synergies

Sales remained at the previous year's level, totalling EUR 2,163.2 million. Sales were affected by the disposal of Dalum and Tervakoski assets (EUR 157 million). Operating profit was EUR 195.2 million, 2% higher than in the previous year due to low prices. Return on operating capital (ROOC) was 8.6%.

  The cost structure remained unchanged from the previous year.

  Synergies accrued as planned and amounted to EUR 30 million. Fine paper synergies accounted for 27% of total synergies and consisted mainly of production streamlining, purchasing and logistics. Synergies are expected to accelerate provided the favourable market situation continues.

Deliveries

Good demand led to a 6% growth in fine paper deliveries which totalled 2,912,000 tonnes. In accordance with a marketing agreement, Stora Enso sold 110,000 tonnes of paper from Advance Agro pcl. of Thailand. Mills operated at 95% of capacity.

New projects and structural changes

Capital expenditure totalled EUR 113 million. Major items included rebuilds of Veitsiluoto paper machine no. 2 (EUR 20 million) and Grycksbo paper machine no. 10 (EUR 24 million) designed to improve quality and increase efficiency.

  During the first quarter of 1999 the Dalum mill in Denmark and the Finnish Tervakoski Oy paper mill were sold resulting in a total capital gain of EUR 25 million.

  For more than a year the Chinese Suzhou Papyrus Paper Co. Ltd has been part of the Group. Due to the intensified transfer of expertise and knowhow production capacity has risen to 120,000 tonnes. The performance of Advance Agro in Thailand is gradually improving as a result of the good economic development in Asia.

Outlook for 2000

In January-February 2000 prices rose by 5-8%. The good performance of fine paper industry is anticipated to continue.

Fine paper - facts and figures

Key figures                                         1998          1999

Sales, EUR million                               2,003.8       2,163.2
Operating profit, EUR million                      191.6         195.2
Operating profit, %                                  9.6           9.0
Operating capital, EUR million                   2,260.0       2,301.0
Return on operating capital, %                       8.6           8.6
Capital expenditure, EUR million                   127.0         112.9
Average number of employees                        7,310         7,565

                                            Deliveries        Capacity

1,000 tonnes                          1998          1999          2000
Graphic (coated) papers              1,493         1,560         1,815
Office (uncoated) papers             1,250         1,352         1,400
Total                                2,743         2,912         3,215

Fine paper price trend in Germany

[GRAPHIC OMITTED]

World's largest fine paper producers, coated

[Bar Graph appears containing fine paper production capacity information (in tonnes) for coated paper for the following companies: Sappi, Stora Enso, Asian Pulp & Paper, Oji Paper, Metsaliitto, Lecta Europe, UPM-Kymmene, Consolidated Papers and Burgo.]


World's largest fine paper producers, uncoated

[Bar Graph appears containing fine paper production capacity information (in tonnes) for uncoated paper for the following companies: International Paper, Georgia-Pacific, Champion International, Stora Enso, Nippon Paper Industries, UPM-Kymmene, Boise Cascade, Willamette Industries and Weyerhaeuser.]


Share of Group's sales

[Pie Chart appears indicating that share of Group's sales is 19%.]


Share of Group's
operating profit

[Pie Chart appears indicating that share of Group's operating is 14%.]


Sales by market

[Pie Chart appears containing the following information:

Northern Europe               27%
Continental Europe            53%
North America                  4%
Others                        16%]


Packaging boards

Stora Enso's strategy is to reach a high market share (over 30%) in selected markets and product segments. Our objective is to reduce the real price for customers through source reduction and improved productivity. Environmentally sound processes are a key element in this. Growth will take place mainly within the existing product portfolio.

Key factors in 1999

o Improved demand and prices
o Growth in Asian consumption
o Introduction of a new customer-oriented organisation

Market

The packaging board market was again difficult since it continued to suffer from the economic problems in Asia and Russia. Demand for and prices of liquid packaging board remained stable but demand for folding boxboard (FBB), whiteline chipboard (WLC) and cupstock was weak as were prices. However, the market began to pick up towards the year end and price increases were implemented after the summer.

  Demand for corrugated board in Finland and Sweden was good and markets in the Baltic countries and Russia stabilised. Demand for containerboards was very strong from summer on and prices were raised. Kraftpaper and coreboard prices bottomed out and demand was better than during the first half of the year. Demand and prices for laminating papers remained stable.

Performance and synergies

Weak demand and low prices caused sales to fall by 2% to EUR 2,341.5 million. Operating profit was EUR 187.9 million, 10% down on the previous year. Return on operating capital (ROOC) was 8.0%.

  The strengthening of Swedish crown somewhat weakened the competitiveness of the Swedish mills. Synergies amounted to EUR 11 million, 10% of total synergies and were as planned. The improving market will accelerate synergies in the coming years.

Deliveries

Board and paper deliveries amounted to 3,196,000 tonnes. Corrugated board deliveries totalled 355 million m2. The board mills operated at 89% of capacity.

New projects and structural changes

  Capital expenditure totalled EUR 233 million. During the year two major rebuilds were completed: the Fors board machine no. 3 and the Imatra board machine no. 1. The Gruvon investment in a new recovery boiler proceeded as planned. In accordance with the Gruvon development plan investments in a new evaporation plant and the increase of delignification in the pulp mill were started.

  On 26 May the Board of Directors approved the construction of a new fibre line at the Imatra mill to secure the quality of integrated pulp and board production. The new line will replace the old fibre line no. 1 built during the 1950s which no longer meets current environmental norms. The investment totals EUR 365 million.

  During the year two other major projects were started: the rebuild of the board machine no. 4 at Imatra and of the new boiler for the Corenso Varkaus boardmill. The Varkaus investment will significantly improve the economy of liquid carton recycling.

  In order to increase vertical integration, 72.3% of the Mandriladora Tolosana S.A core mill in Spain was purchased. In addition, two corrugated board packaging plants were started up, one in Poland and one in Lithuania. In October, the pulp line at Baienfurt mill in Germany was shut down. At the year end Stora Enso Packaging (previously Pakenso) sold its moulded pulp packaging unit in Varkaus in order to concentrate on corrugated board. According to a decision taken in January Stora Enso will close down board production (45,000 tonnes) at its Molndal mill in Sweden.

Outlook for 2000

The outlook for the packaging board market is improving thanks to the positive economic situation. Demand and prices are likely to strengthen in most board grades.

Packaging boards - facts and figures

Key figures                                         1998          1999

Sales, EUR million                               2,396.9       2,341.5
Operating profit, EUR million                      209.3         187.9
Operating profit, %                                  8.7           8.0
Operating capital, EUR million                   2,272.7       2,438.9
Return on operating capital, %                       8.8           8.0
Capital expenditure, EUR million                   211.7         232.7
Average number of employees                       10,189        10,114

                                            Deliveries        Capacity

1 000 tonnes                          1998          1999          2000

Packaging boards and papers          3,130         3,196         3,585
Packaging boards price trend in Germany

[GRAPHIC OMITTED]

World's largest consumer packaging board producers

[Bar Graph appears containing production capacity information (in tonnes) for packaging board for the following companies: International Paper, Stora Enso, Riverwood International, Mayer-Melnhof, Westwaco, Reno De Medici, Asian Pulp & Paper, Mead, Cascade and Temple-Inland.]

Source: Jaakko Poyry


Share of Group's sales

[Pie Chart appears indicating that share of Group's sales is 21%.]

Share of Group's operating profit

[Pie Chart appears indicating that share of Group's operating is 14%.]

Sales by market

[Pie Chart appears containing the following information:

Northern Europe               33%
Continental Europe            46%
North America                  1%
Others                        20%]


Timber products

The strategy of Stora Enso's sawn timber business is to profitably support the Group's fibre strategy and serve customers in selected construction and interior decoration market segments worldwide. The focus is on economies of scale and mill-wise specialisation. Growth opportunities are seen mainly in product specialisation and a higher service level to suit chosen market segments. Geographically, growth opportunities are in the operating area of Stora Enso's core divisions and wood procurement.

Key factors in 1999

o Improved world market in the construction industry
o Successful sawmill start-ups and effective capacity utilisation
o Decision to modernise three sawmills in Sweden in 2000-2002

Market

The market was mixed. In Europe demand was relatively good. In the US and Japan the sawn timber markets were strong throughout the year. Demand for whitewood and Central European Timber in particular benefited from an active construction market. Most redwood markets continued to suffer from over-supply and prices were weak.

  Due to improving overseas markets, whitewood prices were 13% and Central European Timber prices 9% higher than in 1998. Redwood prices were 5% lower. Redwood prices are expected to recover only slowly.

Performance and synergies

Sales rose by 55% to EUR 1,140.0 million due to strong deliveries and the acquisition of Holzindustrie Schweighofer. Operating profit was EUR 40.2 million, significantly higher than in the previous year. The return on operating capital (ROOC) was 9.3%. The result was adversely affected by the weak redwood market and lower profitability at the Swedish sawmills. Costs rose as a result of higher wood prices in Finland and Sweden.

  Synergy accrual was better than planned, amounting to EUR 23 million after the first year. Timber synergies accounted for 20% of total synergies and consisted mainly of streamlining and more efficient utilisation of production capacity, savings in sales channel costs and improved logistics.

Deliveries

Sawn timber deliveries amounted to 4,637,000 m3, up 68% on the previous year. Growth was mainly attributable to Holzindustrie Schweighofer's capacity.

New projects and structural changes

Capital expenditure totalled EUR 51 million. Major items included the second phase of the Tolkkinen sawmill modernisation project (EUR 4 million) and the finalising of a green-field sawmill investment at Plana in the Czech Republic (EUR 27 million). In October a decision was taken to modernise the Ala, Kopparfors and Gruvon sawmills in Sweden (EUR 49 million) in order to improve productivity and profitability. Modernisation of the Kopparfors and Gruvon mills is scheduled to take place by the middle of 2001 and of the Ala mill by the end of 2002.

Outlook for 2000

The favourable economic growth is expected to lead to a worldwide increase in construction and repair and remodelling activities. This will further strengthen the outlook for the whitewood and Central European Timber business. The redwood markets and prices have bottomed out and we expect these to strengthen gradually during the year.

Timber products - facts and figures

Key figures                                         1998          1999

Sales, EUR million                                 733.9       1,140.0
Operating profit, EUR million                       11.1          40.2
Operating profit, %                                  1.5           3.5
Operating capital, EUR million                     401.1         460.6
Return on operating capital, %                       3.3           9.3
Capital expenditure, EUR million                    33.8          51.3
Average number of employees                        2,188         3,605

                                            Deliveries        Capacity

1,000 m3                              1998          1999          2000
Nordic Whitewood                     1,392         1,451         1,850
Nordic Redwood                       1,292         1,386         1,515
Central European Timber                 81         1,800         1,950
Total                                2,764         4,637         5,315

World's largest sawn timber producers

[Bar Graph appears containing production capacity information (in cubic meters) for sawn timber for the following companies: Weyerhaeuser (+MacMillian Bloedel), Stora Enso, International Paper, Georgia-Pacific, West Frazer Timber, Slocan Forest Products, Donohue, Finnforest and Sierra Pacific Industries.]

Source: Jaakko Poyry


Price trend of sawn products in Finland

[Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999 and vertical axis indicating amounts (in Finnish markkas, Index 1988=100). Two lines, indicated by different colors, appear on the graph. One line indicates price trend for Redwood, and the other indicates the price trend for Whitewood.]

Source: Finnish Forest Industries Federation


Price trend of sawn products in Sweden

[Graph appears with horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999 and vertical axis indicating amounts (in Finnish markkas, Index 1988=100). Two lines, indicated by different colors, appear on the graph. One line indicates price trend for Redwood, and the other indicates the price trend for Whitewood.]

Source: Swedish Forest Industries Federation


Share of Group's sales

[Pie Chart appears indicating that share of Group's sales is 10%.]


Share of Group's operating profit

[Pie Chart appears indicating that share of Group's operating is 3%.]


Sales by market

[Pie Chart appears containing the following information:

Northern Europe               28%
Continental Europe            39%
North America                  6%
Others                        27%]

Merchants

Papyrus' first objective is to establish a market leader position in the Nordic countries. From this platform, with a common European brand and a market leading postion in e-commerce, Papyrus will become one of the leading paper merchants in Europe.

Market and outlook

The European paper merchanting industry recorded a 5% volume growth for the year under review, recovering strongly during the autumn from a slow start in the first half of 1999. The markets in Belgium, Denmark and France recorded higher growth. Development was slower in Sweden and the UK. In Eastern Europe the situation has improved.

  Prices in Europe bottomed in July and increased during the second half of the year. During 2000 the paper merchanting industry will be fairly strong. The Central and Eastern European countries are expected to recover and develop positively.

  Prices are expected to be higher during 2000 than during 1999 because of a more balanced supply and demand situation.

  The present consolidation trend will continue. Paper merchants, printer groups and fine paper producers are all expected to consolidate further.

  During 2000 e-commerce sales will start to have an impact on paper merchants, both as an opportunity for those that are able to trade over the Internet and a threat from new actors not currently in the business but knowledgeable in e-commerce or active in related businesses.

Performance and synergies

Sales in 1999 were EUR 787.2 million, down 5%. Operating profit decreased to EUR
1.1 million.

  Total synergy benefits for 1999 amounted to EUR 1 million and accrued mainly from the merging of dual merchant operations in the UK, France and Denmark. The full synergy benefits of this and the new branding strategy in terms of improved market response will become apparent during the next three years.

New projects and structural changes

During 1999 Stora Enso Merchants decided to change the name of all its subsidiaries in Europe and its brand name to Papyrus. The change will be completed during the first quarter of the year 2000.

  At the end of January 2000 Papyrus signed an agreement to acquire Finnish paper merchant Paperi-Dahlberg Oy and Norwegian paper merchant, Carl Emil A/S. With the acquisition Papyrus reaches leading position in the Nordic countries.

  During the year 2000 all Papyrus Merchants will launch an e-commerce solution in their respective market, giving Papyrus the market leader position in e-commerce.

  E-commerce in its full extension not only broadens the market presence, making it easier for the customer to get in contact, but also streamlines the procurement and distribution processes to a more cost-effective whole. At the same time it enables Papyrus to start working with its customers on a person-to-person level instead of through broad scope standardised marketing activities.

Merchants - facts and figures

Key figures                                         1998          1999

Sales, EUR million                                 830.3         787.2
Operating profit, EUR million                        2.0           1.1
Operating profit, %                                  0.2           0.1
Operating capital, EUR million                     212.4         187.3
Return on operating capital, %                       1.0           0.6
Capital expenditure, EUR million                    12.0           6.6
Average number of employees                        1,680         1,577
Number of customers buying over
the net from Papyrus Sweden

Number of customers buying over the net from Papyrus Sweden

[Bar Graph appears with the horizontal axis indicating calendar years 1995, 1996, 1997, 1998 and 1999 and vertical axis indicating numbers from 200 to 1,400. The bars indicate number of customers buying over the net from Papyrus Sweden for each year on the graph.]


Major paper merchants in Europe

[Bar Graph appears containing sales information (in tonnes) for the following companies: Buhrman, Antalis, MoDo, Igepa, Schneider, Stora Enso, Inapa, Metsa-Serla, Classens and Papir Union.]

Source: Eugropa and Papyrus


With a total sales volume of 700,000 tonnes in 11 different markets Papyrus is the sixth biggest group of paper merchants in Europe. The product range consists to 38% of Stora Enso products.

Market pulp

Stora Enso's strategy is to conduct efficient market pulp business and support the Group's fibre strategy. The objective is to serve partner customers and captive users.

Key factors in 1999

o Pulp prices strengthened
o Norscan inventories fell to a low level
o A number of closures of capacity

Market

Norscan inventories at the year-end were 1.2 million tonnes. Inventories were at a low level due to good paper and board demand and capacity closures of more than half a million tonnes, mainly in North America. During the year the price of long-fibre pulp rose by 30% in USD terms and that of short-fibre pulp in Euros by 61%. Over the year no new mills were started up in the world but major rebuilds raised long-fibre capacity by 300,000 tonnes late in the year. In 2000, about 800,000 tonnes of new capacity will come on stream, mainly in Asia.

Performance and synergies

Sales rose by 13% to EUR 957.8 million and operating profit significantly to EUR
94.9 million. The improvement was due to an increase in both prices and deliveries. Return on operating capital (ROOC) was 8.1%.

  Synergies accrued as planned amounting to EUR 9 million and accounting for 8% of total Group synergies. Synergies consisted mainly of benchmarking and operational efficiency.

Deliveries

Increased demand led to a 13% increase in market pulp deliveries which totalled 1,251,000 tonnes outside the Group.

New projects and structural changes

Negotiations are continuing to find new industrial partners for the Veracel project in Brazil. The Indonesian forestation project is on hold due to political unrest and the search for a new partner has been initiated since the Indonesian partner Gudang Garam has indicated its willingness to withdraw from the project.

Outlook for 2000

The current list price for long-fibre pulp is USD 630. The current short-fibre price is EUR 580. Prices are expected to strengthen during the year due to good demand.

Market pulp - facts and figures

Key figures                                         1998          1999

Sales, EUR million                                 846.6         957.8
Operating profit, EUR million                        9.7          94.9
Operating profit, %                                  1.1           9.9
Operating capital, EUR million                   1,153.3       1,178.0
Return on operating capital, %                       0.8           8.1
Capital expenditure, EUR million                    96.3         103.3
Average number of employees                        2,474         2,383

Pulp balance                    Long          Short
1 000 tonnes                    fiber         fiber         Fluff        Total

Production
  Own mills                     2,227         1,900           191        4,318
  Associated mills (Sunila)       122             0             0          122
Total                           2,349         1,900           191        4,440
  Deliveries to own mills       1,722         1,467             0        3,189
  Deliveries externally           627           433           191        1,251
Purchases                         490           260             0          750
Pulp Balance                      137           173           191          501

                                            Deliveries        Capacity

1 000 tonnes                          1998          1999          2000
Short-fibre pulp                       791           826           880
Long-fibre pulp                        999           983         1,215
Fluff pulp                             174           191           180
Total                                1,964         2,001         2,410

Forest

Stora Enso Forest is responsible for procuring wood for the Group's Nordic mills. The aim is the competitive securement of an undisturbed wood supply using sustainable methods. In future co-ordination in wood procurement practices in Central-Europe and Nordic countries will be intensified.

o Key factors in 1999
o Wood mill prices fell by 2% on an average
o Wood deliveries remained at the previous year's level
o Felling in the Group's forests increased by 2%

Wood market

The Finnish market

The permit for wood trade negotiations given by The Finnish Competition Authority expired in spring 1999 and since then wood prices have developed market-based. The price of pulpwood from privately-owned forests decreased by an average of 5% over the year. The price of birch pulpwood imported from Russia fell by 10% at the beginning of March. Supply from privately-owned forests was weaker than in previous years until October. The deficit was offset by larger than planned import volumes. Purchases from privately-owned forests reached the target level in October. Prices remained stable at a lower level towards the end of the year apart from Finnish spruce sawlogs, the price of which rose by 5%.

The Swedish market

The drop in market prices of some pulpwood assortments, which began in late 1998, continued for spruce mechanical pulpwood and sawmill chips in early 1999. After the adjustments the price level remained stable throughout the year. For sawlogs the beginning of 1999 was characterised by a shortage and rising prices. During the second quarter heavy imports of sawlogs reversed the situation to a surplus and prices came under pressure. During the second half of the year the improved market situation stimulated considerable interest in sawlogs, pushing stumpage prices up.

Performance and synergies

Lower prices caused sales to shrink to EUR 1,630 million. Operating profit increased by 27% to EUR 141 million. Total forest synergies were EUR 8 million.

Wood deliveries

Total deliveries to mills in Nordic countries were 35.7 million m3 (solid wood under bark), remaining on the 1998 level. Deliveries of imported wood decreased by 4% to 8.5 million m3. Felling in Group forests increased by 2% totalling 4.8 million m3. Supply from privately-owned forests was 9.8 million m3, down 5%.

Structural changes

Procurement organisations in the Baltic countries were merged during the year. Stora Enso Skog AB acquired the majority of shares in Sydved AB in December. Restructured Finnish regional procurement organisation took place from the beginning of the year 2000.

Outlook for 2000

Wood resources for the beginning of 2000 are good. Balancing different wood sources according to market conditions is expected to double synergy benefits on 1999.

Forest - facts and figures

Key figures                                         1998         1999

Sales, EUR million                               1,645.8      1,630.3
Operating profit, EUR million                      111.0        141.1
Operating profit, %                                  6.7          8.7
Operating capital, EUR million                   1,408.1      1,346.2
Return on operating capital, %                       7.9         10.2
Capital expenditure, EUR million                    22.3         13.8
Average number of employees                        2,212        2,134

Harvesting/growth in Stora Enso's Nordic forest

m3 fo million                                       1998         1999

Opening growing stock                              231.0        236.0
Net growth                                           9.7          9.5
Final felling                                      - 4.3        - 4.3
Thinning                                           - 1.5        - 1.5
Tax reassessment/change in land holdings             1.1        - 0.8
Closing growing stock                              236.0        238.9

Energy

The strategy is to procure cheap electricity and fuel for the Stora Enso mills and to maintain and develop environmental and quality activities in energy by securing a continuous improvement process.

Key factors in 1999

o New deregulated electricity markets in Central Europe
o High volatility in energy prices
o Ongoing divestment of energy production

Market

Stora Enso's electricity consumption during the year under review totalled 20.3 TWh. Furthermore 5.3 TWh of electricity was sold externally. This represented 21% of the total electricity procurement, 25.7 TWh. Electricity consumption increased by 5.5% from the previous year's level. CHP (combined heat and power) production of electricity at the plants totalled 7.1 TWh, hydro and nuclear power production 8.3 TWh. CHP self-sufficiency for the year was 35%. The self-sufficiency of total power procurement within the company was 85% (including CHP, hydropower and nuclear).

  The Nordic hydropower situation led to higher production than during a normal year. In the early part of the year exchange prices of electricity were below the 1998 level but rose during the latter part of the year. The average for the year as a whole remained below the previous year's level. In Central Europe, Germany particularly, deregulation of the electricity market led to a substantial drop in electricity prices for industry. Differences in industrial electricity prices of Nordic and Central European plants have narrowed significantly.

  Stora Enso's total fuel consumption was 205,943 TJ = 57 TWh, of which bio fuel accounted for 64%.

  During the latter half of the year the price of heavy fuel oil rose sharply from about USD 10 to USD 25. The increase was reflected in the price of natural gas which weakened its competitiveness in electricity production particularly in Central Europe.

Performance and synergies

Sales totalled EUR 506 million, up 5% on the previous year. Operating profit was EUR 103 million, 10% less than in 1998. This was primarily attributable to the drop in energy market prices. Synergy benefits totalled EUR 1.8 million and were according to plan.

New projects and structural changes

During the year a new bio-fuel boiler was taken into use in Pankakoski and the CHP plant and sludge-drying projects continued in Anjalankoski. The recovery boiler in Gruvon will come on stream in April 2000. A decision was made to invest in a multi-fuel boiler in Kvarnsveden. In line with the new company strategy 150 MW of coal condensing power capacity and the main part of external electricity sales were sold in Finland with a profit of EUR 48 million. In January 2000 Stora Enso signed the letter of intent to sell the main part of its power assets outside mills in Sweden and Finland for EUR 1,850 million. The closing of the deal is intended to take place this spring after the approval of the competition authorities.

Energy - facts and figures

Key figures                                         1998          1999

Sales, EUR million                                 481.2         506.0
Operating profit, EUR million                      114.5         102.7
Operating profit, %                                 23.8          20.3
Operating capital, EUR million                   1,367.6       1,473.3
Return on operating capital, %                       8.2           7.3
Capital expenditure, EUR million                    19.6          11.4
Average number of employees                          209           208

Electricity procurement and consumption in the Group

(TWh)                            Finland     Sweden      Other      Total

  CHP                                3.7        1.2        2.2        7.1
  Hydropower                         1.0        4.0                   5.0
  Nuclear                            1.3        2.0                   3.3
  Other resources                    1.9        (0)                   1.9
Total production                     7.9        7.2        2.2       17.3
  Purchases                          1.7        2.8        3.8        8.4
Total procurement                    9.6       10.0        6.1       25.7
Stora Enso mill consumption          8.0        6.7        5.6       20.3
  External sales                     1.6        3.3        0.4        5.3

Marketing and sales network

The strategy of Stora Enso's marketing and sales network is to secure the company's leading position as a paper supplier. Stora Enso's most important market is Europe. Expansion will be concentrated on North America and Asia Pacific. Stora Enso is a majority owner of a sales force in China, which is strengthening its presence in Asia.

Stora Enso's global marketing and sales network has an established presence in all continents with more than 30 sales companies and an additional 15 local branch offices as well as a number of external agents. Product specialists are located at the mills to facilitate contacts with customers. Sales companies are based on commission units representing the product areas of all divisions. To some degree pulp and sawn timber have their own sales channels.

  The total sales volume channelled via sales companies and agents amounts to around 12 million tonnes. The marketing and sales network is an important Group asset.

Integration and synergies

Restructuring costs have been lower than estimated and total synergies will be around EUR 25 million, of which EUR 10 million accrued in 1999. Total synergies will be reached during the year 2000. Today Stora Enso has 1,000 employees in the sales network, a reduction of 20% since the end of 1998. The company has succeeded in retaining its market shares.

Future

The marketing and sales network is responsible for day-today service contacts with the Group's customers worldwide in all product areas. The marketing and sales organisation gives the company a strong identity with local market presence. Stora Enso's objective is to become the preferred supplier and our customers' first choice. To achieve this Stora Enso will further develop customer relations. In order to improve customer service logistics, R&D and technical service will actively work closer together with the market. In the future Stora Enso must utilise all its potential synergies and possibilities for further development and improvement. E-commerce is one area that is expanding and accelerating. We have established an internal team to closely monitor development in this area as well as to improve ways of communicating with customers.

  Flexibility will be necessary if Stora Enso is to meet the new demands and challenges which the restructuring and consolidation within the industry and among customers will bring.

Sales by country, EUR million                       1998          1999

Germany                                          1,827.0       1,825.7
UK                                               1,436.9       1,321.7
France                                           1,003.6         974.0
Sweden                                             881.0         810.5
Finland                                            726.0         730.2
The Netherlands                                    555.0         538.8
Italy                                              432.6         450.7
Spain                                              400.4         440.0
Belgium                                            373.9         349.4
Denmark                                            329.6         286.8
Other EU                                           321.0         423.0
Total EU                                         8,287.0       8,150.8

Other Europe                                       733.9         635.3
North America                                      445.5         607.4
Asia - Pacific                                     406.2         773.6
Others                                             617.0         468.6
Total                                           10,489.6      10,635.7

Sales by country

[Pie Chart appears containing the following information:

Germany                       17%
UK                            12%
France                         9%
Sweden                         8%
Finland                        7%
The Netherlands                5%
Italy                          4%
North America                  6%
Asia-Pacific                   7%
Others                        24%]

Research and Development

R&D is market driven and governed by business. The core competence and proprietary knowledge developed in-house facilitates the integration and optimisation of raw materials, technologies and efficiency for the production of paper and board materials in customer applications.

To create added value to the customer, in-house R&D resources have focused on improved functionality, performance and consistency in paper and board grades. Product development and innovation are linked to the development in process technology. The objective is gradually to shift the focus forward in the value chain and at the same time capitalise on the knowledge provided by the research community.

  Basic research is sourced from research institutes and universities. For technology development we work in partnership with equipment and chemical suppliers.

  In 1999 Stora Enso spent EUR 84 million, 0.8% of sales, on research and development. Stora Enso has 600 full-time R&D employees, of whom 380 are employed at the four research centres in Falun, Imatra, Karlstad and Viersen and 220 in the business units. Investment in new facilities and equipment amounted to EUR 3.5 million.

Magazine paper

The Langerbrugge mill in Belgium has extended its deinked pulp installation and focused on the further improvement of pulp quality. This has led to the increased usage of DIP in uncoated supercalendered grades, and improved runnability and printability at the printing presses.

Coated magazine paper

At the Kabel mill in Germany new grades combining the opacity of traditional mechanical grades and the brightness of woodfree grades have been developed. This has been accomplished by utilising new high brightness, high yield pulps and new coating formulations.

Newsprint

Emphasis has been placed on further improving the printability of heatset and rotogravure grades as improved newsprint is increasingly used in these grades.

  Stora Enso's strong position and experience in digital printing papers has been exploited to develop paper grades for new applications emerging in the book-printing markets.

  The company has installed the latest technology digital high-speed camera systems at major newsprint customers in Sweden and England in order to support them with runnability studies in pressrooms. Combining visual information and machine signals on web run has helped to reduce web breaks to a very low level.

Fine paper

The Berghuizer mill in the Netherlands has upgraded its product portfolio and developed a product family based on the 4CC brand to be used in high resolution copying, colour copying and digital printing. Utilising the Group's digital printing laboratory at Imatra, the 4CC brand has been further improved to meet the requirements of all major colour copiers as well as of Xeikon-based digital printing machines.

  The Veitsiluoto paper machine no. 2 was rebuilt to meet the rapidly changing end-use requirements of office printing (high resolution digital) and copying. A second generation copy paper has been developed for black-and-white, complementing the Berghuizer product portfolio.

  The Grycksbo paper machine no. 10 was rebuilt with new on-line coaters utilising new Mirroblades technology and Soft-tip coating blades. This investment has given a smoother printing surface, improved print quality and runnability at printers and converters and enhanced Grycksbo's competitiveness in four-colour segments.

Packaging boards

Ensobarr boards have a high barrier multi-layer extrusion coating structure. They have been used for various liquid packages since 1994. Ensobarr coatings have recently been developed also for dry food products to replace cardboard packages with an inner bag. The first applications for cereal, sugar, spices and meat products have already been launched by our customers.

  Ensoven, ovenable boards based on PET plastic coatings, have proved functional in an increasing number of packaging solutions. The new ovenable board product recently launched on the market is a heat sealable and peelable carton lid applicable for trays. With the lid the tray forms a functional, freezer-to-oven packaging whole and has opened up a new field of application for the board.

  Investment in a new coating section on board machine no. 3 in Fors, Sweden has enhanced Fors's high quality board market position. The rebuild and development work have resulted in considerably improved brightness, luminance, smoothness and printgloss as well as in a reduction in mottling.

Pulp

The reinforcing ability of softwood kraft paper pulps produced by the Enocell mill in Finland and the Norrsundet mill in Sweden have been improved through wood selection and process modifications. The new pulp grades are now being regularly supplied to Stora Enso magazine paper mills, giving lower furnish costs and improved runnability on the paper machine.

  In late October the first digester in the world to utilise Compact Cooking technology was started-up in Celbi, which produces market pulp from eucalyptus. The new technology has resulted in a good combination of pulp properties and yield.

Environmental management

Sustainability is embedded in the business

In spring 1999 Stora Enso adopted its Environmental and Social Responsibility Policy. This policy emphasises Stora Enso's commitment to developing its business towards ecological, social and economic sustainability. It notes that Stora Enso's products are produced mainly from renewable and recyclable raw materials. The company advocates a holistic approach which recognises life cycle evaluations as a guiding principle in environmental activities. The target is to minimise the impact on the environment and safeguard related values over the long term. The same commitment is expected from suppliers.

  In its policy Stora Enso acknowledges its role as a model company which respects the cultures, customs and values of individuals and groups in countries in which it operates. Stora Enso will comply with and, when possible, go beyond the requirements of national standards and legislation.
  Stora Enso is also committed to enhancing transparent interaction with all stakeholders, both governmental and non-governmental.

Integrated management systems encompass sustainability

In Stora Enso environmental matters are a vital and integrated part of strategy and everyday business. The company underlines this approach by bringing the different management systems under the same umbrella - Excellence 2005 programme (see page 39). Social and environmental responsibility is an essential element in this Total Quality Management tool. The same principles are contained in the Stora Enso Quality policy which was accepted in November 1999.

  TQM encompasses also the environmental management systems which are implemented in the majority of Stora Enso's business units. These are registered according to EMAS (EU's Eco Management and Audit Scheme) and/or certified according to ISO 14001. By the end of 1999 76% of the Group's paper, pulp and board production capacity was covered by these systems. In addition, all Stora Enso Timber sawmills in Finland and Sweden were certified by the end of 1999. Also Stora Enso Metsa was awarded the EMAS trial-certificate. The organisation is responsible for wood procurement in Finland as well as import of wood from Russia.

  The target is for environmental management systems (EMS) to be applied in all production units. This will enhance full employee participation, continuous improvement and transparent interaction with all stakeholders.

  At each level of the organisation the operative management is responsible for environmental work and ensures that this is organised and performed efficiently. In this task the Group support function, Stora Enso Environment, provides expertise to the operative management. In addition, according to the principles of Corporate Governance, a Group-wide Environmental Committee chaired by the Deputy CEO is responsible for decisions on environmental issues of strategic significance.

Financial review

In 1999, Stora Enso spent EUR 171 million (EUR 164 million) on environmental investments and costs. The figure includes capital expenditure as well as operating and maintenance costs, but excludes interest and depreciation. Total environmental investments amounted to EUR 55 million, while environmental costs totalled EUR 116 million.

  Major environmentally-related investments decided during 1999 include a biological wastewater treatment plant in the Skutskar mill (EUR 25 million) as well as the modification and extension of the wastewater treatment plant in the Hylte mill (EUR 28 million). The new fibre line in the Imatra mill will reduce emissions to air and water (EUR 42 million). The new boiler in the Kvarnsveden mill will reduce both emissions to air and the consumption of fossil fuels (EUR 42 million). The gasification plant in Corenso Varkaus will be able to separate polyethylene film and aluminium, thus enabling the complete recycling of beverage cartons (EUR 17 million).

  The following units are due to renew their environmental permits in 2000-2002:
Imatra, Corenso Pori, Summa, Varkaus, Kitee, Koski, Kotka, Langerbrugge, Brand Sawmill, Kemijarvi, Oulu, Enocell, Skoghall, Berghuizer, Reisholz, Skutskar, Nymolla, Gruvon Sawmill and Celbi. In addition, there are postponed matters in environmental permits for Fors, Kvarnsveden, Molndal, Norrsundet and Gruvon Mills, which will be settled in 2000-2003.

  Estimates indicate that a total of EUR 48 million will be required to cover future corporate enviromental liabilities.

Forests

In forestry, environmental activities in 1999 concentrated on developing environmental management and forest certification. Stora Enso Metsa was awarded EMAS -trial certification. So far, EMAS has been intended only for industrial sites but the system is being opened to organisations as well. Stora Enso Metsa is responsible for wood procurement in Finland and the registration covers imported wood from Russia also. Under the agreements suppliers commit themselves to Stora Enso environmental principles. Stora Enso Skog wood procurement in Sweden will introduce the ISO 14001 / EMAS-certification process during 2000.

  Sydved AB, a subsidiary of of Stora Enso has been certified to act as an umbrella organisation for the FSC-certification of private forest-owners. All Stora Enso's forest holdings in Sweden have been certified earlier according to FSC.

  In Finland, the implementation of FFCS (Finnish Forest Certification System) began and the first consignments of certified wood were transported to the Stora Enso Varkaus mill in November.

  The merger of Stora and Enso has enabled the co-ordination of wood transport in the Baltic Sea region. This has resulted in lower costs and a reduced environmental burden.

Energy

Within Stora Enso extensive work has been done to increase self-sufficiency within the mills. One of the most important tools in this work is the Energy Efficiency Programme. Stora Enso aims at uniform annual energy audits in all units. By the end of 1999 80% of the Finnish units and almost half of the Swedish units had been audited. In 2000 audits will begin in mills located in other countries.

  In the Anjalankoski mill a combined heat and power production unit (CHP) will be taken into production in 2000, which will reduce NOx emissions. Electricity production capacity will rise by about 280 GWh. Also the thermal treatment plant for drying bio sludge will be completed in 2000.
  In Skutskar a large rebuilding of the whole mill has resulted in the more efficient use of energy and new effective equipment. The rebuilding has reduced energy consumption in an amount corresponding to 25,000 m3 of oil equivalents. The recovery boiler has likewise been rebuilt to reduce emissions of NOx.

Further information on environmental issues will be available in the Group's Environmental Report.



                                      I   \           Deliveries                                           \
                                      I    \           Market Pulp*                   1.3 million tons      \
                                      I     \          Paper and Board                 12 million tons       \
Wood                             38 Mm3      \         Timber Products                           4.6m3        \
----------------------------------------      \        Corrugated Board                         355 m3         \
                                               \       ------------------------------------------------         \
Purchased pulp          0.7 million tons        \     Discharge of water                                         \
----------------------------------------         \     COD                               172,000 tons             \
                                                  \    AOX                                   700 tons              \
Recovered paper         1.9 million tons           \   Phosphorus                            300 tons               \
----------------------------------------            \  Nitrogen                            1,900 tons                \
                                                     \ ------------------------------------------------               \
Filters                 2.4 million tons      IN      \                                                                \
----------------------------------------              /                                                            OUT /
Water use                        822 Mm3             /Emission to air                                                 /
----------------------------------------            /  CO2 from non-renewable fuels    4,757,000 tons                /
                                                   /   CO2 from renewable fuels       15,040,000 tons               /
Electrical power (external)      14.3 Twh         /    CO2 total                      19,797,000 tons              /
----------------------------------------         /     SO2                                15,600 tons             /
                                                /      NOx (NO2)                          15,800 tons            /
Fossis fuel                    68,200 Tj       /       ------------------------------------------------         /
----------------------------------------      /                                                                /
Bio fuel                        7,600 Tj     /       Waste for landfil                   357,000 tons         /
----------------------------------------    /                                                                /
                                      I    /                                                                /
                                      I   /                                                                /
                                      I  /                                                                /

                                                    * pulp for external customers



Improving environmental performance

1999 was a year of improved environmental performance: reductions were achieved in landfilling (14%), SO2 emissions (71%) and COD discharge (7%). Emissions of nitrogen and phosphorus per tonne produced were reduced slightly. NOx emissions were approximately the same as in 1998.


[GRAPHIC OMIITED]

Environmental investments and costs

EUR million                                1997          1998         1999

Environment-related investments              89            68           55

Environmental costs                          99            96          116
                                            188           164          171

When the mills reported investments and costs for 1998 in January 1999 using the renewed data retrieval form, the figures deviated from those reported in the previous report. Investments were EUR 58 million and costs EUR 113 million, adding up to EUR 171 million.

Glossary

AOX (Adsorbable Organic Halogen)

The AOX content of wastewater indicates the concentration of organic chlorine present.

CO2 (Carbon dioxide)

Gaseous compound formed during combustion.

COD (Chemical Oxygen Demand)

Chemical oxygen-consuming substances. A measure of the amount of oxygen required for the total chemical breakdown of organic substances in water.

NOX

General formula for a mixture of nitrogen oxides formed by combustion. One of the causes of acidity in the environment.

SO2 (Sulphur dioxide)

Sulphur dioxide is formed when sulphur-containing fuels such as oil and coal are burned. Sulphur dioxide contributes to the acidification of soil and water.

Human resources

Our vision is to create a culture and atmosphere that will enable us to attract, develop and keep the best people and motivate all our employees to top performance.

During 1999 the principal task of the Group management was the establishment of the new organisation, the creation of new guidelines, processes and practices including the selection of best practices and the best people through a fair process. Our aim has been to establish a well functioning organisation with a good working climate that is characterised by a performance-oriented spirit.

Internal attitude surveys

To support the new organisation, a values and attitude survey was carried out in autumn 1998. This was followed by a broad interview survey at the beginning of 1999. The value and attitude survey was repeated in December 1999. The results of these surveys show that overall we have been successful in establishing the new organisation which, compared with other mergers of similar size, has been introduced successfully in most areas although problems have been experienced in a few units. General problems identified related to a heavy workload resulting from numerous task forces and work groups, the integration of different IT-systems and the head office structure.

  Problems related to cultural differences have occurred. The problems have been identified; we have concentrated on solving them and feel that in this respect we are on the right track. We consider that the cultural differences between both the merging companies and those countries in which we have major operations are of character, that handled in the right way can be a competitive advantage rather than a problem.

  Clear evidence of our success is that during the first 18 months we have lost only 5% of an identified group of 200 key employees. We have also succeeded in keeping our market shares in the various product areas.

Performance culture

Stora Enso has high ambitions - to be the world's leading forest products company. To achieve this target our employees must perform better than those of our competitors. Thus all employees should be capable of fulfilling the demands required by his/her position. In turn the company should provide the prerequisites and support which allow all employees to give their best and constantly develop their skills.

  Corporate culture is the cornerstone of our success and growth. We have therefore assessed our present strengths and challenges to give us a factual basis for human resource development. We aim at higher performance through the continuous development of Stora Enso people. This development is evaluated by means of our total quality management system (TQM) - Stora Enso Excellence 2005.

  The Stora Enso mission, vision and values form the guidelines for the future. The values were launched in June and by the end of 1999 the majority of the Group's business units had begun to translate the values into practical principles of behaviour. In 1999 most of the management level had been involved in this process.

  The performance culture requires well-designed organisation and employees' willingness to meet short- and long-term objectives set by the Group, divisions and business units. The challenges we face are the high average age of personnel, a rather low educational level in many production units and a traditional organisation.

  Well-developed leadership is needed to promote change processes and create a good working climate. The development of performance culture within the divisions is also being supported by increased emphasis on internal benchmarking and best practices.

  During the year Stora Enso established a European co-operation structure with employee representatives. Co-operation covers activities at both Group and divisional level and opens up possibilities for close dialogue between management and employee representatives.

  Personnel satisfaction surveys were widely used at unit level during the year under review. During 2000 a corporate-wide survey will be introduced, covering employee well-being, working environment and working climate, management practices and further development needs.

  Key indicators for human resources were established throughout the Group to allow follow-up and benchmarking within the field. Strategic targets and operational principles for occupational health and safety were also issued, together with relevant uniform norms.


Compensation Employees

In 1999 the company ran two different employee compensation systems: in old STORA units bonuses were based on ROCE targets and called the profit-sharing scheme and in old Enso units in Finland bonuses were based on company profits and the achievement of key business targets and called performance-based bonuses.

  From the year 2000 on the company has decided to continue the performance-based bonus system. Initially the system will cover Finland, Sweden and a few countries and will later be implemented in all countries. Implementation of the process will take some time due to local practices and legislation.

Management

For middle and top management a bonus scheme exists of up to 20 - 40% of salary depending on the person's position in the company. The bonus is linked to the corporate ROCE target of 13% and individual business targets.

  A decision has also been taken on an annual rolling incentive programme. In 1999 this comprised a share option programme (synthetic options) for about 200 persons in managerial and specialist positions. Participants have been granted seven-year options, which may be exercised from 15 July 2002. The options are financially hedged against an increase of the share price and will not dilute existing shares. Since the programme does not comprise an issue of new shares the programme decision was taken by the Board of Directors.

  The strike price had been decided as the average share price between April and July plus 10%, EUR 11.75. The share price was at that time at an all time high and about 50% higher than during the first trading days of 1999.

  The disclosure of the programme was informed in connection with the presentation of Stora Enso's strategy 20 August.

Competence development

Competence development refers to investment in future capabilities to guarantee improved future performance. Competence development activities are based on human resources development plans of the various business units, derived from business strategies, and individual development plans, based on appraisal discussions.

  Thirteen major training programmes were organised, ten as in-house programmes and three as consortium programmes with other companies. Altogether about 500 persons participated in these programmes. In the in-house management development programmes, emphasis was placed on intercultural relations, change enablement and the content as well as the consequences of the mission, vision and values. Management development programmes cover the entire career of a manager, from trainee to experienced senior manager. Separate cross-cultural workshops were conducted to help the integration of the organisation.

  At division level both internal and external training was utilised to improve team-building and networking capabilities, professional skills and the working climate. Competence levels in recruiting new personnel and in implementing internal transfers were also raised. Procedures for vocational qualification at work were widely used to improve the competence level of blue-collar employees. In Finland, the apprenticeship system was reinforced to train a new young workforce for the mills.

Attracting top talents

Stora Enso's target is to be the most attractive forest industry employer. New guidelines for university relations were established. Efforts and activities towards potential employees more than doubled during the year. The international trainee programme for newly recruited graduates, started in 1998, was continued.

  A Stora Enso career web site was opened. The internal job market (IJM) was taken into wider use in order to increase employee mobility between units and divisions.

Facts and figures

Key figures                                         1998          1999

Average number of employees                       40,987        40,226

Sales / employee, EUR                            257,863       264,399

Personnel turnover, % *                              2.8           1.5

Training days / employee                                           4.2

* Based on number of outgoing permanent employees who have left the company voluntarily

Competence Development Programmes

[GRAPHIC OMIITED]

Average number of employees               1998          1999            %

Finland                                 15,798        15,116           38
Sweden                                  11,513        11,285           28
Germany                                  5,640         4,817           12
France                                   1,438         1,398            3
Canada                                     869           712            2
UK                                         903           859            2
Belgium                                    688           694            2
Portugal                                   461           476            1
Spain                                      382           412            1
Other countries                          3,295         4,457           11
Total                                   40,987        40,226          100

Education Structure

[Pie Chart appears containing the following information:

High school/vocational
  school/equivalent           40.5%
Comprehensive school            44%
University degree              6.5%
College/vocational
  Institute/equivalent           9%]

Report on operations by the Board of Directors

Merger process

The merger process has proceeded according to plan. The divisions have worked as combined entities from the beginning of the year. The marketing network was successfully consolidated and we have been able to retain our market shares. In August the Group published its future strategy together with its plan for incentive schemes and bonus programmes for employees. Synergy benefits during 1999 totalled EUR 113 million, which is more than double the estimate for the year and means that we have been able to accelerate the process of realising the total synergies of EUR 300 million. Synergies were greatest in magazine paper, fine paper and sawn timber. The main synergy sources were purchasing and logistics, sales and administration as well as production streamlining.

Markets and deliveries

Demand increased clearly on the main West European markets thanks to favourable economic development. The continuing positive trend on the U.S. market, together with the improvement in the Asian economy, had a favourable impact on product demand. Paper and board deliveries totalled 11,995,000 tonnes (11,758,000). Deliveries of market pulp outside the Group amounted to 1,251,000 tonnes (1,107,000). Pulp purchases from outside sources amounted to 750,000 tonnes (732,000). Sawn timber deliveries were 4,637,000 cubic metres (2,764,000).

Sales and financial results

Sales for the year were EUR 10,636 million, up 1.4% on the previous year. Growth was largely attributable to increased deliveries, particularly from Holzindustrie Schweighofer AG and the Oulu and Port Hawkesbury mills. The acquisition of Holzindustrie Schweighofer in December 1998 raised sales by EUR 381 million. Sales were boosted by the rise in prices of pulp and timber whereas the decline in average prices of fine paper, magazine paper, newsprint and packaging boards had a contracting impact. The divestment of technical office paper operations in December 1998 and of the Tervakoski Oy and the Danish Dalum mills in February 1999 reduced sales by EUR 375 million.

  Operating profit for the year was EUR 1,418 million, 13.3% of sales. Operating profit includes profits from sale of assets and other non-recurring items in a total of EUR 103 million. Before non-recurring items operating profit was EUR 1,315 million, 12.4% of sales. In 1998 operating profit before non-recurring items was EUR 1,190 million, 11.3% of sales. The growth in operating profit was positively affected by the increase in production volumes and deliveries, synergies and the rise in pulp and sawn timber prices. The efficiency programme proceeded as planned and about EUR 30 million was realised during the year. Operating profit includes EUR 49 million from proprietary trading wound up before the year end and booked as other operations. Profitability was weakened by the drop in prices and low capacity utilisation resulting from lack of orders for the Skoghall mill's board machine no. 8. Improved results were reported by magazine paper, fine paper, sawn timber, pulp and forest product areas and weaker results by newsprint, packaging boards, merchants and energy.

  Profits from sale of assets and other non-recurring items totalling EUR 103 million consist of the sale of Tervakoski Oy's assets and operations (EUR 25 million) and the transaction with Teollisuuden Sahkonmyynti including the sale of PVO C shares (EUR 48 million). Depreciation includes a EUR 30 million income item caused by a cumulative change in estimates related to depreciation of capitalised interests.

  Merger and restructuring expenses for the year totalled EUR 85 million and were covered from provisions made in the 1998 accounts. The main items relate to the marketing network, merchants, the Molndal board mill and the establishment of the Falun mine foundation. Remaining provisions for future restructuring costs amount to EUR 63 million.

  Depreciation according to plan was EUR 885 million. In 1998 depreciation was EUR 1,151 million including a non-recurring write-down on fixed assets and goodwill items totalling EUR 260 million.

  Net interest expenses for the period were EUR 302 million, 2.8% of sales. This was EUR 49 million less than in the previous year as a result of the drop in interest rates and decline in net liabilities. Exchange-rate gains for the year were EUR 32 million against losses of EUR 30 million. Dividend income was EUR 4 million.

  Profit before tax and minority interests was EUR 1,151 million, EUR 812 million more than in the previous year. Profit before tax and minority interests is EUR 329 million higher than the 1998 adjusted profit before tax and minority interests.

  Taxes for the year were EUR 394 million, 34% of the pre-tax profit. The tax rate for the preceding year is not comparable due to significant non-recurring items and non-deductible expense items.

  Minority interests were EUR 5 million. Profit for the period was EUR 752 million. Earnings per share were EUR 0.99 compared with EUR 0.25 in 1998.

  Return on capital employed (ROCE) was 12.3% and return on equity 12.9%. When compared with the 1998 figures before non-recurring items the figures were 10.2% and 10.6% respectively.

Fourth quarter result

Sales for the last quarter totalled EUR 2,691 million and operating profit EUR 478 million. Operating profit before non-recurring items was 14.9% of sales. As a result of higher deliveries and improved prices in pulp, fine paper and packaging boards, operating profit before non-recurring items was EUR 64 million higher than that for the third quarter. Profit before tax and minority interests was EUR 440 million.

Major changes in the Group composition

In February, in line with its business strategy, the Group sold the assets and business operations of Tervakoski Oy and the Danish Dalum mill. The total sales price of these transactions amounted to EUR 120 million.

  In July, in line with the decision of the EU competition authorities on 25 November 1998, Stora Enso sold its Pure-Pak processing unit to Elopak Oy.

  Pursuant to the merger a large number of internal changes have been made in the Group's legal structure as well as in the names of subsidiaries. Among other things the German holding companies were merged, as were the various sales companies in the marketing and sales network.

  In December the shares of Stora Enso Timber AB were transferred to the ownership of Stora Enso Timber Oy. Following the transaction the minority shareholding in Stora Enso Timber Oy is 26.5 %.

Financing

The cash flow from operations during the year under review was EUR 2,027 million, compared with EUR 2,152 million in 1998. Cash flow less capital expenditure was EUR 1,425 million, up EUR 516 million on the previous year.

  Shareholders' equity at the year end was EUR 5,953 million. Equity per share was EUR 7.84 an increase of EUR 0.91 on 1998. During the annual conversion period of A shares to R shares, 6 September to 24 September1999, 2,690 exchange requests were made pursuant to which 34,443,467 A-shares were exchanged for R shares. In October 30,000 and in December 246,000 new R shares were subscribed under the bond loan with warrants issued to the management on 10 April 1997. The shares subscribed in December (246,000) were registered on 26 January 2000. Consequently at the year end Stora Enso had 208,951,188 A shares and 550,658,501 R shares. Subsequent to the registration of the new R shares the numbers are 208,951,188 A shares and 550,904,501 R shares. As of 26 January 2000 the share capital is FIM 7,598,556,890.

  The Group's debt/equity ratio at the year end was 0.90, down from 1.05 one year earlier. Major factors affecting the ratio were profit for the year and the sale of assets. Interest-bearing net liabilities at the close of the year totalled EUR 5,524 million, down EUR 296 million on 1998. Translation differences in consolidation increased equity and minority interests by EUR 184 million and interest-bearing net liabilities by EUR 287 million. Capital employed averaged EUR 11,522 million, a decrease of EUR 98 million on the previous year.

  No significant debt financing arrangements were made during the year.

Capital expenditure

Capital expenditure amounted to EUR 740 million. The main investments were the rebuild of the Gruvon recovery boiler (EUR 45 million), the new fibre line at the Imatra mill (EUR 44 million), the rebuilds of the Maxau magazine paper machine no. 8 (EUR 34 million), the Grycksbo fine paper machine no. 10 (EUR 24 million), the Veitsiluoto fine paper machine no. 2 (EUR 20 million), board machine no. 3 at the Fors mill (EUR 14 million) and the new sawmill in Plana (EUR 27 million).

  The Imatra fibre line investment will secure the quality and competitiveness of integrated pulp and board production. The new line replaces fibre line 1 built during the 1950s which no longer conforms to environmental requirements. The investment will be implemented over three years and the estimated cost is EUR 365 million.

  In October Stora Enso decided on the modernisation of the Ala, Kopparfors and Gruvon sawmills in Sweden at a cost of EUR 49 million, the Imatra board machine no. 4 (EUR 37 million) and the expansion of the Hylte mill's sewage treatment plant (EUR 28 million).

  Negotiations to find a new industrial partner for the Veracel project in Brazil continue. Stora Enso is prepared to reduce its ownership to 30-35%. Then Veracel project is part of the Group's fibre strategy to have access to short fibre pulp for own use.

Research and development

The Group has continued to place emphasis on its R&D work and product development in all its core businesses. The Group's R&D expenditure amounted to EUR 84 million (80 million), which is 0.8% of sales.

Personnel

The average number of employees during the year was 40,226, which is 761 fewer than in 1998. The average number of personnel rose as a result of the Suzhou and Schweighofer Holtzindustrie acquisitions and decreased as a result of the divestment of Tervakoski, Dalum and the technical office papers and of other measures implemented to improve efficiency. At the year end the number of employees totalled 39,053, down 1,552 on the previous year.

Purchase of remaining STORA shares

In January 1999 Stora Enso initiated the compulsory redemption of STORA shares, offering to purchase Stora A and B shares at a price per share of SEK 88. During the year under review 8,231,180 shares were purchased for an aggregate price of EUR 83 million. At the year end Stora Enso held 98.7% of the shares. The compulsory redemption procedure has been referred to arbitration and is still under consideration.

Issues outstanding with the competition authorities

Stora Enso has given its reply to a statement of objection from the European Commission relating to newsprint producers' operations during 1989-1995. At the end of September it also gave its response to the Finnish Competition Authority to a claim of alleged illegal co-operation between forest companies in respect of wood purchases in Finland. No provision has been made in the accounts in respect of these.

Turn of the millennium

The turn of the millennium brought no problems for Group operations. Preparations had been made under the two and a half-year Y2k project, the total cost of which was approximately EUR 36 million.

Events occurring after the closing of accounts

In January 2000 Stora Enso sold its Stockholm office with a capital gain of EUR 23 million.

  Also in January a decision was taken to cease board production at the Molndal mill in Sweden in April 2000. The board machine's capacity is 45,000 tonnes. Some 200 people will be affected by the shutdown. Restructuring provisions made in the 1998 accounts will cover the cost of shutdown.

  At the end of January merchant operations signed agreements to acquire the Finnish paper merchant, Paperi-Dahlberg Oy and the Norwegian paper merchant, Carl Emil A/S. The deals are expected to be closed at the end of February.

  In January 2000 a letter of intent was signed concerning the sale of the major part of Stora Enso's power assets outside mills in Sweden and Finland for EUR 1,850 million to the Fortum Group or its designates. The capital gain will amount to EUR 540 million before tax (EUR 425 million after tax). The deal is scheduled to be closed in the spring after it has been approved by competition authorities. The number of personnel affected is about 200, all of whom in Sweden. The agreement does not include the shares in PVO, and Stora Enso will continue the selling process.

Outlook for 2000

The positive trend in the international economy is expected to continue. This will have a favourable impact on demand for forest products. Producer pulp inventories are at their lowest since 1994/95 and demand is lively, giving rise to expectations of a further strengthening in pulp prices. Good demand for fine paper is expected to continue and improve prices. Strengthening demand for packaging board is likewise expected to boost prices of cartonboards, corrugated boards and containerboards somewhat during the spring. Prices of redwood timber are at a low and are expected to improve, albeit slowly. Prices of magazine papers and newsprint are expected to remain stable. We anticipate an improvement in Group profitability.

Consolidated income statement
(IAS)

EUR mill.                                        Note          1999         1998

Sales                                            2, 3      10,635.7     10,489.6
Finished and semifinished goods, decrease (-)               - 119.4         41.8
Share of profits of associated companies           12           9.7          9.9
Other operating income                              5         126.1         44.9
Materials and services                                    - 4,843.3    - 5,033.5
Freights and sales commissions                              - 993.5    - 1,016.0
Personnel expenses                              6, 28     - 1,754.3    - 1,805.2
Depreciation and value adjustments                 10       - 885.4    - 1,151.4
Other operating expenses                                    - 757.6     - 861.6
Operating profit                              2, 3, 7       1,418.1        718.6

Financing                                           8       - 266.6      - 379.3
Profit before tax and minority items                        1,151.5        339.4

Tax                                                 9       - 394.5      - 148.2
Profit after taxes                                            757.0        191.2

Minority interests                                            - 4.5        - 0.2
Profit for the period                                         752.5        191.0

Key Ratios
Earnings per share basic, EUR                      29          0.99         0.25
Earnings per share diluted, EUR                                0.99         0.25

Consolidated balance sheet
(IAS)

Assets  EUR mill.                                       Note      31 Dec.1999     31 Dec.1998

Fixed assets and other long-term investments           1, 20
Intangible assets                               O                        60.3            42.0
Goodwill on consolidation                       O                       466.4           540.5
Property, plant and equipment                   O                    10,717.6        10,424.6
Shares, associated companies                    O      2, 13            165.5           334.1
Shares, other companies                         O         14            280.4           128.8
Capital investment shares                       I         15             49.3            48.0
Non-current loan receivables                    I         19             66.8            90.1
Deferred tax assets                             T          9              5.9             7.8
Other non-current assets                        O                        88.6            79.2
                                                                     11,900.8        11,695.1
Current assets
Inventories                                     O         17          1,265.6         1,332.3
Tax assets                                      T                        71.9             3.4
Short-term receivables                          O         18          2,090.4         1,783.4
Short-term investments and receivables          I         19            265.9           250.4
Cash and cash equivalents                       I         19            439.4           348.5
                                                                      4,133.2         3,718.0
Total assets                                                         16,034.0        15,413.1



Shareholders' equity and                                   Note      31 Dec.1999     31 Dec.1998
  liabilities EUR mill.                                      21
Shareholders' equity
Share capital                                                         1,277.6         1,277.5
Restricted equity                                                       698.2           704.6
Retained earnings                                                     3,224.9         3,093.2
Profit for the period                                                   752.5           191.0
                                                                      5,953.2         5,266.3

Minority interests                                                      202.0           278.8

Long-term liabilities
Pension provision                               I                       575,5           569.6
Deferred tax liability                          T          9          1,488.9         1,326.6
Other provisions                                O         23            186.5           256.0
Long-term debt                                  I         22          3,846.2         4,294.1
Other long-term liabilities                     O                        87.0            90.8
                                                                      6,184.1         6,537.0
Current liabilities
Current portion of long-term debt               I         22            446.7         1,218.4
Short-term borrowings                           I         22          1,476.6           475.4
Other current liabilities                       O         23          1,507.8         1,451.7
Tax liability                                   T                       263.6           185.5
                                                                      3,694.7         3,331.0
Total shareholders' equity and liabilities          16,034.0         15,413.1

Items designated with "O" are included in the operative capital. Items designated with "I" are included in interest-bearing net liabilites. Items designated with "T" are included in net tax liability.


Consolidated balance sheet
(IAS) Equity reconciliation

EUR mill.                                                               31 Dec.1999                31 Dec.1998
Share capital                                                  1,277.5                    1,277.5
Increase                                                           0.1      1,277.6            --       1,277.5
Share Issue                                                                     1.9
Other restricted equity                                          704.6                      736.2
Transfer from non-restricted equity                                                          23.4
Increase                                                                                     28.6
Translation difference                                           - 8.3        696.3        - 83.6         704.6
Reserve for own shares                                                           --                          --

Non-restricted equity                                          3,311.4                    3,499.5
Effect of adopting IAS 19 revised                               - 27.2                     - 27.2
Non-restricted equity restated                                 3,284.2                    3,472.3
Dividends paid                                                 - 268.3                    - 242.6
Share exchange with minority                                      17.2
Transfer to other restricted equity                                                        - 23.4
Translation difference                                           191.7                    - 113.1
Profit for the period                                            752.5      3,977.4         191.0       3,284.2
Total equity                                                                5,951.2                     5,266.3
Distributable funds
Non-restricted equity                                                       3,977.4                     3,284.2
Untaxed reserves included in non-restricted equity                        - 1,387.2                     - 935.2
Distributable funds on 31 December                                          2,590.2                     2,349.1


Consolidated cash flow statement
(IAS)

EUR mill.                                                     1999          1998
Cash flow from operating activites
Operating profits                                         1,418.1         718.6
Adjustments                                                 778.2       1,147.9
Change in net working capital                             - 169.7         285.3
Cash flow generated from operations                       2,026.6       2,151.8
Net financial items                                       - 263.7       - 379.3
Taxes                                                     - 310.9        - 39.1
                                                          1,452.0       1,733.4
Cash flow from investing activites
Acquisition of Group companies                             - 87.1       - 402.8
Acquisition of affiliated companies                         - 2.7        - 42.4
Investment in other shares                                 - 14.1        - 68.8
Capital expenditures                                      - 740.2       - 896.4
Disposal of Group companies                                 140.4         128.7
Disposal of affiliated companies                             72.0           0.0
Disposal of shares in other companies                         1.5           3.7
Sale of fixed assets                                         38.0          44.5
Changes in long-term operating receivables                  - 9.4         - 9.1
                                                          - 601.6     - 1,242.6
Cash flow from financing activities
Change in long-term liabilities                           - 602.5         172.8
Change in short term borrowings                              81.7       - 143.2
Change in long-term receivables                              28.0        - 25.7
Change in short-term receivables                            190.1       - 149.3
Dividends paid to shareholders                            - 268.3       - 237.6
Dividends paid to minority shareholders                     - 0.5         - 7.1
Proceeds from issuance of share capital                       2.0           0.0
Other change in minority interests                            0.0           4.2
                                                          - 569.5       - 385.9

Net increase in cash and cash equivalents                   280.9         104.9
Cash and cash equivalents in sold Group companies             0.0         - 2.9
Translation differences on cash holdings                     12.7         - 3.1
Cash and cash equivalents at beginning of period            348.5         249.7
Cash and cash equivalents at end of the period              642.2         348.6
Cash and cash equivalents include:
Bonds and shares                                            122.8
Short term bank deposits                                     80.0
Cash in hand and at banks                                   439.4         348.6
                                                            642.2         348.6


Adjustments include:                                           1999         1998

Depreciation and value adjustments                           885.4       1,151.4
Share in profits of associated companies                     - 9.7         - 9.9
Profits and losses on sale of fixed assets                  - 97.5           6.4
                                                             778.2       1,147.9
Acquisition of Group companies
Cash flow on acquisition
Acquisition price on companies                               87.1          411.9
Cash and cash equivalent in acquired companies                0.0          - 9.1
                                                             87.1          402.8
Acquired net assets
Operating working capital                                     1.2           42.3
Operating fixed assets                                        1.5          598.6
Interest-bearing assets less
  cash and cash equivalent                                                   1.3
Tax liabilites                                                             - 3.4
Interest-bearing liabilities                                  1.0        - 183.6
Minority interests                                           83.4         - 23.8
Equity                                                                    - 28.6
                                                             87.1          402.8

Disposal of Group companies                                  1999           1998
Cash flow on disposal
Sale consideration from disposal of companies               140.4          128.7
Cash and bank in companies sold                               0.0          - 2.9
                                                            140.4          125.8
Net assets sold
Operating working capital                                    27.8           69.1
Operating fixed assets                                       75.9          154.4
Interest-bearing assets less cash and cash equivalent                        0.2
Tax liabilites                                                            - 34.5
Interest-bearing liabilities                                              - 45.6
Minority interests                                                         - 4.4
Equity (capital gain/loss)                                   36.7         - 13.4
                                                            140.4          125.8


Parent company income statement
(Finnish Accounting Standards)

EUR mill.                                        Note         1999          1998
Sales                                                      1,839.1       1,849.9
Finished and semifinished goods, decrease (-)                - 5.4          15.3
Other operating income                             31        138.1          71.2
Materials and services                                   - 1,333.3     - 1,361.5
Personnel expenses                                 32      - 179.2       - 184.4
Depreciation and value adjustments                 35       - 74.2        - 69.4
Other operating expenses                           33      - 200.5       - 191.1
Operating profit                                             184.5         130.0

Financing net                                      34         10.0         - 5.1
Profit before extraordinary items                            194.5         124.9

Extraordinary income                                         321.3         211.0
Extraordinary expenses                                       - 0.5         - 5.0
Profit before adjustments and tax                            515.3         330.8

Adjustments                                                 - 35.8          49.9
Tax                                                        - 138.7       - 107.7
Net profit                                                   340.8         273.0


Parent company balance sheet
(Finnish Accounting Standards)

Assets EUR mill.                                              Note      31 Dec.1999       31 Dec.1998
Fixed assets and other long-term investments            36, 37, 42
Intangible assets                                                              16.7              13.3
Property, plant and equipment                                               1,315.7           1,315.2
Shares, Group companies                                         27          5,761.8           5,629.8
Shares, associated companies                                                   10.2             251.5
Shares, other companies                                                       311.2             101.5
Capital investment shares                                                      32.5              35.1
Long-term loan receivables                                                    860.9           1,469.7
                                                                            8,309.1           8,816.1
Current assets
Inventories                                                     39            148.9             163.3
Short-term receivables                                          40            688.1             469.9
Short-term investments and receivables                          41          2,352.8             488.5
Cash and cash equivalents                                                     131.4              20.0
                                                                            3,321.2           1,141.7
Total assets                                                               11,630.3           9,957.9



Shareholders' equity and liabilities EUR mill.                Note      31 Dec.1999       31 Dec.1998
Shareholders' equity                                            43
Share capital                                                               1,277.6           1,277.5
Share issue                                                                     1.9
Restricted equity                                                           4,340.6           4,378.3
Retained earnings                                                             424.9             420.1
Profit for the period                                                         340.8             273.1
                                                                            6,385.8           6,349.0

Accumulated depreciation difference                             36            165.8             130.0

Provisions
Pension provisions                                                                                0.0
Other provisions                                                                5.9               6.8

Long-term liabilities                                                       1,531.7           2,074.1

Current liabilities
Current portion of long-term debt                                             282.2             370.2
Short-term borrowings                                           44          3,004.0             709.9
Other current liabilities                                       45            226.0             272.4
Tax liability                                                                  29.0              45.4
                                                                            3,541.1           1,397.9
Total shareholders' equity and liabilities                                 11,630.3           9,957.9


Parent company cash flow statement
(Finnish Accounting Standards)

EUR mill.                                                     1999          1998
Cash flow from operating activities
Operating profit                                             184.5         130.0
Adjustments                                                  - 3.3          61.9
Change in net working capital                              - 250.3         - 2.6
Cash flow from operations                                   - 69.1         189.3
Interest received                                             92.7         130.6
Interest paid                                              - 153.7       - 162.0
Other financial income and expenses                           69.2          28.4
Extraordinary items                                          320.8         206.0
Income taxes paid                                          - 155.1       - 107.7
Net cash from operating activities                           104.8         284.6

Cash flow from investing activities
Acquisition of Group companies                             - 264.6    -  4,567.8
Acquisition of affiliated companies                          - 0.2        - 16.3
Investment in other shares                                  - 15.6        - 72.7
Capital expenditures                                        - 80.4        - 71.0
Proceeds from disposal of
shares in Group companies                                    136.4           0.3
Proceeds from disposal of
shares in affiliated companies                                72.2           1.4
Proceeds from disposal of
shares in other companies                                      5.3           0.3
Proceeds from sale of fixed assets                             8.0           9.7
                                                           - 138.9     - 4,716.1
Net cash used in investing activities
Change in long-term receivables                              613.2       - 299.8
Change in short-term borrowings                            2,387.2         182.7
Change in long-term liabilities                            - 631.4         160.1
Dividends paid                                             - 268.3       - 115.1
Share issue                                                    2.1       4,525.8
Net cash used in financing activities                      2,102.9       4,453.7

Net increase (+) / decrease (-)
in cash and cash equivalents                               2,068.8          22.1
Cash and cash equivalents at beginning of period             172.9         150.7
Cash and equivalents at end of period                      2,241.6         172.9

Adjustments include:
Depreciation                                                  74.2          69.4
Proceeds from sale of fixed assets                          - 77.5         - 7.5
                                                             - 3.3          61.9

Notes to the Financial Statements

Note 1 Accounting principles

Principal activities

Stora Enso Oyj is listed company organised under the laws of the Republic of Finland. The group is significantly vertically integrated with operations that are organised through 8 divisions: magazine paper, newsprint, fine paper, packaging boards, pulp, merchants, timber and Asia Pacific. Corporate support includes forestry and energy.
  The Group's main market is Europe.

Accounting convention

The financial statements of Stora Enso Group and Stora Enso Oyj (the Parent Company), domiciled in Helsinki, are prepared in accordance and in compliance with International Accounting Standards (IAS). The financial statements are prepared under the historical cost convention. They have been modified by the allocation of surplus values to certain assets in connection with acquisitions.

  The financial statements are prepared in Euros.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of incomes and expenses during the reporting period. Actual results may differ from those estimates.

Principles of consolidation

The Stora Enso Group was formed as a combination of the Groups parented by Enso Oyj and Stora Kopparbergs Bergslags Aktiebolag (publ). Shareholders of Stora Kopparbergs Bergslags Aktiebolag (publ) converted 96.1% of their shares into shares of Enso Oyj. As a result of the merger Stora Kopparbergs Bergslags Aktiebolag is a subsidiary of Stora Enso Oyj (formerly Enso Oyj).

  The Stora Enso merger conforms to the criteria for a pooling of interests under IAS 22. The historical information of the Stora Enso Group is presented as if the Group had been operative from the beginning of 1994.

  The consolidated financial statements include the parent company, Stora Enso Oyj, and all companies in which it holds, directly or indirectly, over 50% of the voting rights. The accounts of certain companies in which Stora Enso holds less than 50% of the voting rights but significant control are also consolidated. The most important subsidiaries have been listed in note 27. Some subsidiaries which have no material bearing on the Group's distributable shareholders' equity are not included.

  Associated companies (voting rights between 20% and 50%) are consolidated using the equity method. The most important associated companies have been listed in note 12.

  Companies acquired are included in the consolidated financial statements from the date of their acquisition. Similarly, the result of a Group company divested during an accounting period is included in the Group accounts only to the date of disposal.

  All inter-company transactions, receivables, liabilities and unrealised profits, as well as the distribution of profits within the Group, are eliminated. When necessary, accounting policies for subsidiaries have been adjusted to ensure consistency with the policies adopted by the Group. Minority interests have been disclosed separately from shareholders' equity and profit of each subsidiary and are recorded as a separate deduction in the income statement and balance sheet.

  Acquired companies are consolidated according to the purchase method. Goodwill represents the excess of the purchase cost over the fair value of assets less liabilities of the acquired companies. Goodwill is reported using the exchange rate at the date of the transaction. Goodwill is depreciated on a straight-line basis over its expected useful life. Useful lives vary from 5-20 years, depending on the nature of the acquisition. Expected useful lives are reviewed at each balance sheet date and where these differ from previous estimates, amortisation periods are adjusted accordingly. When goodwill has been allocated to fixed assets, it is depreciated in the remaining useful life of such asset. Goodwill arising from the acquisition of associated companies is also depreciated in its expected useful life.

Transactions in foreign currencies

Transactions in foreign currencies are recorded at the rates of exchange prevailing at the dates of transactions. However, for practical reasons, an approximate is often used for the transactions entered during a month. At the end of the month, the foreign currency receivables and liabilities in the balance sheet are valued using the end- of- the -month rate. The foreign exchange differences of operating business items are entered into the respective income statement account before operating profit. Foreign exchange differences on financial assets and liabilities are entered as a net amount in the financial items of the income statement.

Foreign subsidiaries

The income statements of foreign subsidiaries are translated into Euro using the average rate for the accounting period. The balance sheets of foreign subsidiaries are translated using the rate prevailing at the balance sheet day. Exchange differences related to business operations affect operating profit.

  The translation differences arising on elimination of shareholders' equity have been entered in the balance sheet under shareholders' equity in relation to distributable and non-distributable shareholders' equity at the date of acquisition of each company in the Group. Group shareholders' equity contains a corresponding entry in respect of exchange differences arising on translation of the value of instruments used to hedge shareholders' equity of foreign subsidiaries. On the disposal of a foreign group company the cumulative translation difference is recognised as income or expense in the same period in which the gain or loss on disposal is entered.

Derivative contracts

Derivative contracts are used to hedge the foreign currency exposure on the Group's balance sheet receivables and debts and on probable purchasing and sales contracts. In proprietary operations, derivative contracts were also entered into for trading purposes. The derivative contracts used to hedge commercial items are forward exchange agreements, exchange options and cross-currency swaps.

  The business units handle all their foreign currency dealings in conjunction with Stora Enso Group Bank. Their foreign currency exposure is hedged largely through forward agreements. Profits and losses are realised as the contracts mature. The Group Bank calculates the values of all its internal and external forward agreements using market rates at the balance sheet date.

  Premiums on foreign currency options are entered under option premiums as either premiums paid or premiums received at the date of payment. Profits and losses are booked on maturity of the agreements and entered as adjustments to operating income and expenses. The Group Bank calculates the values of all its option agreements using market rates and capitalises option premiums in the accounts on a time basis. Options are valued using generally approved calculation models, and all valuations, together with premiums and capitalisation, are included in exchange rate differences.

  Interest rate flows (interest income and expenses) from swaps are entered separately and are capitalised at the balance sheet date. Exchange rate differences are calculated and entered in the accounts in full in the exchange rate differences account.

  Interest rate derivative agreements are used to hedge the Group's interest rate exposure, and in proprietary operations they were used for trading purposes. The derivative contracts used for hedging are forward interest rate agreements, interest rate futures, interest rate options and interest rate swap agreements.

  Hedging is restricted to standardised forward rate agreements, profits and losses of which are entered as the cash flows are realised. Interest rate flows are not capitalised in the accounts on a time basis, and income and expenses are entered in full in the result for the period.

  Cash flows from interest rate futures are realised as the agreements mature or, if the agreement is closed by means of a counter-transaction, before the end of the agreement period. Interest income and expenses are entered in the accounts as the cash flows are realised and are not capitalised on a time basis.

  Premiums paid on options purchased are entered under short-term interest expenses. Correspondingly, premiums received on options sold are entered under short-term interest income. Option premiums are capitalised into interest income and interest expenses for the period of validity of the agreement. The interest flows arising on the maturity of agreements are entered in full as income or expenses for the financial period in question.

  Interest flows from interest rate swap agreements are capitalised for the period of validity of the agreement. In the accounts, interest receivable and interest payable are capitalised between the interest income and interest expenses accounts for interest rate derivatives.

Revenue recognition

Sales are recorded upon shipment of products or rendering services to customers in accordance with agreed terms of sales.

  Sales includes the sale of products and services, raw material and energy supplies, and energy less indirect sales tax, sales discounts and exchange differences on sales in foreign currencies.

  Other operating income includes rental income, subsidies and profit from sale of fixed assets. Dividends paid by companies considered as financial investment are recorded in the financial items.

Accounting for the business operations of Stora Enso financial services

Earnings from the business operations of Stora Enso financial services, which are generated from trading in financial instruments, are reported among other operating income/expense. Earnings from operations do not include interest on shareholders' equity or any margins on inter-group lending or forward contracts. The proprietary operations were wound up in 1999.

Research and development

Research costs are charged as an expense in the income statement in the period in which they are incurred. Development costs are generally expensed in the period in which they are incurred. However, development costs which relate to a defined product which is expected to have future benefits, are recognised as assets.

Computer software development costs

The development cost or acquisition cost of new software is entered into fixed assets and depreciated over its useful lifetime. The maintenance of such software thereafter is expensed as incurred. The charges arising from the development or adjustment of programmes for the Euro conversion and the millennium shift are considered as ordinary maintenance and expensed as incurred.

Environmental remediation costs

Environmental expenditures that pertain to current operations or relate to future revenues are expensed or capitalised consistent with the Group's accounting policies. Expenditures that result from remediation of an existing condition caused by past operations, and do which not contribute to current or future revenues are expensed. Environmental accruals are recorded based on current interpretations of environmental laws and regulations when it is probable that the liability has been incurred and the amount of such liability can be reasonably estimated. Amounts accrued are not discounted and do not include third-party recoveries.

Discontinued operations

A discontinued operation results from the sale of an operation that represents a separate, major line of business of an enterprise and of which the assets, net profit or losses on operations maybe distinguished physically, operationally and for financial reporting purposes. The profit effect of discontinued operations net of tax is disclosed separately.

Extraordinary income and expenses

Virtually all incomes and expenses that affect the Group's net profit derive from operations within the framework of the Group's normal business. Only in exceptional cases do events occur which give rise to extraordinary revenue and expense. Examples of such events are losses arising from earthquakes, war or confiscation of foreign subsidiaries.

  The extraordinary items presented in the income statement of the parent company are group contributions taken from and given to the parent company's Finnish subsidiaries. At Group level inter-group contributions received and given are eliminated.

Income taxes

The Group's taxes include taxes of Group companies based on taxable profit or proposed dividend for the financial period, together with tax adjustments for previous periods and the change in deferred tax liability. The tax credits arising from the distribution of dividends by subsidiaries are deducted from direct taxes.

Property, plant and equipment

Property, plant and equipment are stated at the original acquisition cost, with additions/deductions for any allocated goodwill / write-downs less straight line accumulated depreciation. Construction-time interest expenses related to qualifying assets, for which a substantial period of time is required before they are ready for their intended use, are capitalised under property, plant and equipment. Amortisation of capitalised interest is included in the line depreciation according to plan. Land includes charges arising from the planting and care of fast-growing forest holdings outside Finland and Sweden. Depreciation according to plan is based on the following expected useful lives:

Consolidation goodwill                                      5-20 years
Buildings
  Industrial                                               10-40 years
  hydroelectric power                                     40-100 years
  office & residential                                     20-50 years
Heavy machinery
  Main machines of
  pulp or paper mills                                         20 years
  sawmill                                                  12-15 years
Light machinery                                               10 years
Computer equipment, vehicles, office equipment
  and light forestry machinery                              4-10 years

Land is not depreciated as it is deemed to have an indefinite life.

  Ordinary maintenance and repairs are generally charged to expense during the financial period in which they are incurred. However, significant renewals and upgrading are capitalised as other capitalised expenditure and depreciated over their useful lives. Retirements, sales and disposals of assets are recorded by removing the acquisition cost and accumulated depreciation from the accounting records with any resulting gain or loss reflected in the profit and loss statement.

  Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. As appropriate, fair value of estimates incorporate adjusted depreciable lives of assets to be disposed of to the extent that depreciation and other operating costs will be recovered from remaining operative cash flows.

Impairment

The carrying amounts of assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount is estimated as the higher of the net selling price and the value in use. An impairment loss is recognised whenever the carrying amount exceeds the recoverable amount.

  A previously recognised impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount, however not to an extent higher than the carrying amount that would have been determined had no impairment loss been recognised in prior years. For goodwill a recognised impairment loss is not reversed.

Accounting for leases

Leases of property, plant and equipment where the Group assumes substantially all benefits and risks of ownership are classified as finance leases. Commodities leased under finance leasing agreements are presented as fixed assets and the related obligations are presented as interest-bearing liabilities. The leased assets are depreciated over the useful life of the assets. Annual leasing payments on finance leases are entered as depreciation and interest expense.

  Leases of assets under which all the risks and benefits of ownership are retained by the lessor are classified as operating leases. Annual payments on operating leases and rental agreements are entered as rentals and the commodities are not entered under fixed assets.

Inventories

Inventories are stated at the lower of cost or net realisable value. Cost is determined by the first-in, first-out (FIFO) method. The cost of finished goods and work in progress comprises raw material, direct labour, other direct costs and related production overheads but exclude interest expenses.

Trade receivables

Trade receivables are carried at anticipated realisable value. An estimate is made for doubtful receivables based on a review of all outstanding amounts at year-end. Bad debts are written off during the year in which they are identified.

Cash and cash equivalents

For the purpose of the cash flow statement, cash and cash equivalents comprise cash in hand, deposits held at call with banks, and investments in money market instruments, net of bank overdrafts. In the balance sheet, bank overdrafts are included in borrowings in current liabilities.

Investments

Investments in marketable securities are carried at the lower of cost and market value determined on a portfolio basis.

Provisions

Provisions are recognised when the Group has a present obligation as a result of past events, it is probable that an outflow of resources embodying an economic benefit will be requested to settle the obligation and a reliable estimate of the amount of the obligation can be made.

Deferred tax

Deferred tax liabilities and assets are recorded in the consolidated balance sheet and are calculated from timing differences.

  Accumulated depreciation difference and untaxed reserves (appropriations) are divided into shareholders' equity and deferred tax liability in the consolidated balance sheet. Under Finland's Companies Act, those portions of untaxed reserves and accumulated depreciation difference included in the shareholders' equity are excluded form distributable funds.

Pension schemes

The Group operates a number of defined benefits and defined contribution plans throughout the world, the assets of which are generally held in separate trustee-administered funds. The pension plans are generally funded by payments from employees and by the relevant Group companies, taking into account of the recommendations of independent qualified actuaries.

  For the defined benefit plans, the pension accounting costs are assessed using the projected unit credit method. Under this method, the cost of providing pensions is charged to the income statement so as to spread the regular cost over the service lives of employees in accordance with the advice of qualified actuaries who carry out a full valuation of the plan every year. The pension obligation is measured as the present value of estimated future cash outflows using interest rates of government securities that have terms to maturity approximating the terms of the related liability. All actuarial gains and losses are spread forward over the average remaining service lives of employees. In 1999 the Group implemented IAS 19 (revised) Employee Benefits and accounted for the transitional liability by adjusting the retained earnings at 1 January 1998.

Government grants

Government grants relating to the purchase of property, plant and equipment are included in non-current liabilities as deferred income. The grants are credited to the income statement on a straight-line basis over the expected lives of the related assets.

Dividends

The dividend proposed by the Board is not deducted from the distributable equity before the shareholders' decision at the Annual General Meeting.

New Accounting Standards

International Accounting Standard IAS 39 Financial Instruments: Recognition and Measurement was issued in March 1998 and is the first effective for the Group fiscal year ended 31 December 2001. This standard establishes principles for recognising information about financial assets and financial liabilities. The Group has not yet fully evaluated the likely impact of adoption of the standard on its results of operations, financial position and cash flows.

Notes, EUR million

Note 2 Product area information

                                                                                  Operating
                                Sales 1999                       Sales              profit

                    External    Intergroup         Total          1998         1999          1998

Magazine paper       1,920.7          29.7       1,950.4       1,851.8        287.7         276.3
Newsprint            1,599.0          42.8       1,641.8       1,693.7        299.1         302.9
Fine paper           1,927.9         235.3       2,163.2       2,003.8        195.2         191.6
Packaging boards     2,266.9          74.6       2,341.5       2,396.9        187.9         209.3
Merchants              753.9          33.3         787.2         830.3          1.1           2.0
Timber products      1,044.1          95.9       1,140.0         733.9         40.2          11.1
Market pulp            624.2         333.6         957.8         846.6         94.9           9.7
Forest                 226.5       1,403.8       1,630.3       1,645.8        141.1         111.0
Other                   95.1     - 2,249.0     - 2,153.9     - 2,104.7       - 32.8        - 32.4
Continuing
    operations,
  total             10,458.3           0.0      10,458.3       9,898.1      1,214.4       1,081.5
Divested units          24.7           0.0          24.7         399.4        - 1.6         - 6.4
Discontinuing operations,
  Energy               152.7         353.3         506.0         481.2        102.7         114.5
Internal sales, Energy     0       - 353.3       - 353.3       - 289.1
Merger costs and
  restructuring provisions                                                    - 447
Items affecting
  comparability                                                               102.6          - 24
Total               10,635.7             0      10,635.7      10,489.6      1,418.1         718.6


                            Operating                   Capital                     Average
                             capital                  expenditure                  personnel

                          1999        1998          1999          1998         1999          1998

Magazine paper         2,125.5     2,025.2         102.2         219.9        4,745         4,887
Newsprint              1,454.8     1,547.2          72.3         103.8        5,564         5,651
Fine paper             2,301.0     2,260.0         112.9         127.0        7,565         7,310
Packaging boards       2,438.9     2,272.7         232.7         211.7       10,114        10,189
Merchants              187.3         212.4           6.6          12.0        1,577         1,680
Timber products          460.6       401.1          51.3          33.8        3,605         2,188
Market pulp            1,178.0     1,153.3         103.3          96.3        2,383         2,474
Forest                 1,346.2     1,408.1          13.8          22.3        2,134         2,212
Other                    387.8       127.1          33.3          29.5        2,216         2,387
Continuing
    operations,
  total               11,880.1    11,407.1         728.4         856.3       39,903        38,978
Divested units             0.0        91.7           0.4          20.5          115         1,800
Discontinuing operations,
  Energy               1,473.3     1,367.6          11.4          19.6          208           209
Merger costs and
  restructuring provisions
Items affecting
  comparability
Total                 13,353.4    12,866.4         740.2         896.4       40,226        40,987


Reconciliations to total assets
                               1999                 1998

Operating capital          13,353.4             12,866.4
Operating liabilities       1,781.4              1,798.5
Interest-bearing receivables  821.4                736.9
Tax receivables                77.8                 11.3
Total assets               16,034.0             15,413.1

Capital employed by country at year-ends

                               1999                 1998

Finland                     4,291.8              4,422.0
Sweden                      3,958.6              3,477.0
Germany                     1,205.8              1,502.0
Canada                        654.6                529.2
France                        333.6                350.5
Portugal                      209.6                184.4
China                         205.3                178.4
Austria                       159.9                 81.8
Other                         659.4                639.6
                           11,678.7             11,365.0

Sales by country
                               1999                 1998

Germany                     1,825.7              1,827.0
UK                          1,321.7              1,436.9
France                        974.0              1,003.6
Sweden                        810.5                881.0
Finland                       730.2                726.0
The Netherlands               538.8                555.0
Italy                         450.7                432.6
Belgium                       349.4                373.9
Spain                         440.0                400.4
Denmark                       286.8                329.6
Other EU                      423.0                321.0
Total EU                    8,150.8              8,287.0
Other Europe                  635.3                733.9
North America                 607.4                445.5
Asia - Pacific                773.6                406.2
Others                        468.6                617.1
Total                      10,635.7             10,489.6


Capital expenditure by country
                               1999                 1998

Finland                       222.3                190.5
Sweden                        290.9                359.4
Germany                        86.8                115.5
Canada                          6.2                127.5
France                         12.5                 15.1
Portugal                       40.7                 20.4
Other                          80.8                 68.0
                              740.2                896.4

Total assets by country
                               1999                 1998

Finland                     5,603.6              5,563.2
Sweden                      5,471.6              4,856.8
Germany                     1,929.6              2,111.4
Canada                        661.1                551.6
France                        485.4                545.4
Portugal                      250.9                229.2
Austria                       250.6                176.8
China                         234.7                213.7
Other                       1,146.5              1,165.0
                           16,034.0             15,413.1

Segment information, continued
Discontinuing operation, Energy

                              Continuing operationsDiscontinuing operations, Energy          Group as a Whole

                            1 Jan.-31 Dec.991 Jan.-31 Dec.981 Jan.-31 Dec.991 Jan.-31 Dec.981 Jan.-31 Dec.991 Jan.-31 Dec.98

Sales                                  10,129.7      10,017.7         506.0        471.9        10,635.7    10,489.6

Finished and
  semifinished goods
    decrease (-)                       - 119.8          42.0           0.5        - 0.2         - 119.4        41.8
Share of profits of
    associated companies                   9.7           9.9           0.1          0.0             9.7         9.9
Other operating income                    77.4          43.3          48.7          1.6           126.1        44.9
Materials and services               - 4,582.5     - 5,300.7       - 260.9      - 332.8       - 4,843.3   - 5,633.5
Freights and sales
    commissions                        - 993.5     - 1,016.0                                    - 993.5   - 1,016.0
Personnel expenses                   - 1,743.8     - 1,795.3        - 10.4        - 9.9       - 1,754.3   - 1,805.2
Depreciation and value
    adjustments                        - 870.2     - 1,145.7        - 15.2        - 5.7         - 885.4   - 1,151.4
Other operating
    expenses                           - 640.0       - 246.2       - 117.6       - 15.4         - 757.6     - 261.6
Operating profit                       1,267.0         609.1         151.1        109.5         1,418.1       718.6

Financing net                          - 211.1       - 323.9        - 55.5       - 55.4         - 266.6     - 379.2
Profit before tax and
    minority items                     1,055.9         285.3          95.6         54.1         1,151.5       339.4
Tax                                    - 367.7       - 133.1        - 26.8       - 15.1         - 394.5     - 148.2
Profit after taxes                       688.2         152.2          68.8         39.0           757.0       191.2
Minority interests                       - 4.5         - 0.2                                      - 4.5       - 0.2
Profit for the period                    683.7         152.0          68.8         39.0           752.5       191.0

Fixed assets and other long-term investments

                              Continuing operationsDiscontinuing operations, Energy          Group as a Whole

                          1 Jan.-31 Dec.991 Jan.-31 Dec.981 Jan.-31 Dec.991 Jan.-31 Dec.981 Jan.-31 Dec.991 Jan.-31 Dec.98

Intangible assets                     60.3          42.0                                              60.3          42.0
Goodwill on consolidation            466.4         540.5                                             466.4         540.5
Property, plant and equipment      9,451.9       9,248.7            1,265.7      1,175.9          10,717.6      10,424.6
Shares, associated companies         159.6         175.9                5.9        158.2             165.5         334.1
Shares, other companies               96.3          87.7              184.1         41.1             280.4         128.8
Capital investment shares             49.3          48.0                                              49.3          48.0
Long-term loan receivables            17.4          47.6               49.3         42.5              66.8          90.1
Deferred tax receivable                5.9           7.8                                               5.9           7.8
Other non-current assets             85.0          77.1                 3.7          2.1              88.6          79.2
                                  10,392.1      10,275.3            1,508.7      1,419.8          11,900.8      11,695.1

Current assets
Inventories                        1,264.9       1,332.0               0.7          0.3            1,265.6       1,332.3
Tax receivable                        71.3           3.4               0.6                            71.9           3.4
Short-term receivables             2,031.0       1,722.8              59.5         60.6            2,090.4       1,783.4
Short-term investments
    and receivables                  160.1         178.6             105.8         71.8              265.9         250.4
Cash and cash equivalents            425.1         340.4              14.3          8.1              439.4         348.5
                                   3,952.3       3,577.2             180.9        140.8            4,133.2       3,718.0
Total assets                      14,344.4      13,852.5           1,689.6      1,560.6           16,034.0      15,413.1


Shareholders' equity and liabilities

                              Continuing operationsDiscontinuing operations, Energy          Group as a Whole

                          1 Jan.-31 Dec.991 Jan.-31 Dec.981 Jan.-31 Dec.991 Jan.-31 Dec.981 Jan.-31 Dec.991 Jan.-31 Dec.98

Shareholders' equity               5,589.5          4,943.7         363.7           322.6       5,953.2       5,266.3
Minority interests                   196.1            273.5           5.9             5.3         202.0         278.8

Long-term liabilities
Pension provisions                   568.1           562.7           7.4              6.9         575.5         569.6
Deferred tax liability             1,410.7         1,237.4          78.2             89.1       1,488.9       1,326.6
Other provisions                     186.5           256.0                                        186.5         256.0
Long-term debt                     2,730.3         3,238.6       1,115.9          1,055.5       3,846.2       4,294.1
Other long-term liabilities           87.0            90.8                                         87.0          90.8
                                   4,982.7         5,385.4       1,201.5          1,151.5        6,184.1       6,537.0

Current liabilities
Current portion of
    long-term debt                   440.9        1,217.8           5.8              0.6         446.7       1,218.4
Short-term borrowings              1,413.1          465.4          63.6             10.0       1,476.6         475.4
Other current liabilities          1,461.5        1,381.1          46.3             70.6       1,507.8       1,451.7
Tax liability                        260.6          185.5           3.0                          263.6         185.5
                                   3,576.1        3,249.8         118.6             81.2       3,694.7       3,331.0
Total shareholders'
  equity and liabilities          14,344.4       13,852.5       1,689.6          1,560.6      16,034.0      15,413.1


Cash flow
                              Continuing operationsDiscontinuing operations, Energy          Group as a Whole

                          1 Jan.-31 Dec.991 Jan.-31 Dec.981 Jan.-31 Dec.991 Jan.-31 Dec.981 Jan.-31 Dec.991 Jan.-31 Dec.98
Cashflow from operating activities
Operating profit                   1,267.0            609.1         151.1           109.5          1,418.1         718.6
Adjustments                          811.4          1,135.1        - 33.2            12.8           778.2       1,147.9
Change in the working capital       - 87.9            294.0        - 81.8           - 8.7         - 169.7         285.3
Cash flow from operations          1,990.5          2,038.2          36.1           113.6         2,026.6       2,151.8

Net financing items                - 208.2         - 323.9        - 55.5           - 55.4         - 263.7       - 379.3
Taxes paid                         - 268.8          - 24.0        - 42.1           - 15.1         - 310.9        - 39.1
Net cash from operating
    activities                     1,513.5         1,690.3        - 61.5             43.1         1,452.0       1,733.4

Acquisitions                       - 113.3         - 523.1                                        - 113.3       - 523.1
Divistments                          179.9           176.9          72.0                            251.9         176.9
Capital expenditure                - 716.6         - 877.9        - 23.6           - 18.5         - 740.2       - 896.4
Net cash flow after
    investing activities             863.5           466.2        - 13.1             24.6           850.4         490.8

Dividends                          - 268.8         - 244.7                                        - 268.8       - 244.7
Other cash flow from
  financing activities             - 319.8         - 111.7          19.1           - 29.5         - 300.7       - 141.2
Net increase in cash and
  cash equivalent                    274.9           109.8           6.0            - 4.9           280.9         104.9

Cash and cash equivalents at
  beginning of period                340.5           233.8           8.1             13.0          348.6         246.8
Translation differences               12.5           - 3.1           0.2                            12.7         - 3.1
Cash and cash equivalent
  at end of period                   627.9           340.5          14.3              8.1          642.2         348.6

Discontinuing operations, Energy

On 20 August, Stora Enso unveiled its new strategy, which includes its power assets not located at the mills. These assets were initially valued EUR 2 billion.

  On 24 September, Stora Enso participated in a restructuring of electricity sales in Finland with other Pohjolan Voima Oy shareholders. Stora Enso sold its holdings in Teollisuuden Sahkonmyynti Oy to Eastern Group plc. In the same connection, Teollisuuden Sahkonmyynti acquired Pohjolan Voima Series C shares carrying entitlement to thermal power. The related share deals yielded a sales profit of about EUR 48 million before tax (related tax EUR 13.5 million), which was entered in the fourth quarter.

  The 1999 income statement of Discontinued operation, Energy includes, the sales profit of Teollisuuden Sahkonmyynti Oy and Pohjolan Voima C series EUR 48 million is included in the operating profit. The related tax amounts to EUR 13.5 million.

  In January 2000 Stora Enso Oyj and Fortum Oyj signed a letter of intent concerning the sale of the main part of Stora Enso's power assets outside the mills to Fortum group companies or designates. The asset value is SEK 15,850 million (EUR 1,850 million). The capital gain will amount to about EUR 540 million before tax (425 million after tax). The closing of the deal is intended to take place spring 2000 after the approval of the competition authorities.

  In addition to electricity generation, the deal covers regional distribution networks and power sales contracts in Sweden. The number of personnel involved is 200, all of them in Sweden.

  The agreement does not include the shares in Pohjolan Voima (PVO), which Stora Enso will continue to sell the shares.

Note 3 Effect of major acquisitions and disposals

Acquisitions

In January 1999 Stora Enso initiated a compulsory redemption of STORA and offered to buy all outstanding STORA Series A and Series B shares at a price of SEK 88 per share. At the year end Stora Enso held 98.7% of shares. A total of EUR 83 million was used to purchase minority shares in January - December 1999. The compulsory redemption procedure has been referred to arbitration and is still under consideration.

Disposals

During the period Stora Enso sold Tervakoski Oy to the Austrian company Trierenberg AG and the fixed assets of Dalum to a group of Danish investors. The sale prices totalled EUR 120 million. The capital gain on Tervakoski was EUR 25 million and on Dalum no capital gain was recorded.

  On 24 September, Stora Enso sold its holdings in Teollisuuden Sahkonmyynti Oy and Pohjolan Voima Series C to Eastern Group plc (see note 2).

Note 4 Cash flow on acquisitions and disposals

The assets and liabilities acquired and disposed, and resultant cash flows can be analysed as follows:


                                             1999                           1998
                               Acquisition      Disposal        Acquisition       Disposal

Fixed assets                           1.2        - 27.8              638.1        - 120.5
Working capital                        1.5        - 75.9               40.4         - 64.4
Operating capital                      2.7       - 103.7              678.5        - 184.9
Tax liabilities                                                       - 3.4           32.1
Capital employed                       2.7       - 103.7              675.1        - 152.8

Shareholders' equity                                                   28.6         - 12.6
Minority items                      - 83.4                             22.3          - 4.1
Interest-bearing net debt             86.1       - 103.7              624.2        - 136.0
Financing                              2.7       - 103.7              675.1        - 152.8


Note 5 Other operating income

                                      1999          1998
Sales profits of fixed assets        111.7          23.3
Rent                                  10.1          17.0
Subsidies                              4.3           4.6
                                     126.1          44.9

Losses on sale of fixed assets / shares
included in other operating expenses - 7.0        - 29.7


Note 6 Personnel expenses

                                      1999          1998
Wages and salaries                 1,333.0               1,364.5
Pensions                             139.7                 156.2
Other statutory
  employers' contributions           281.6                 284.5
                                   1,754.3               1,805.2

Remuneration to members of the
  Board of Directors and CEO           1.8                   1.9


Remuneration to the CEO and DCEO was as follows:

                                    Jukka                 Bjorn
                                   Harmala              Hagglund

Annual salary for principal
  employment, EUR1                 632,407               525,663
Retirement age                          60                    60
Pension payment
  60-65:                66% of pensionable                60% of
                        salary (four last            pensionable
                        years average base          salary (base
               salary + bonus + benefits)        salary + bonus)
  65:            66% of pensionable salary       General pension
                                             scheme plus company
                                                 plan that gives
                                               additional 43% at
                                          proposed salary level.
                                           Pensionable salary in
                                             base salary and 50%
                                                     of bonuses.

Term of notice                    6 months              6 months
Compensation for
  termination                   12 months             12 months
                              base salary            base salary
                            An optional 12       An optional 12
                             months salary         months salary
                              depending on          depending on
                                employment            employment

Bonus scheme EUR                   146,581               201,000


Entitlement to R shares
  through warrant                  399,000
Number of synthetic options        112,500                93,750
1 Excluding car and residence

Specification of pensions and other statutory
employers contributions
                                      1999                  1998

Pension expenses paid
to pension funds
  Obligatory                          48.2                  40.6
  Voluntary                            6.7                  11.2
Pension expenses paid to
insurance companies
  Obligatory                          48.2                  58.2
  Voluntary                            5.4                  25.9
Accrued pension liabilities
  in the period                       10.2                  18.8
Top management pension
  arrangements                                               2.6
Training                                                     1.0
Other personnel costs
  Obligatory                         272.3                 281.5
  Voluntary                           30.2                   1.0
                                     421.3                 440.7

Average number of personnel         40,226                40,987


Note 7       Items affecting comparability

                                             Other    Materials    Depreciation    Other operating
                                          operating          and       and value      and personnel
                                             income     services     adjustments           expenses       Total
1998

Capital loss on sale of shares in Stora
  Carbonless and Stora Spezialpapiere                                     - 20.6             - 20.6
Writedown of inventory in Skoghall                         - 9.6                                          - 9.6
Resolvement of provision for the
  sale of Newton Falls                          5.8                                                         5.8
Repayment of capital
    tax in Germany                             20.5                                                        20.5
Capital loss on sale of Svenska Dagbladet                                                     - 3.2       - 3.2
Extra depreciation at Corbehem
  and Newton Kyme                                                                             - 8.8       - 8.8
Provision for merger and restructuring                                   - 260.4            - 194.8     - 455.2
                                               26.2        - 9.6         - 260.4            - 227.3     - 471.1

In connection with the merger of STORA and Enso a provision has been entered to cover the anticipated restructuring costs. In the prospectus issued by STORA and Enso on 13 July 1998 the managements of the companies announced their intention to develop and define a detailed plan restructuring the Stora Enso Group. Non-recurring restructuring costs associated with this plan have been included in the restructuring provision.

                                             Other   Depreciation
                                         operating      and value
                                            income    adjustments     Total
1999

Capital gain on sale of Tervakoski            24.5                     24.5
Capital gain on sale PVO C-series and
    Teollisuuden Sahkonmyynti Oy              48.2                     48.2
Cumulative accounting adjustment to
    previous years, capitalisation
    of interest                               29.9         29.9
                                              72.7         29.9       102.6


Note 8 Net financing cost

                                             1999                 1998

Dividend income                               3.9                  2.3
Interest income                              20.9                 17.9
Other financial  income                      12.6                 38.6
Exchange gains and losses                    31.6               - 30.3
Interest expenses                         - 328.0              - 378.4
Other financial expenses                    - 7.5               - 29.2
                                          - 266.6              - 379.3

Forward contracts and swaps
  entered in the financial items
Interest income                              14.0                 12.3
Exchange rate differences                    28.7               - 23.1
Interest expenses                           - 4.6                - 3.9


Note 9                  Income tax expense

The profit before tax and minority items
by country is as follows:
                                                   1999                1998

Finnish Group companies                           578.0               353.0
Swedish Group companies                           304.0                 5.1
German Group companies                            217.6             - 261.1
Other Group companies                              51.8               242.4
                                                1,151.4               339.4

Current tax expense
  Finnish Group companies                       - 141.0             - 110.3
  Swedish Group companies                        - 79.4             - 102.8
  German Group companies                         - 46.6                91.2
  Other Group companies                          - 27.2              - 13.4
Change in deferred taxes
  Finnish Group companies                        - 27.5                 4.6
   Swedish Group companies                        - 1.0                64.6
   German Group companies                        - 69.4              - 58.9
   Other Group companies                          - 0.1              - 20.7
Taxes of associated companies                     - 2.4               - 2.5
                                                - 394.5             - 148.2

The following is a reconciliation of income taxes
calculated at the 28% tax rate:
                                                     1999                1998

Profit before tax                                 1,151.4               339.4
Hypothetical taxes at 28%                           322.4                95.0
Impact of different tax rates
  outside Finland                                    57.4               - 3.4
Non-deductible expenses and
  tax exempt income                                  18.2                78.0
Losses incurred at Group
  companies outside Finland
  where no deferred tax benefit
  is recognised                                    - 15.3               - 1.2
Other items 1                                        11.8              - 20.2
Income taxes in the consolidated
  income statement                                  394.5               148.2
Deferred tax assets  in the
  balance sheet
Tax losses carried forward                           68.5                78.4
Less valuation allowance                           - 62.6              - 67.5
Corporate tax credit                                                      0.5
Deferred tax assets in
  the balance sheet                                   5.9                 7.8

1 1999 EUR 11.8 million refers to change in the Finnish tax rate from 28% in 1999 to 29% in 2000.

The Group has recognised a deferred tax asset for its net operating loss carryforwards and established a valuation allowance against this amount. That determination was based upon an analysis of the more likely than not criterion applied to each tax jurisdiction of the company.

Deferred tax liabilities in the balance sheet
                                                    1999                1998
Depreciation difference
  and untaxed reserves                           1,140.9             1,111.3
Group eliminations                                 - 5.9              - 10.4
Tax losses carried forward and
  other timing differences                           5.5             - 140.1
Acquisition surplus values                         348.4               365.8
                                                 1,488.9             1,326.6


Deferred tax liabilities in the balance sheet, reconciliation of changes

                                                Adoption of   Charged/        Acquisitions/   Exchange
                              31 Dec. 1998    IAS 19 revised   credited to P/L  divestments    difference    31 Dec. 1999

Depreciation difference and
  untaxed reserves                 1,111.3                      - 29.2                            58.8            1,140.9
Group eliminations                  - 10.4                         4.5                                              - 5.9
Tax losses carried forward and
  other timing differences         - 129.5        - 10.6         146.5                           - 0.9                5.5
Acquisition surplus values           365.8                      - 23.8            - 12.9          19.3              348.4
Total                              1,337.2        - 10.6          98.0            - 12.9          77.2            1,488.9

No deferred tax liability has been recognised for undistributed earnings of domestic subsidiaries since, in most cases, such earnings can be transferred to the parent company without tax consequences. The Group does not provide deferred income taxes on undistributed earnings of foreign subsidiaries because such earnings are intended to be permanently reinvested in those operations, except in specific situations where the Group has elected to distribute earnings of foreign subsidiaries.

Note 10         Depreciation

                                             1999          1998
Depreciation according to plan
Other intangible assets                    - 12.7        - 13.6
Buildings and structures                   - 92.8        - 95.4
Machinery and equipment                   - 707.9       - 687.2
Other tangible assets                      - 20.3        - 17.6
Goodwill on consolidation                  - 61.9        - 64.5
                                          - 895.6       - 878.2

                                             1999          1998
Value adjustments
Buildings and structures                      7.4         - 1.5
Machinery and equipment                       2.2       - 181.8
Other tangible assets                         1.7
Investments in progress                     - 1.1
Goodwill on consolidation                                - 89.9
                                             10.2       - 273.2

Note 11         Fixed assets and long-term investments

Group 1999                Consolidation   Other intangible    Land and   Buildings and       Machinery                Other
                               goodwill             assets       water      structures   and equipment      tangible assets
Acquisition cost 1 Jan.           994.3              101.0     2,174.9         2,467.5        11,398.4                609.5
Translation difference              7.7                0.9       150.3            85.5           613.6                 18.0
Reclassification                                      12.0      - 66.9           - 6.6          - 15.1                 76.7
Additions                           3.1               11.8         7.1            63.0           640.6                 38.5
Disposals                        - 18.6              - 4.2       - 4.3          - 40.1         - 332.1              - 161.3
Acquisition cost 31 Dec.          986.5              121.5     2,261.1         2,569.3        12,305.3                581.3
Accumulated
   depreciation 1 Jan.            453.8               59.0                       820.8         5,205.8                199.1

Accumulated depreciation
  at companies acquired                                0.3                         2.6             3.7
Translation difference              4.4                0.4                        31.3           253.3                  2.8
Depreciation according
   to plan                         61.9               12.7                        92.8           707.9                 20.3
Accumulated depreciation
  of assets sold                                    - 11.1                      - 38.2         - 222.1               - 70.5
Value adjustments in the period                                                  - 7.4           - 2.2                - 0.6
Accumulated
    depreciation 31 Dec.          520.1               61.2                       901.9         5,946.4                151.1
Carrying value
   31 Dec. 1999                   466.4               60.3     2,261.1         1,667.4         6,358.9                430.2

Carrying value
   31 Dec. 1998                   540.5               42.0     2,174.9         1,646.7         6,192.6                410.4


Note 12         Associated companies

                                               1999             1998
Historical cost 1 Jan.                        289.9            273.1
Translation difference                          1.8           - 14.8
Additions                                      20.2             42.3
Disposals                                    - 36.8            - 1.2
Transfer to other companies                 - 141.9            - 9.4
Historical cost 31 Dec.                       133.3            289.9

Equity adjustment to investments
  in associated companies 1 Jan.               44.2             44.8
Equity earnings in associated companies         9.7             10.0
Translation difference                       - 27.3            - 0.1
Dividends received during the year            - 3.1            - 7.2
Taxes                                         - 2.4            - 2.6
Disposals and other changes                    11.2            - 0.7
Equity adjustment 31 Dec.                      32.2             44.2

Carrying value of investments
  in associated companies at 31 Dec.          165.5            334.1



Significant associated companies:
                                                                          Share in profit in
                                                                            income statement
                                            Shareholding, %              1999             1998       Domicile
Sunila Oy (pulp mill)                                  50.0               1.2              0.6        Finland
Steveco Oy (stevedoring)                               36.7               0.7              2.9        Finland
Veracel (pulp mill project)                            50.0                --               --         Brazil
Mitsubishi HiTec Paper Bielefeld GmbH
    (technical office papers)                          24.0               0.1               --        Germany
Mitsubishi HiTec Paper Flensburg GmbH
    (technical office papers)                          24.0               0.4               --        Germany


Note 13 Related party transactions

                                                       1999              1998
Receivables from and payables to
  associated companies
Long-term loans receivable                             11.3              28.1
Accounts receivable                                    22.1              54.7
Short-term investments and receivables                 35.9              32.9
Prepaid expenses and accrued income                     0.1               0.0
Other receivables                                       0.0               7.2
Trade payable                                          11.4              18.0
Accrued liabilities and deferred income                 0.2               7.4
Other current interest-bearing liabilities              5.8              29.9

Sales to associated companies                         122.7             103.3
Purchases from
  associated companies                               -150.1           - 285.1
The above transactions were carried out on commercial terms and conditions. Purchases from associated companies relate mainly to energy and pulp purchases. Sales are mainly sale of wood material.
  Stora Enso Oyj is entitled to borrow amounts from its Finnish pension funds. As of 31 Dec.1998 and 31 Dec.1999 the Group's long-term borrowings from its Finnish pension funds were EUR 246.1 million and EUR 244.4 million respectively.


Note 14 Shares in other companies

                                                       1999              1998
Acquisition cost 1 Jan.                               128.8              57.0
Translation differences                                 0.5             - 1.1
Additions                                              13.4              68.8
Disposals                                             - 7.1             - 4.8
Write-downs                                             3.0             - 0.5
Transfer from associated  companies1                  141.9               9.4
Carrying amount 31 Dec.                               280.4             128.8
1 Major part in this line refers to the transfer of Pohjolan Voima Oy fram associated companies to other shares.

The valuation of other companies is based on historical cost convention. In case of Pohjolan Voima Oy there is surplus value included which arises from the acquisition of Veitsiluoto Group.


Note 15 Capital investment in shares

                                                         %    No. of shares     Carrying value   Market value
Finnlines Oyj, Helsinki                                5.5        1,104,670                1.9           33.1
Finnair Oyj, Helsinki                                  0.0           14,400                0.1            0.1
Helsingin Puhelin Oyj, Helsinki                        0.0            1,410                0.1            0.1
HPY Holding Oyj, Helsinki                              0.0           19,650                0.0            0.7
Kemira Oyj, Helsinki                                   0.1          160,000                0.9            1.0
Keski-Suomen Puhelin Oyj, Jyvaskyla, A                 0.0              286                0.0            0.0
Merita Foresta, Helsinki                                          5,000,000                0.8            1.9
Nordic Baltic Holding AB, Stockholm                    0.3        3,706,215                8.7           21.6
Neptun Maritime  Oyj, Helsinki                         2.3        1,261,211                2.5            2.7
Outokumpu Oyj, Espoo                                   0.0               47                0.0            0.0
Raisio Yhtyma Oyj, Raisio, V                           0.1          120,000                0.8            0.5
Raisio Yhtyma Oyj, Raisio, K                           0.0            5,100                0.0            0.0
Rautaruukki Oyj, Helsinki                              0.1          130,000                0.8            0.9
Sampo Insurance Company, Turku, A                      2.8        1,722,228               20.5           59.8
Sonera Oyj, Helsinki                                   0.0           30,000                0.2            2.0
Merita Pro Obligaatio                                                59,559                0.5            0.6
Mega Carrier KB                                       33.0                                 6.2            6.2
KB Metro Flyg                                         33.0                                 5.2            5.2
Total                                                                                     49.3          136.4

Proceeds from disposal of capital investment shares:
                                                      1999             1998
Net book amount                                        4.4              4.0
Gain on sale                                           3.1              9.2
                                                       7.5             13.2

The Groups capital investment shares are recorded at cost and are classified in investments held as non-current assets and stocks. Changes in market value are not recognised until realised.

Note 16 Receivables from Group Management

There are no receivables from Group Management.

Note 17 Inventories

                                                      1999             1998
Materials and supplies                               550.2            518.1
Work in progress                                      65.4             72.1
Finished goods                                       590.5            695.8
Other inventories                                     59.5             46.2
                                                   1,265.6          1,332.3

Note 18 Short-term receivables

                                                      1999             1998
Accounts receivable                                1,732.7          1,421.6
Prepaid expenses and accrued income                  154.5            149.5
Other receivables                                    203.1            212.3
                                                   2,090.4          1,783.4

Receivables falling due after one year are shown as non-current receivables.


Note 19                                   Financial assets

                                                      1999             1998
Non-current loan receivables                          66.8             90.1

Short-term investments and receivables
Current portion of loan receivables                   63.0              3.9
Short term bank deposits                             202.9            246.5
                                                     265.9            250.4
Cash and cash equivalents                            439.4            348.5

Major part of the non-current loan receivables relate to loans granted to energy companies selling energy to Stora Enso Group. The interest rate ranges from 4.8 to 6.8 pa. Normally there is no plan for amortisation. Eur 48.7 million belongs to the discontinuing operations, energy.
  The current portion of loan receivables includes of EUR 35 million loan granted to an affiliated company (3.5%, maturity 3 months).

Short term deposits
The Group's liquidity position has been secured through long-term credit facilities and the Group has no need to keep any substantial cash funds.


Note 20 Capitalised interest included in property, plant and equipment
                                                      1999             1998
1 Jan.                                                93.5            101.2
Additions 1 Jan.-31 Dec.                               0.3              4.8
Exchange rate difference                               7.0            - 0.2
Depreciation 1 Jan.-31 Dec.                           18.0           - 12.3
31 Dec.                                              118.7             93.5

The Group has capitalised interest expenses in connection with investment in qualifying assets. Interest rate used in calculations ranges from 6 to 11%. The interest rate has been defined at the start of the investment project in question and equals the average of Group borrowing cost at the time.


Note 21 Shareholders' equity

EUR                                                   1999             1998
Share capital at 1 Jan.                            1,277.5          1,277.5
Increase                                               0.1
Share capital at 31 Dec.                           1,277.6          1,277.5

Share issue                                            1.9

Other restricted equity 1 Jan.                       704.6            736.2
Transfer from other non-restricted equity                              23.4
Increase                                                               28.6
Translation difference                               - 8.3           - 83.5
Other restricted equity 31 Dec.                      696,3            704.6

Reserve for own shares 1 Jan. and 31 Dec.            - 0.0            - 0.0
Non-restricted equity 1 Jan.                       3,311.4          3,499.5
Effect of adopting IAS 19 revised                   - 27.2           - 27.2

Non-restricted equity 1 Jan. restated              3,284.2          3,472.3
Dividends paid                                     - 268.3          - 242.6
Share exchange with minority                          17.2
Transfer to the other restricted equity                              - 23.4
Translation difference                               191.7          - 113.1
Profit for the period                                752.5            191.0
Non-restricted equity 31 Dec.                      3,977.4          3,284.2

Distributable funds
Non-restricted equity                              3,977.4          3,284.2
Untaxed reserves included in
  non-restricted equity                          - 1,387.2          - 935.2
Distributable funds 31 Dec.                        2,590.2          2,349,1

Cumulative translation differences
Resticted equity                                     290.7            298.4
Non-restricted equity                              - 323.3          - 514.9
Total                                               - 32.6          - 216.5


Under the Articles of Association the company's issued share capital may not be less than FIM 5,000 million and not more than FIM 20,000 million. The issued share capital may be increased or reduced between these limits without amendment to the Articles of Association. The minimum number of shares is 500,000,000 and maximum 2,000,000,000. The maximum number of shares series A is 500,000,000 and series R 1,600,000,000. The combined total number of shares series A and R is not to exceed 2,000,000,000.

Breakdown of share capital

                                            Series A         Series R              Total
31 Dec. 1997                             116,729,125      194,361,705        311,090,830
Change from
  Series A to R                          - 1,357,954        1,357,954                 --
Conversion from
  Stora A ja
  B shares                               128,023,484      320,465,375        448,488,859
31 Dec.1998                              243,394,655      516,185,034        759,579,689
Change from
  Series A to R                         - 34,443,467       34,443,467                 --
Subscription
  (option rights)                                              30,000             30,000
31 Dec. 1999                             208,951,188      550,658,501        759,609,689
Subscription
  (option rights)                                             246,000            246,000
26 Jan. 2000                             208,951,188      550,904,501        759,855,689

Votes                                    208,951,188       55,065,850        264,017,038

Series A (1 vote/share)
Series R (1 vote/10 shares, minimum 1 vote)

Share capital at
  31 Dec. 1999,
  EUR million                                  351.4            926.1            1,277.6


Subsidiaries held 5,601 Series R shares, nominal value amounting to EUR
8,478.19.

  The Board of Directors, the CEO and the DCEO owned 19,275 Series A and 35,409 Series R shares at 31 Dec.1999 representing 0.0% of the total voting rights of the company.

                              Series A         Series R           Warrants
Claes Dahlback                   2,541            9,529
Jukka Harmala                                     3,000            399,000
Bjorn Hagglund                   7,877           14,618
Josef Ackermann                                   1,300
Paavo Pitkanen                   3,800
Jan Sjoqvist                       508              943
Krister Ahlstrom                 1,500
Marcus Wallenberg                3,049            6,019


The Annual General Meeting held on 7 April 1997 decided to offer bonds with equity warrants up to a maximum value of FIM 1,000,000 (EUR 168,187.93) for subscription by the company's management. The bonds mature in 2002 and carry interest at 4%. Each FIM 1,000 (EUR 168.19) bond carries one warrant entitling the holder to subscribe 3,000 of Series R shares at a subscription price of FIM
45.57 (EUR 7.66). If fully subscribed during period 1 December 1998 to 31 March 2004, the shares represents a maximum of 0.1% of the voting rights generated by the share capital after the exercise of the warrants and about 0.4% of the share capital.


Note 22 Borrowings

Repayment schedule of long-term interest-bearing liabilities including current portion at 31 Dec.1999:

                                   2000      2001       2002      2003       2004      2005-     Total
Convertible bond loans                                  0.2                                      0.2
Bond loans                         205.3     160.7      52.6      163.0      345.5     671.7     1,598.7
Loans from credit institutions     152.0     139.5      136.0     76.1       314.2     889.5     1,707.3
Pension loans                      33.0      32.9       32.8      27.0       81.8      275.2     482.5
Leasing liabilities                30.9      34.5       17.0      9.7        18.6      192.9     303.5
Other long-term liabilities        25.6      4.0        3.2       30.1       1.6       136.1     200.7
                                   446.7     371.6      241.7     305.9      761.7     2,165.3   4,292.9


Cash reserve and unutilised credit facilities totalled 2,616 million at the end of the year.

Bondloans
Fixed Rate                                                              Balance          Balance
                                                                     31 Dec.1999       31 Dec. 1999
                Interest rate      Currency      Original amount       EUR Mill.        EUR Mill.
1989-1999                8.00           DEM                200.0            0.0            102.3
1991-2000                8.22           USD                 35.0           34.8             29.9
1991-2000                9.68           USD                 43.0           42.8             36.8
1991-2006                9.99           USD                 50.4           50.2             43.2
1993-2001                6.74           USD                 45.0           44.8             38.6
1993-2003                9.50           SEK                150.0           17.5             16.1
1993-2003                9.50           SEK                 25.0            2.9              2.7
1993-2003                8.96           SEK                350.0           40.9             36.8
1993-2003                9.50           SEK                255.0           29.8             26.7
1993-2003                8.64           USD                 65.0           64.7             55.7
1993-2004                7.11           USD                  7.0            7.0              6.0
1993-2019                8.60           USD                 50.0           49.8             42.9
1994-2004                8.00           SEK                500.0           58.4             52.5
1995-2001                7.75           USD                 50.0           49.8             42.9
1996-2006                8.75           SEK                250.0           29.2             26.4
1996-2006                7.90           SEK                470.0           54.9             49.6
1997-2004                6.00           FIM                               249.6            249.6
1997-2007                7.25           SEK                500.0           58.4             52.8
1998-2002                5.50           SEK                200.0           23.4             21.0
1998-2002                5.50           SEK                 50.0            5.8              5.2
1998-2002                5.50           SEK                 50.0            5.8              5.2
1998-2004                5.35           SEK                200.0           23.4             21.0
1998-2005                5.20           SEK                200.0           23.4             21.0
1998-2005                6.00           SEK                200.0           23.4             21.0
1998-2008                4.00           SEK                264.4           30.9             27.8
1999-2005                4.75           SEK                135.0           15.8              0.0
1999-2005                4.75           SEK                165.0           19.3              0.0
1999-2006                5.90           SEK                500.0           58.4              0.0

Floating Rate
1994-1999                               FIM                250.0            0.0             42.0
1994-1999                               FIM                425.0            0.0             71.5
1994-1999                               USD                100.0            0.0             85.8
1994-1999                               USD                 50.0            0.0             42.9
1994-1999                               USD                 50.0            0.0             42.9
1995-2000                               USD                 75.0           74.7             64.2
1995-2000                               USD                 50.0           49.8             42.9
1997-2000                               JPY              3,000.0           29.2             22.5
1997-2007                               FIM                110.0           18.5             18.5
1997-2017                               JPY             10,000.0           97.3             75.3
1998-2000                               FIM                100.0           16.8             16.8
1998-2001                               SEK                200.0           23.4             21.0
1998-2002                               SEK                100.0           11.7             10.6
1998-2005                               SEK                 80.0            9.3              8.4
1998-2005                               SEK                200.0           23.4             21.0
1998-2008                               USD                 30.0           29.9             25.7
1998-2008                               USD                 40.0           39.9              0.0
1999-2005                               SEK                300.0           35.0              0.0
1999-2005                               SEK                110.0           12.8              0.0
1999-2008                               SEK                105.3           12.3              0.0
                                                                        1,598.7          1,646.0

Breakdown of operating capital/net interest-bearing liabilities by currencies

                         Operating Capital    Net interest-bearing liabilitites
                         1999             1998               1999           1998

EUR                   7,327.6          7,387.2            1,896.5        2,757.2
SEK                   4,877.4          4,259.6            2,660.7        2,358.6
USD/CAD                 689.6            545.0              810.2          687.6
CNY                     205.3            159.7
GBP                      98.4            119.5               14.1         - 42.0
Other                   155.1            395.6              142.1           21.2
Total                13,353.4         12,866.5            5,523.6        5,782.6


Finance lease liabilities                              Total   Discontinuing operations
Minimum lease payments                                 Group                     Energy
Not later than 1 year                                   62.7                       14.9
Later than 1 year and not later than 5 years           251.0                       59.8
Later than 5 years                                     220.3                      116.3
                                                       534.0                      191.1

Future finance charges on finance leases             - 230.4                     - 78.0

Present value of finance lease liabilities             303.5                      113.1
Representing value of finance lease liabilities
Not later than 1 year                                   58.5                        7.7
Later than 1 year and not later than 5 years           169.7                       30.9
Later than 5 years                                      75.5                       74.5
                                                       303.6                      113.1

Short term borrowings
                                                        1999                       1998
Short term loans                                     1,476.6                      475.4

The Group's short-term loans are mostly denominated in Swedish crowns (58%) and in Euros (35%). The maturities of short-term loans are less than one year varying between 2 weeks and 9 months (SEK) and between 2 weeks and 4 months
(EURO). The short term loans were executed mostly through commercial papers and the average interest rate in outstanding contracts per 31 Dec.1999 was 3.80%
(SEK) and 3.44% (EUR).


Note 23           Other current liabilites and other provisions

Other current liabilities
                                                     1999               1998
Advanced received                                    17.4                3.0
Trade payables                                      748.4              643.0
Other current liabilitites                          305.6              285.0
Accrued liabilitites and deferred income            436.4              520.7
                                                  1,507.8            1,451.7

Other provisions
                                            Restructuring    Pension       Other
Carrying value at 31 Dec. 1998                        151        570         105
Translation difference                                  3         26           9
Increase                                                5                     19
Decrease                                             - 96       - 21         - 9
Carrying value at 31 Dec. 1999                         63        575         124


Note 24 Fair value of financial instruments

                                                        1999                        1998
                                               Carrying                    Carrying
                                                 amount    Fair value        amount     Fair value
Financial assets
  Non-current loan receivables                       67            67            90             90
  Short term money market investments               266           266           250            250
Financial liabilites
  Short term borrowings                           1,350         1,350           475            475
  Long-term debt                                  3,874         3,947         4,294          4,437
  Current portion of long-term debt                 398           398         1,218          1,218
Off-balance sheet instruments
  Currency options purchased                                                      1              1
  Currency options written                                                        0              0
  Forward foreign exchange contracts                  6             6            25             25
  Interest rate swaps                                 4             5           - 3             27
  Interest rate futures FRA:s                                                    21              3
  Cross currency swaps                               30            71            19             54
  Interest rate options                                                           0              0

Fair value of financial instrument is defined as the net value at which the instrument could be exchanged in a transaction between willing parties other than in a forced liquidation or sale.
  Fair values of financial instruments have been estimated as follows.

Cash and cash equivalents
The carrying amounts are a good estimate of the fair value in short-term money market instruments. Bank account balances are not included in the figures.

Short-term borrowing
The carrying amounts are a good estimate of the fair value.

Long-term debt
The carrying amount of floating rate long-term debt approximates fair value. Pension loans are priced to par. Fixed rate long-term debts are priced using discounted cash flow analysis.

Currency options
The carrying amounts of currency options are calculated using year-end market rates and generally used option pricing models and thus the carrying amounts approximate fair values.

Foreign exchange forward contracts
The carrying amounts of forward contracts are calculated using year end market rates and thus the carrying amounts approximate fair values.

Interest rate swaps
The fair value of interest rate swaps have been calculated using discounted cash flow analysis. The carrying amount of interest rate swaps is the amount of net accrued interest.

Cross currency swaps
The fair value of cross currency swaps have been calculated using discounted cash flow analysis and year end FX rates. The carrying amount of cross currency swap is the FX differential between contracts rate and year end market rate and the amount of net accrued interest.

Note 25         Risk management contracts

Risk management contracts open at 31 Dec. 1999

Current value                              31 Dec.                   31 Dec.
                                              1999                      1998

Interest rate derivatives
  Forward agreements                             0                         3
  Interest rate swap agreements                  5                        24
  Interest rate options                                                    0
Interest rate derivatives, total                 5                        27

Foreign exchange derivatives
  Forward agreements                             6                        25
  Options:
    Purchased                                                              1
    Written                                                                0
  Cross currency swap agreements                71                        54
Foreign exchange derivatives, total             77                        80

Nominal value

Interest rate derivatives

  Forward agreements                         1,695                     4,896
  Interest rate swap agreements                799                       792
  Interest rate options                                                2,864
Interest rate derivatives, total             2,495                     8,552

Foreign exchange derivatives

  Forward agreements                         2,973                    15,921
  Options:
    Purchased                                                            659
    Written                                                              248
  Cross currency swap agreements               425                       749
Foreign exchange derivatives, total          3,398                    17,577

Maturity of interest rate swap contracts

  Under 1 year                                  87                        96
  1-5 years                                    350                       434
  5-10 years                                   362                       220
  Over 10 years                                                           43
Total                                          799                       792

Financial risk management policy

The following is the financial risk management policy in Stora Enso.

  International industrial operations entail various forms of risks in the daily conduct of business. These risks are commercial as well as financial. The major financial risks are:

o Funding risk
o Interest rate risk
o Currency risks
o Transaction risk
o Supply risk

For Stora Enso, it is vital to be able to define and manage financial risks in view of the impact they may have on the net income and financial position. Financial risks should be managed in such a way that the Industrial Divisions can concentrate primarily on managing commercial risks.

  Stora Enso Financial Services is responsible for the development and implementation of principles minimising Stora Enso's financial risks over the long term.

Funding risk

Funding risk is the risk of difficulties occuring in obtaining financing at a given time.

  Risk reduction is achieved by funding net capital employed with long-term funding.

  The risk is quantified by an analysis of the extent to which the capital employed is long-term funded. The relation between capital employed and long-term funds is expressed as the matching level.

  Stora Enso's objective is to have a matching level exceeding 100% and an average maturity of long-term loans, including credit commitments, in the range of 3-5 years, with the aim of extending it further over time.

Interest rate risk

Interest rate risk is the risk that the reduced return on capital employed cannot be compensated for by reduced costs of finance this.

  Risk reduction is obtained by fixing interest rates for periods shorter than 12 months.

  Stora Enso's objective is to minimise the interest rate risk by fixing interest rates for periods of less than one year. The aim is that over time 20-40% of net debt should carry interest rates fixed for periods of longer than one year.

Currency risks

Stora Enso's income and financial position are affected by currency changes. A considerable part of the products are sold to countries other than those in which they are produced, creating a transaction risk.

Transaction risk

The transaction risk is the risk of a decrease Stora Enso's income due to changes in exchange rates.

Stora Enso's objective is to cover in the range of up to 6 months' net flows outside the Euro area. The exceptions are the GBP and USD which, due to their high exposure in Stora Enso, could be covered in the range of up to 12 months' net flows.

  Responsibility for covering transaction risk has been decentralised to the Industrial Divisions of Stora Enso.

Translation risk

Translation risk means the risk that fluctuations in exchange rates negatively affect the value of Stora Enso's net foreign assets.

  About 90% of net foreign assets are nominated within the future Euro-area (including DKK, GBP, GRD, SEK) and North American currencies. The remainder are in the emerging markets and represent an insignificant part of net foreign assets.

  Stora Enso's objective is not to cover the Group's net foreign assets
(equity).

Stora Enso Financial Services

Stora Enso Financial Services is a centralised unit which manages financial risks and services the industrial divisions of the Group. Financial Services is dividend into cash flow management, financial projects, funding, risk control and treasury operations.

  Any deviations from the Risk Exposure given by the Industrial Division should be kept and reported in a separate market risk portfolio. The total market risk exposure may allow a maximum overnight impact of EUR 2 million on Stora Enso's income after tax. The risk is calculated using a method based on historical volatilities and correlations (VaR model), which is today used by Stora Enso.

Proprietary operations

Proprietary operations were dismantled by the end of 1999.

Guarantees and other Group support

The different kinds of agreements and legal instruments for managing financial risks and for proprietary trading operations are entered into in the name of any of the legal entities operated by Stora Enso Group Treasury. This normally requires support from the ultimate parent company.

Management of interest rate risks

The management of interest rate risks is centralised. The instruments used in managing interest rate risks are swaps, forward rate agreements, interest rate options and bond future agreements. The indicators used in analysing interest rate risks are the ratio between fixed and variable interest rates, and modified duration, which is monitored for each currency separately. The Group's objective is to minimise the interest rate risk by fixing interest rates for periods of less than one year. At the end of 1999, about 29% of the Group's loans were subject to fixed interest rates, 60% to variable interest rates and the remaining 11% pension liabilities. The Group's main loan currencies are EUR, SEK and USD.

Management of credit risks

Credit insurance has been obtained for customers in the main market areas in Western Europe, USA and Canada. In other market areas measures to reduce credit risks include letters of credit, prepayments and bank guarantees. Also export guarantees covering both political and commercial risks have been obtained from Finnvera. These export guarantees are used in connection with individual customers outside OECD area.

  There are no major credit risk concentrations among accounts receivable as per year-end.

Supply risk

The Group's manufacturing operations depend upon obtaining adequate supplies of appropriate raw materials in a timely manner. Certain of the Group companies may at times be substantially dependent on a limited number of suppliers of key resources due to availability, locale, price, quality and other considerations. Also, from time to time suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors.

  The Group works closely with its key suppliers around the world in attempt to mitigate supplier risks and also produces some of key resources in house.

  If the Group was unable to obtain adequate supplies of raw materials in a timely manner or if there were significant increases in the costs of raw materials, the Group's results of operations could be adversely affected.

Note 26       Commitments and contingent liabilities

                                           Group                     Group

                                            1999                      1998

On own behalf
  Pledges given                             64.6                      86.7
  Mortgages                                649.0                     764.9
On behalf of associated companies
  Mortgages                                  1.0                       1.0
  Guarantees                                11.6                     112.9
On behalf of others
  Pledges given                              2.5
  Guarantees                               198.9                     108.3
Other commitments, own
  Leasing commitments, in 2000              24.2                      23.0
  Leasing commitments, after 2000           92.6                     100.5
  Pension liabilities                        3.4                       2.5
  Other commitments                         45.5                      17.8
Total
  Pledges given                             67.1                      86.7
  Mortgages                                650.0                     766.0
  Guarantees                               210.5                     221.2
  Leasing commitments                      116.8                     123.5
  Pension liabilities                        3.4                       2.5
  Other commitments                         45.5                      17.8
Total                                    1,093.3                   1,217.6

Contingent assets

Surplus in Swedish pension system            28

Stora Enso Oyj has undertaken to guarantee the leasing agreements relating to Stora Enso Barcelona SA to a maximum of EUR 38,136,376.34. The commitment extends until 23 December 2003.

  Guarantees are made in the ordinary course of business on behalf of affiliated companies and others in certain limited circumstances. The guarantees are entered into with financial institutions and other credit grantors and generally obligate the Group to make payment in the event of default by the borrower. The guarantees have off-balance sheet credit risk which represents the accounting loss that would be recognised at the reporting date if counterparties failed to perform completely as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that no amounts could be recovered from other parties.

The Group leases offices and warehouse space under various non-cancellable operating leases. Certain contracts contain renewal options. The future cost for contracts exceeding one year and for non-cancellable operating leasing contracts are as follows:

Total       2000    2001   2002     2003    2004      2004 after

116.8       24.2    19.7   16.4     14.4     6.8            35.3

Schweighofer Privatstiftung holds 26.5% of Stora Enso Timber Oy shares. Schweighofer Privatstiftung has a put option allowing them to sell their shares to Stora Enso Oyj at a predetermined price. The put option may be exercised between 1 January 2002 and 30 June 2006.

  Stora Enso is a party to certain legal proceedings that have arisen in the normal course of business. There is no reason to believe that any single ongoing or expected legal or arbitration proceeding will have any material effect on Stora Enso's results of operation or financial condition.

Contingencies

Stora Enso is a party to certain legal proceedings that have arisen in the normal course of business.

  Stora Enso received a statement of objection from the European Commission relating to newsprint producers' operations during the period 1989-1995. Stora Enso has given its reply within the stipulated time schedule denying all allegations. Should the Company be found to have participated in a prohibited pricing behaviour, it would be subjected to a substantial fine. Management is currently not in a position to assess the final outcome of the investigation. No provision has been made in the accounts in relation to the matter.

  Except for the administrative proceeding described above, there is no reason to believe that any single ongoing or expected legal or arbitration proceeding will have any material effect on Stora Enso's results of operations.

Note 27       Principal Stora Enso Group Companies at 31 December 1999


                                                      % of                                       The
                                                shares and    % of shares                     nominal  Book value    Profit for
                                             voting rights        held by                    currency     31 Dec.    the period
                                                   held by     the Parent                    value of       1,000         1,000
                                     Country     the Group        company    Currency    shares 1,000         EUR           EUR

Stora Kopparbergs Bergslags AB            SE                         98.7         SEK       1,676,156   4,738,102       217,279

Stora Enso Newsprint & Magazine Paper
Stora Enso Publication Papers Oy Ltd      FI                        100.0         EUR         135,391     186,689       - 2,396
Kymenso Oy                                FI                        100.0         EUR           2,523       6,728       - 1,134
Varenso Oy                                FI                        100.0         EUR           1,682       5,046       - 4
Stora Enso Sachsen GmbH                   DE         100.0                        EUR          51,129      55,196         5,788
Stora Enso Maxau GmbH & Co KG             DE         100.0                        EUR          38,347     544,625           736
Stora Enso Langerbrugge NV                BE         100.0                        EUR          23,550      15,850        23,008
Stora Enso Corbehem SA                    FR         100.0                        EUR          97,028     308,344        26,714
Stora Enso Kabel GmbH                     DE         100.0                        EUR          17,384      52,663       - 3,714
Stora Enso Reisholz GmbH                  DE         100.0                        EUR           4,602      13,549       - 1,593
Stora Enso Hylte AB                       SE         100.0                        SEK         200,000     334,609         4,413
Stora Enso Kvarnsveden AB                 SE         100.0                        SEK         150,000     239,070       - 4,125
Stora Enso Port Hawkesbury Ltd            CA         100.0                        CAD         852,550     538,260       - 7,071
Stora Enso Fine Paper
Stora Enso Fine Papers Oy                 FI                        100.0         EUR          84,094     162,857        33,419
Berghuizer Papierfabriek NV               NL         100.0                        EUR           8,743      47,845         6,302
Stora Enso Fine Paper AB                  SE         100.0                        SEK         487,585     330,131      - 11,652
Stora Enso Nymolla AB                     SE         100.0                        SEK         142,727     153,820         6,383
Stora Enso Grycksbo AB                    SE         100.0                        SEK         125,000      17,496         4,607
Stora Enso Molndal AB                     SE         100.0                        SEK          75,000           0        13,316
Stora Enso Uetersen GmbH                  DE         100.0                        EUR           9,715      28,632         - 316
Stora Enso Suzhou Paper Co Ltd            CN          60.7                        USD          75,000      36,428      - 16,528
Stora Enso Packaging Boards
Corenso United Oy Ltd                     FI                         71.0         EUR          18,628      26,019         2,157
Stora Enso Ingerois Oy                    FI                        100.0         EUR          33,638      79,048         7,600
Stora Enso Pankakoski Oy Ltd              FI         100.0                        EUR           5,046      11,773         2,090
Laminating Papers Oy                      FI                        100.0         EUR          10,091      20,183       - 4,075
Stora Enso Barcelona S.A.                 ES         100.0                        EUR          41,332      39,332         5,190
Stora Enso Packaging Oy                   FI                        100.0         EUR          18,501      19,441        23,398
ZAO Pakenso                               RU         100.0                        RUR         137,865      13,363       - 3,371
Stora Enso Packaging AB                   SE         100.0                        SEK          30,000      23,265         3,831
Pakenso Baltica SIA                       LV         100.0                        LVL             570         833         - 814
Stora Enso Paperboard AB                  SE         100.0                        SEK         350,000     496,078        45,431
Stora Enso Fors AB                        SE         100.0                        SEK         180,000     113,921         3,964
Stora Enso Newton Kyme Ltd                GB         100.0                        GBP           1,500           0       - 3,454
Stora Enso Timber
Stora Enso Timber Oy Ltd                  FI                         73.5         EUR          39,098     148,506        12,247
Holzindustrie Schweighofer AG             AU         100.0                        EUR             436     120,078         8,368
Puumerkki Oy                              FI         100.0                        EUR           8,241      21,042           137
Stora Enso Timber AB                      SE         100.0                        SEK         100,000      46,715      - 23,663
Stora Enso Pulp
Kemijarven Sellu Oy                       FI                        100.0         EUR           8,409      28,592         6,130
Enocell Oy                                FI                         98.4         EUR          42,383     201,153      - 11,243
Stora Enso Pulp AB                        SE         100.0                        SEK          25,000     109,200        22,185
Celulose Beira Industrial SA              PT         100.0                        EUR         772,802      76,089        25,074
Stora Enso Merchants
Papyrus Merchants AB                      SE         100.0                        SEK           1,000      99,201             0
Papyrus AB                                SE         100.0                        SEK          21,000      90,511           849
Stora Enso Energy
Pamilo Oy                                 FI                         51.0         EUR             182       1,883            81
Stora Enso Energy AB                      SE         100.0                        SEK         100,000     114,040      - 15,010
Kopparkraft AB                            SE          99.9                        SEK         685,967     408,132           644
Stora Enso Forest
AS Stora Enso Mets                        EE                        100.0         EEK           2,126       1,584           174
Stora Enso Skog AB                        SE         100,0                        SEK          25,000     196,328        17,271


Note 28                Employee benefit plan

Short-term employee benefits

and equity compensation benefits

Most of the employees directly involved in production belong to labour unions. Customarily, collective wage agreements are negotiated between respective unions and the forest industry. Salaries for employees belonging to senior management are negotiated individually.

Stora Enso has following incentive systems:

In 1997, the company issued bonds with an aggregate value of FIM 1,000,000 (EUR 168,187,93) with warrants to 15 members of the senior management. For details, see note 21. Approximately 120 employees in managerial positions in two different categories had a bonus scheme based on synthetic options. The bonus was based on Stora Enso's weighted average share price on Helsinki Exchanges during 1 October 1999 to 31 December 1999. The variation level was from FIM 45 to 70 (EUR 7.57 to 11.77) per share. The bonus varied linearly between these share prices. FIM 70 (EUR 11.77) per share gives the maximum bonus of FIM 75,000 or 150,000 (EUR 12,614 or 25,228). The bonus was paid in January, 2000.

  A profit-sharing scheme was available in 1999 to all permanent employees within the former STORA sub-group to the extent possible. From the portion of Group profit exceeding the equivalent of 12% return on capital employed, 10% will be set aside for the employees, although this shall not exceed one sixth of the dividend paid to shareholders. The scheme includes all countries where former STORA sub-group companies conducts operations, but exceptions are made for countries where other profit-sharing schemes exists.

  Stora Enso applies an incentive system that takes into account the performance, development and results of the business units, as well as individual employee performance. Stora Enso's performance based bonus system is based on company profits and on the achievement of key business targets.

  The management of divisions and business units have an annual bonus scheme based on the result of the respective division or business unit and the achievement of personal key targets in separately defined areas. The maximum bonus is two months salary. Employees participate in another bonus scheme in which the bonus is calculated as a certain percentage of each employee's annual salary, the maximum being 7%. All bonuses are discretionary and are not partially triggered if the results of the Group do not exceed a predetermined minimum level.

Bonus systems from 2000 onwards

From the year 2000 on the company has decided to continue the performance-based bonus system. Initially the system will cover Finland, Sweden and a few other countries and will later be implemented expanded depending on local practice and legislation.

Management

For middle and top management a bonus scheme exists of up to 20 - 40% of salary depending on the person's position in the company. The bonus is linked to the corporate ROCE target of 13% and individual business targets.

Option scheme for key personnel (1999)

In August, the company announced an annual share option scheme for about 200 key personnel. The scheme is an integrated part of the top management compensation structure. Participation and terms of future schemes will be decided separately each year. The 1999 scheme comprises synthetic options. The seven-year options may be exercised from 15 July 2002 to 15 July 2005 entitling the participant to cash compensation in the form of the difference between the strike price and the prevailing share price. The strike price is EUR 11.75 based on the average price in May-July plus a premium of 10%. The option scheme is financially hedged against an increase in the share price and will not dilute existing shares. The options are not transferable and expire if the employee leaves the company.

Post employement benefits

Pension schemes

The Group has established a number of pension plans for its operations throughout the world. In Finland pension cover is arranged through Stora Enso's own pension funds and partly through Finnish insurance companies. In Sweden pension cover is arranged through book reserves in accordance with the Swedish "PRI/FPG System" which covers the vast majority of large Swedish corporations. Pension arrangements for companies outside Finland and Sweden are made in accordance with the regulations and practice of each country in question. Most of these programs are defined benefit pension schemes with retirement, disability, death and termination income benefits. The retirement benefits are generally a function of years of employment and final salary and coordinated with local national pensions.

  The Group's policy for funding its defined benefit plans is to satisfy local statutory funding requirements for tax deductible contributions. Under IAS the discount rate used in actuarial calculations of liability in book reserves have been adjusted to market rate. The Group has also some fully insured schemes and defined contribution schemes. The retirement age of the management of Group companies has been agreed at between 60-65 years. For members of the Executive Management Group the retirement age has been agreed at 60 years.

Defined benefit pension schemes
                                                  31 Dec. 1999    31 Dec. 1998
The amounts recognised in

balance sheet are as follows:
Present value of funded obligations                      334.2           295.8
Fair value of plan assets                              - 302.3         - 281.5
Present value of unfunded obligations                    548.9           523.2
Unrecognised actuarial gains/losses                        3.5             2.1
Unrecognised prior service cost                          - 8.9           - 7.9
Net liability in the balance sheet                       575.5           531.7

                                           1 Jan.-31 Dec. 1999    31 Dec. 1998

The amounts recognised in
balance sheet are as follows:
Current service cost                                      18.4
Interest cost                                             37.1
Expected return on plan assets                          - 10.4
Net actuarial losses
  (-gains) recognised in year                           - 19.3
Losses curtailment                                         0.4
Total included in staff costs                             26.1


                                           1 Jan.-31 Dec. 1999    31 Dec. 1998

Movements in the liability recognised
in the balance sheet are as follows:

Opening balance at the
  beginning of year                                      569.6
Effect of adopting IAS 19                                                 37.9
Translation differences                                   26.2
Net expense recognised
  in the income statement                                 26.1
Contributions paid                                      - 46.4
Net liability at the end of the year                     575.5           569.6

                                                  31 Dec. 1999    31 Dec. 1998

Discount rate, %                                       5.0-7.3         5.0-6.5
Expected return on plan assets, %                      5.5-8.0         6.0-8.0
Future salary increase, %                              1.0-4.0         1.0-4.0
Future pension increase, %                             1.5-2.8         1.5-2.8
Expected average remaining
  working lives of employees                             11-18           12-18

Note 29  Earnings per share

Earnings per share were computed dividing profit for the period by the weighted average number of shares outstanding. Earnings per share - assuming dilution were computed assuming that all potentially dilutive securities were converted into shares at the beginning of each year. A reconciliation of the amounts included in the computation of earnings per share and diluted earnings per share is as follows:

Stora Enso Oyj's Annual General Meeting of shareholders held on 7 April 1997 decided to offer bonds with equity warrants up to maximum value of FIM 1,000,000 (EUR 168,187.93) for subscription by the company's management. The bonds mature in 2002 and carry interest at 4%. Each FIM 1,000 (EUR 168.19) bond carries one warrant entitling the holder to subscribe 3,000 of Stora Enso's series R shares at a subscription price of EUR 7.66.


                                              1999          1998          1997         1996

Profit of the period, EUR million            752.5         191.0         409.0        368.6
Number of shares                       759,609,689   759,609,689   759,609,689  759,609,689
Earnings per share, EUR                       0.99          0.25          0.54         0.49

Reconciliation of number of sharers
  Number of shares                     759,609,689   759,579,689   759,579,689  759,579,689
  Number of shares under warrants        2,970,000     3,000,000     3,000,000    3,000,000
Diluted number of shares               762,579,689   762,579,689   762,579,689  762,579,689

Diluted earnings per share
  Profit for the period, EUR million         752.5         191.0         409.0        368.6
  Diluted number of shares             762,579,689   762,579,689   762,579,689  762,579,689
Diluted earnings per share, EUR               0.99          0.25          0.54         0.48

Note 30  Events subsequent to the balance sheet date

Stora Enso intends to cease production of board during at Molndal April 2000 at which time the mill's resources will concentrate solely on the production of paper. Some 200 of the mill's 530 employees are affected by the shutdown. Codetermination discussions with local unions will be initiated immediately. The restructuring provisions made in the 1998 accounts will cover the cost of the shutdown.

  In January 2000 Stora Enso Oyj and Fortum Oyj signed a letter of intent concerning the sale of the main part of Stora Enso's power assets outside the mills to Fortum group companies or designates.See note 2 segment information for more details.

  In January Stora Enso Group reached an agreement to acquire Finnish paper merchant Paperi-Dahlberg Oy and Norwegian paper merchant Carl Emil A/S.

  Stora Enso has sold its office building in Stockholm. The capital gain will amount to EUR 23.2 million before tax and will be entered in the first quarter of 2000.

Note 31 Other operating income

                                             1999                  1998

Profit on sale of fixed assets               77.7                   7.7
Rent                                         10.0                  12.3
Insurance compensation                        0.0                   0.1
Subsidies                                     1.7                   1.2
Other                                        48.6                  49.9
                                         138.1   71.2

Note 32                        Personnel expenses

                                             1999                 1998

Wages and salaries                          137.9                133.6
Pensions                                     28.3                 35.9
Other statutory
  employees contributions                    13.0                 14.9
                                            179.2                184.4



Remuneration of members of
  the Board of Directors and CEO              1.1                  1.7

Specification of pensions and other
statutory employer contribution
Pension expenses paid to
pension funds
  Obligatory                                 22.2                 26.6
  Voluntary                                   2.0                  3.2
Pension expenses paid to
insurance companies
  Obligatory                                  2.9                  3.1
  Voluntary                                   1.6                  2.3
Top management
  pension arrangements                      - 0.4                  0.7
Other personnel costs
  Obligatory                                 13.0                 14.9

                                             41.3                 50.8

Average number of personnel                 4,202                4,237

Note 33                 Other operating expenses

                                             1999                 1998

Loss on sale of fixed assets/shares         - 0.2                - 0.3
Included in other operating expenses

Parent Company Notes

(Finnish Accounting Standards)

Note 34                        Net financing cost



                                             1999                 1998

Dividend income                              40.3                 15.1
Interest income                             107.0                139.6
Other financial income                        0.4                  5.7
Exchange gains and losses                    14.2                - 1.3
Interest expenses                         - 153.7              - 162.1
Other financial expenses                      1.8                - 2.1
                                             10.0                - 5.1

Intergroup financial income and expenses at Parent company

Dividend income

Intergroup companies                         31.6                  3.0
Associated companies                          3.4                  8.6
Other                                         5.3                  3.5
Total                                        40.3                 15.1

Interest income from
long-term investments

Intergroup                                   91.4                127.2
Other                                         1.3                  1.8
Total                                        92.7                129.1
Total income from
  long-term investments                     133.1                144.2

Other interest income
  and financial income
Intergroup                                    7.0                  3.4
Other                                         7.7                 12.8
Total                                        14.7                 16.2

Total income from long-term
  investments and other interest
  income and financial income               147.7                160.4
Exchange rate
  difference on financial items              14.2                - 1.3
Value adjustments of long-term
  financial investments                       1.8                - 2.1
Interest expense and other
  financial expenses                       - 24.0               - 12.4
Other                                     - 129.8              - 149.7

                                          - 153.7              - 162.1
Financing net                                10.0                - 5.1

Note 35                              Depreciation



Depreciation according to plan

                                             1999                 1998

Intangible rights                           - 2.4                - 1.6
Goodwill                                    - 0.2                - 0.2
Other intangible assets                     - 0.1                - 0.1
Buildings and structures                    - 8.0                - 8.0
Machinery and equipment                    - 58.7               - 55.2
Other tangible assets                       - 4.8                - 4.3
                                           - 74.2               - 69.4

Note 36    Fixed assets and long-term investments

Parent company 1 Jan. - 31 Dec. 1999

                                                        Other                                                             Other
                                                   intangible        Land and    Buildings and        Machinery        tangible
                                                       assets           water       structures        equipment          assets

Acquisition cost on 1 Jan.                               23.0           611.6            249.6            925.9           114.1
Additions                                                 6.1             1.1              4.4             34.5            34.3
Disposals                                                               - 1.7            - 0.9           - 10.8           - 1.8
Acquisition cost on 31 Dec.                              29.1           611.0            253.1            949.6           146.6

Accumulated depreciation on 1 Jan.                        9.7                             74.2            460.4            38.6
Depreciation according to plan                            2.7                              8.0             58.7             4.8
Accumulated depreciation on 31 Dec.                      12.4                             82.2            519.1            43.4

Carrying value at 31 Dec. 99                             16.7           611.0            170.9            430.5           103.2
Carrying value at 31 Dec. 98                             13.3           611.6            174.6            454.8            74.2

The carrying value of fixed assets for the parent company at 31 Dec. 1999 includes EUR 46.2 million leasing assets.

Accumulated depreciation difference by type of fixed assets at Parent company

Accum. depreciation difference at 31 Dec. 1998            4.3                             24.2             94.4             7.2
Increase                                                                                   3.0             34.3             2.0
Decrease                                                  0.6                                             - 3.0
Accum. depreciation difference at 31 Dec. 1999            3.7             0.0             27.2            125.7             9.2

Note 37                  Stocks, shares and loans receivables

At Parent company
                                             1999                 1998
Group companies

  Shares                                  5,761.8              5,629.8
  Loans receivable                          851.6              1,444.5
Total                                     6,613.4              7,074.3

Associated companies
  Shares                                     10.2                251.5
  Loans receivable                            1.3                 23.9
Total                                        11.5                275.4

Note 38               Receivables from Management

Management

There are no receivables from Group Management

Note 39 Inventories

                                             1999                 1998

Materials and supplies                       88.3                 93.5
Work in progress                             16.7                 12.5
Finished goods                               42.6                 52.3
Other inventories                             1.3                  5.0
                                         148.9  163.3

Note 40         Short-term receivables

                                             1999                 1998

Accounts receivable
Intergroup                                  110.8                102.1
Associated                                    3.8                  9.5
Others                                      101.2                 66.8
                                            215.8                178.4

Prepaid expenses and accrued income
Intergroup                                   22.4                215.3
Associated                                    0.0                  0.0
Others                                       86.0                 58.5
                                            108.4                273.8

Other receivables
Intergroup                                  330.6                  3.6
Associated                                    0.0                  4.5
Others                                       33.3                  9.6
                                            363.9                 17.7
Total short term receivables                688.1                469.9

Note 41    Short term investments and receivables

                                             1999                 1998

Intergroup receivables
Loan receivables                            241.5                334.8
Other securities                          1,983.6                 78.0
Total                                     2,225.1                412.8
Receivables from
  associated companies                        0.0                  0.0

Loan receivables                              1.2                  0.9
Other securities                            126.6                 74.8
Total                                     2,352.8               488.5

Note 42          Capitalised interest included in
                    property, plant and equipment

                                             1999                 1998
1 Jan.                                        5.5                  7.1
Increase                                      0.3
Depreciation 1 Jan. - 31 Dec.               - 1.6                - 1.6
31 Dec.                                       4.2                  5.5

Note 43                      Shareholders' equity

                                             1999                 1998

Share capital at 1 Jan.                   1,277.5                523.2
Increase                                      0.1                754.3
Share capital at 31 Dec.                  1,277.6              1,277.5
Share issue (options rights)                  1.9

Premium fund 1 Jan.                       3,771.5
Increase                                      0.2              3,771.5
Premium fund 31 Dec.                      3,771.7              3,771.5
Reserve fund 1 Jan. and 31 Dec.             367.7                367.7

Revaluation reserve 1 Jan.                  239.1                239.9
Decrease                                   - 37.9                - 0.8
Revaluation reserve 31 Dec.                 201.2                239.1

Non-restricted equity 1 Jan.                693.2                535.2
Dividends paid                            - 268.3              - 115.1
Profit for the period                       340.8                273.1
Non-restricted equity 31 Dec.               765.7                693.2

Distributable funds
Non-restricted equity                       765.7                693.2
Untaxed reserves included in
  non-restricted equity
Distributable funds 31 Dec.                 765.7                693.2

Breakdown of share capital
                                            Series A      Series R        Total

31 Dec. 1997                             116,729,125   194,361,705  311,090,830
Change from Series A to R                - 1,357,954     1,357,954           --
Conversion from Stora A and B shares     128,023,484   320,465,375  448,488,859
31 Dec. 1998                             243,394,655   516,185,034  759,579,689
Change from Series A to R               - 34,443,467    34,443,467           --
Subscription (options rights)                               30,000       30,000
31 Dec. 1999                             208,951,188   550,658,501  759,609,689
Subscription (options rights)                              246,000      246,000
26 Jan. 2000                             208,951,188   550,904,501  759,855,689
Votes                                    208,951,188    55,065,850  264,017,038
Series A (1 vote/share)
Series R (1 vote/10 shares, minimum 1 vote)
Share capital at 31 Dec. 1999, EUR million     351.4         926.1      1,277.6

Note 44 Short term borrowings

                                                1999              1998

Other short term loans
Intergroup                                   2,469.4             366.8
Associated companies                             0.3               1.7
Others                                         213.1              68.3
                                             2,682.8             436.8

Other interest-bearing borrowings              321.2             273.1
Total                                        3,004.0             709.9

Note 45 Other current liabilities

                                                1999              1998

Advanced received
Intergroup                                       0.0               0.0
Others                                           1.2               0.1
                                                 1.2               0.1
Trade payables
Intergroup                                      23.9              19.5
Associated                                       0.5               0.9
Others                                          91.3              78.5
                                               115.7              88.9
Other current liabilities
Intergroup                                       0.5              38.8
Others                                          14.3              12.8
                                                14.8              51.6
Accrued liabilities and deferred income
Intergroup                                       6.3               5.6
Associated                                       0.1              23.8
Others                                          87.9              92.4
                                                94.3             121.8
                                               226.0             272.4

Note 46       Commitments and contingent liabilities

                                                1999              1998
On own behalf
  Pledges given                                 12.6               8.7
  Mortgages                                    423.1             600.9
On behalf of Group companies
  Guarantees                                 2,289.3             267.7
On behalf of associated companies
  Guarantees                                     9.6             111.7
On behalf of others
  Guarantees                                    96.9               1.9
Other commitments, own
  Leasing commitments, in 2000                   2.4               2.4
  Leasing commitments, after 2000               19.8              21.8
  Pension liabilities                            0.5               0.9
Total
  Pledges given                                 12.6               8.7
  Mortgages                                    423.1             600.9
  Guarantees                                 2,395.8             381.2
  Leasing commitments                           22.2              24.2
  Pension liabilities                            0.5               0.9
Total                                        2,854.2           1,015.9

Stora Enso Oyj has undertaken to guarantee the leasing agreements relating to Enso Espanola SA to a maximum of EUR 38,136,376.34. The commitments extends until 23 December 2003.

Proposal for the distribution of dividend

The consolidated balance sheet shows retained shareholders' equity at 31 December, 1999, of EUR 3,977.4 million of which EUR 2,590.2 million is distributable. Distributable shareholders'equity of the parent company was EUR 765,707,331.57 at 31 December 1999. The Board of Directors proposes to the Annual General Meeting that the profit for the financial period of EUR 340,801,360.13 be transferred to retained earnings and that dividend be distributed as follows:

Profits from previous periods                                  424,905,971.44
Profit for the financial period                                340,801,360.13
To be placed at the disposal
  of the Board of Directors                                    - 1,000,000.00
Dividend of EUR 0.40 per share
  to be distributed to 759,855,689 shares                    - 303,942,275.60
Retained earnings after
distribution of dividend                                       460,765,055.97

Helsinki, 10 February, 2000

Claes Dahlback
Chairman

Krister Ahlstrom
Vice Chairman

Josef Ackermann

Raimo Luoma

Jan Sjoqvist

Jukka Harmala
CEO

Harald Einsmann

Paavo Pitkanen

Marcus Wallenberg

Bjorn Hagglund
Deputy CEO

Auditors' report

To the shareholders of Stora Enso Oyj

We have audited the accounting records, the financial statements and the administration of Stora Enso Oyj for the year ended 31 December 1999. The financial statements prepared by the Board of Directors and the President and Chief Executive Officer include a report of the Board of Directors, consolidated financial statements of the Stora Enso Group prepared in accordance with International Accounting Standards (IAS), and parent company financial statements prepared in accordance with prevailing rules and regulations in Finland (FAS), both including a balance sheet, an income statement, a cash flow statement and notes to the financial statements. Based on our audit, we express an opinion on these financial statements and on the parent company's administration.

  We conducted our audit in accordance with Finnish Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. The purpose of our audit of the administration has been to examine that the members of the Board of Directors and the President and Chief Executive Officer have legally complied with the rules of the Finnish Companies' Act.

  In our opinion, the consolidated financial statements prepared in accordance with International Accounting Standards (IAS) give a true and fair view of the Stora Enso Group's consolidated result of operations, as well as of the financial position. The consolidated financial statements are in accordance with prevailing rules and regulations in Finland and can be adopted.

  The parent company's financial statements have been prepared in accordance with the Finnish Accounting Act and other rules and regulations and give a true and a fair view of the parent company's result of operations and financial position. The parent company's financial statements can be adopted and the members of the Board of Directors and the President and Chief Executive Officer of the parent company can be discharged from liability for the period audited by us. The proposal by the Board of Directors regarding the distributable funds is in compliance with the Finnish Companies' Act.

                                        Helsinki, 22 February 2000

  SVH Pricewaterhouse Coopers Oy                 KPMG Wideri Oy Ab
   Authorised Public Accountants           Authorised Public Accountants

           Pekka Nikula                          Hannu Niileksela
   Authorised Public Accountant            Authorised Public Accountant

Shares and shareholders

Share capital

In accordance with the Articles of Association, the minimum share capital of the company is FIM 5,000 million and the maximum FIM 20,000 million within which limits the share capital may be raised or lowered without amending the Articles. On 26 January 2000, the company's fully paid-up share capital entered in the Finnish Trade Register amounted to FIM 7,598.6 million. During the year, the share capital rose by FIM 2,760,000 as a result of a share issue based on warrants. As a consequence of the share issue and the conversion of A shares into R shares, the distribution of shares changed. The composition of Stora Enso's share capital is shown in the Change in share capital table (page 89).

Shares

The company's shares are divided between Series A and Series R shares. All shares carry equal rights to receive a dividend. The difference lies in voting rights. At an Annual General Meeting, each A share and each ten R shares entitle the holder to one vote. However, each shareholder has at least one vote. The nominal value of the shares is FIM 10 per share.

  Under the Articles of Association, the company's A shares may be converted into R shares at the request of a shareholder on dates to be decided annually by the Board of Directors. During the conversion period of 6-24 September 1999 a total of 2,690 requests for conversion were made. On the basis of these requests 34,443,467 A shares were converted into R shares. In October- December, 276,000 R shares were issued against bonds with warrants issued to the management in 1997. Since 26 January 2000 numbers of shares and the distribution of the two series are as follows:

Series A                      208,951,188
Series R                      550,904,501
Total                         759,855,689

The company's shares are entered in the Book-Entry Securities System maintained by the Finnish Central Securities Depository. On 31 December 1999, 371,666,280 of the company's shares were registered in the Swedish Securities Register Center as so-called VPC shares. For the purpose of trading or participation in an Annual General Meeting, the shares may be transferred from one system to the other by notifying the bank responsible for managing the shareholder's book-entry securities account.

Share listings

Stora Enso's shares are listed on the Helsinki and Stockholm stock exchanges. The shares are quoted in Helsinki in euro (EUR) and in Stockholm in euro (EUR) and Swedish crown (SEK).

Authorisations

The Board of Directors has currently no authorisation to issue shares, convertible bonds or bonds with warrants. The Board has no authorisation to purchase Stora Enso's own shares.

Option scheme for management (1997)

On 7 April 1997, the company issued bonds with warrants, with a maximum value of FIM 1,000,000, to 15 members of the senior management. Each FIM 1,000 bond carries one warrant entitling the holder to subscribe for 3,000 R shares at a subscription price of FIM 45.57 each. The exercise period is from 1 December 1998 to 31 March 2004. By the end of 1999, 276,000 R shares had been issued against warrants. If fully subscribed, the issue will increase the share capital by a maximum of FIM 30 million. The shares represent about 0.4% of the share capital or a maximum of 0.1% of the voting rights after the exercise of warrants.

Option scheme for key personnel (1999)

In August, the company announced an annual share option scheme for about 200 key persons. The scheme is an integrated part of the top management compensation structure. Participation and terms of future schemes will be decided separately each year. The 1999 scheme comprises synthetic options. The seven-year options may be exercised from 15 July 2002 to 15 July 2005 entitling the participant to cash compensation in the form of the difference between the strike price and the prevailing share price. The strike price is EUR 11.75 based on the average price in May-July plus a premium of 10%. The option scheme is financially hedged against an increase in the share price and will not dilute existing shares.

Management interests at 31 December 1999

At the end of 1999, members of Stora Enso's Board of Directors, the CEO and the DCEO owned an aggregate total of 54,684 Stora Enso shares, of which 19,275 were Series A shares. These shares represent 0.0% of the company's share capital and voting rights. The CEO also holds 133,000 bonds with warrants, entitling him to subscribe for 399,000 R shares representing 0.0% of the company's voting rights. The CEO holds 112,500 synthetic options. Members of the Management Group own a combined total of 53,204 shares and bonds with warrant entitling to 1,149,000 series R shares. The Management Group's ownership represents 0.16% of the share capital after the exercise of warrants. The Management Group holds 973,720 synthetic options.

Shareholdings of other Group-related bodies at 31 December 1999

Enso's pension foundation owned 1,300,000 A shares. Stora Enso's profit-sharing scheme owned 315,140 Stora Enso A shares and 114,000 R shares. E.J. Ljungberg's Training Fund owned 1,880,540 A shares and 4,831,804 R shares. E.J. Ljungberg's Fund owned 39,534 A shares and 109,873 R shares. Stiftelsen Bergslagets Sjuk-och Halsovardskassa owned 626,269 A shares and 1,609,483 R shares. Mr. and Mrs. Ljungberg's Testamentary Fund owned 5,093 A shares and 13,085 R shares.

Shareholders

The major shareholders are the Finnish State, which owns 18.0% of the shares and 24.1% of the voting rights and the Swedish investment group, Investor AB, which owns 10.3% of the shares and 24.1% of the voting rights. After the five largest holders the free float of shares is about 56% and of votes 32%. In June 1998 the Finnish Parliament passed a resolution to abolish the provision requiring the State to hold a one-third interest in the company.

  At the end of 1999 the company had approximately 65,000 shareholders. Ownership outside Finland and Sweden is 32% of the shares.

Share price performance and turnover

Stora Enso's R share price rose during the year by 126% (106% in Stockholm). During the same period the HEX General Index rose by 162%, the Helsinki portfolio index 66% and the HEX Forest Index by 93%. The SX General Index rose by 66% and Stockholm Forest Index by 63%.

  On 30 December 1999, the closing prices on the Helsinki Exchanges were EUR
17.60 per A share and EUR 17.31 per R share. The closing prices on the Stockholm Stock Exchange were SEK 149.00 and SEK 146.00 respectively. The trading high in Helsinki was EUR 17.70 (30 Dec.) and the trading low EUR 6.60 per R share (25 Jan.). The volume weighted average price of the R share over the year was EUR
11.84 (SEK 99.67 in Stockholm), 42% higher than in 1998. In Helsinki, the trading volume totalled 287,636,231 shares (391,729,918 in Stockholm), the average daily volume being about 1,145,961 shares (1,560,677 in Stockholm). Total market capitalisation in Helsinki at the year end was EUR 13.2 billion.

Purchase of remaining STORA shares

In January 1999 Stora Enso initiated the compulsory redemption of STORA shares, offering to purchase STORA A and B at a price per share of SEK 88. During the year 8,231,180 shares were purchased for an aggregate price of EUR 83 million. At the year end Stora Enso held 98.7% of the shares. The compulsory redemption procedure has been referred to arbitration and is still under consideration.

Stora Enso share is included in at least the following indices:

HEX General Index                                  DJ Stoxx
FOX Index                                          DJ Euro Stoxx
HEX 20                                             DJ Stoxx Nordic 30
HEX Portfolio Index                                DJ Sustainability Group Index
HEX Forest Index                                   Index FTSE
SX General Index                                   Norex 30
Stockholm Forest Index

Trading codes and lots

                   Helsinki Exchanges Stockholm Stock Exchange

A share                                  STEAV                  STE A and STE AE
R share                                  STERV                 STE R  and STE RE

Trading lot                              100                                200





SHARE PRICE PERFORMANCE IN HELSINKI, MONTHLY AVERAGE GRAPHIC OMITTED

VOLUMES OF STORA ENSO R SHARES TRADED IN 1999 IN HELSINKI AND IN STOCKHOLM GRAPHIC OMITTED


Share price                                                                              Cumulative turnover from
and turnover                   Closing price, SEK        Closing price, EUR                1 Jan. 1999, number
30 December 1999               Series A    Series R     Series A      Series R          Series A           Series R

Helsinki Exchanges                                         17.60         17.31        28,348,798        259,287,433
Stockholm Stock Exchange         149.00      146.00           --        12.90*        90,825,743        300,904,175
Total turnover                                                                       119,174,541        560,191,608
% of total number of shares                                                                 50.9              106.6

*) 10 November 1999

Largest Shareholders as of 30 December 1999

                                                                                                 % of         % of
                                                        A shares             R shares            votes       shares

Finnish State                                         55,595,937           81,483,501             24.1         18.0
Investor AB                                           61,991,786           15,900,962             24.1         10.3
Social Insurance Institution of Finland               23,825,086            3,738,965              9.2          3.6
Sampo-Varma Group                                     20,250,785                                   7.7          2.7
Fourth General Pension Fund                            7,318,308            8,732,091              3.1          2.1
Robur                                                 54,522,146                  2.1              7.2
Franklin Resources Inc.*)                                848,981           36,124,746              1.7          4.9
Skandia Life                                           2,305,855            3,858,602              1.0          0.8
Erik Johan Ljungberg's Training Fund                   1,880,540            4,831,804              0.9          0.9
Knut and Alice Wallenberg Foundation                   1,670,467            2,387,000              0.7          0.5
Enso's pension foundation                              1,300,000                                   0.5         0.2
SPP Insurance Company                                     12,400            7,782,652              0.3          1.0
Bergslaget's Sick and Healthcare Foundation              626,269            1,609,483              0.3          0.3
Handelsbanken's Pension Fund                             635,000            1,180,000              0.3          0.2
Gamla livforsakringsaktiebolaget
(insurance company)                                      582,557            1,613,564              0.3          0.3
Pohjola Life Assurance Company Ltd                       675,000              330,000              0.3          0.1
MP-Bolagen i Vetlanda AB                                 536,200            1,303,800              0.3          0.2
Finnish Cultural Foundation                              600,000                                   0.2          0.1
Mutual Insurance Company Pension-Fennia                  380,137            1,134,986              0.2          0.2
Svenska Handelsbanken Ab                                 395,763              246,150              0.2          0.1
20 largest in total                                  181,431,071          226,780,452             77.3         53.7
Other                                                 27,520,117          323,878,049             22.7         46.3
Total                                                208,951,188          550,658,501            100.0        100.0

*) On 23 November


Distribution of shares, 30 December 1999
By shareholding, %                shares      voting rights       shareholders

Finnish institutions                28.4               44.3                1.9
Swedish institutions                32.2               39.1                4.5
Finnish private persons              1.5                1.7               22.2
Swedish private persons              5.6                3.8               70.1
Non-Finnish/Swedish owners          32.3               11.1                1.3
Total                              100.0              100.0              100.0

By size of holding, Stora Enso A

                     Shareholders        %         Shares        %

1-100                       2,036    31.90         99,583     0.05
101-1,000                   3,384    53.02      1,378,377     0.66
1,001-10,000                  869    13.61      2,305,906     1.10
10,001-100,000                 69     1.08      1,644,140     0.79
100,001-1,000,000              15     0.23      4,359,277     2.09
1,000,001-                     10     0.16    199,145,073    95.31
Total                       6,383   100.00    208,932,356   100.00

According to Finnish Central Security Deposity

By size of holding, Stora Enso R

                      Shareholders        %        Shares         %

1-100                        2,795    26.09       149,627      0.03
101-1,000                    5,731    53.50     2,514,934      0.46
1,001-10,000                 1,877    17.52     5,537,490      1.01
10,001-100,000                 244     2.28     6,661,558      1.21
100,001-1,000,000               57     0.53    17,070,696      3.10
1,000,001-                       8     0.07   518,683,740     94.19
Total                       10,712   100.00   550,618,045    100.00

According to Finnish Central Security Deposity

By book-entry systems, number

                                             Series A      Series R        Total

FCSD-registered
(Finnish Central Securities Depository)   113,116,668   274,767,453  387,884,121
VPC-registered
(Swedish Securities Register Center)*      95,815,688   275,850,592  371,666,280
FCSD waiting list                                 300         6,200        6,500
FCSD common account                            18,532        34,256       52,788
Total                                     208,951,188   550,658,501  759,609,689

*) The VPC-registered shares are also FCSD-registered

[MARKET CAPITALISATION 1995-1999 GRAPHIC OMITTED-DATA TO BE SUPPLIED]

[EARNINGS AND DIVIDEND PER GRAPHIC OMITTED-DATA TI BE SUPPLIED]

                                              Share capital        Number of            Number of
Change in share capital                                                shares              shares
1997-1999                                     (FIM million)          Series A            Series R             Total

Enso Oyj, 31 Dec.1997                               3,110.9       116,729,125         194,361,705       311,090,830
Conversion of 1,357,954
  Enso Oyj series A shares
  into series R shares,
  7-11 Sept. 1998                                -1,357,954         1,357,954
Conversion of STORA
  series A and B shares into
  Stora Enso Oyj
  series A and R shares,
  23 Dec. 1998                                      1,374.0       128,023,484         320,465,375       448,488,859
Stora Enso Oyj, 31 Dec. 1998                        7,595.8       243,394,655         516,185,034       759,579,689
Conversion of Stora Enso series A
  shares into series R shares,
  6-24 Sept.1999                                                  -34,443,467          34,443,467
Subscription of new Stora Enso Oyj
  series R shares 26 Oct. 1999                                                             30,000       759,609,689
Stora Enso Oyj, 31 Dec. 1999                        7,596.1       208,951,188         550,658,501       759,609,689
Subscription of new Stora Enso Oyj
  series R shares
  (entered in the Finnish Trade Register
  26 Jan. 2000)                                                                           246,000       759,855,689
Stora Enso Oyj, 26 Jan. 2000                        7,598.6       208,951,188         550,904,501       759,855,689

Key share ratios 1995-1999
According to Helsinki Exchanges                     1999          1998        1997           1996              1995

Earnings/share*, EUR                                0.99          0.25        0.54           0.49              1.33
Earnings/share, adjusted**, EUR                     0.99          0.25        0.54           0.48              1.32
Equity/share, EUR                                   7.84          6.93        7.26           6.96              6.66
Dividend/share, EUR                              0.40***          0.35        0.33           0.30              0.23
Payout ratio, %                                     40.4         140.4        62.2           62.7              17.5
Dividend yield, %              Series A              2.3           4.7         5.2            4.9               7.8
                               Series R              2.3           4.6         5.2            4.9               7.8
Price / earnings (P/E)         Series A             17.8          30.1         7.2            8.2               2.9
                               Series R             17.5          30.5         7.2            8.2               2.9
Share prices****, EUR          Series A
         - closing price for the period            17.60          7.57        7.15           6.21              4.86
                        - average price            11.21          9.14        7.75           6.09              6.02
                        - highest price            17.60         11.77        9.86           6.48              7.01
                         - lowest price             6.45          5.40        6.22           5.65              4.46
                               Series R
         - closing price for the period            17.31          7.67        7.10           6.22              4.88

                        - average price            11.84          8.35        7.97           6.18              6.17
                        - highest price            17.70         11.86       10.01           6.59              7.06
                         - lowest price             6.60          5.30        6.17           5.68              4.46

Market capitalisation at year-end

                  Series A, EUR million            3,677         1,842         834          1,116               653
                  Series R, EUR million            9,532         3,959       1,379            817               529
Total market capitalisation
               at year-end, EUR million           13,209         5,801       2,214          1,933             1,182
Number of shares at the end of the period (thousands)
                               Series A          208,951       243,395     116,729        179,769           134,408
                               Series R          550,659       516,185     194,362        131,322           108,445
Total number of shares                           759,610       759,580     311,091        311,091           242,853
Adjusted number of shares, average for the period
                               Series A          234,052            --     174,415        179,769           134,408
                               Series R          525,557            --     136,676        131,321           108,445
Share turnover, (1,000)
                               Series A           28,349        12,749      16,321         17,305            30,720
% of total number of share*****                       --            --         9.4            9.6              22.9
                               Series R          259,287        87,113     109,698         74,971            81,677
% of total number of share*****                       --            --        80.3           57.1              75.3

* 1998 earnings per share before non-recurring items were EUR 0.79 and the payout ratio 44.6.

** After potential increase of three million shares due to share options
(IAS 33)

*** Board of Directors' proposal to the Annual General Meeting

**** Ratios based on market information are calculated from Enso Oyj's figures before 29 December 1998.

***** 1999 figures are shown on page 87 and 1998 figures are not available due to the merger on 28 December 1998.

Year 1995 ratios calculated from Enso-Gutzeit Oy's figures.

Board of Directors

Front row, from left to right:
Krister Ahlstrom, Jukka Harmala, Claes Dahlback and Bjorn Hagglund.

Back row, from left to right:
Raimo Luoma, Jan Sjoqvist, Josef Ackermann, Marcus Wallenberg and Paavo
Pitkanen.


(Missing from the photo Harald Einsmann)

Claes Dahlback
Chairman
Born 1947. M.Sc. (Ec.), D.Ec. (h.c.).
Vice Chairman, Investor; Chairman, Vin & Sprit, EQT and Gambro; Vice Chairman of SEB.
Number of shares held in Stora Enso: 2,541 A and 9,529 R.

Krister Ahlstrom
Vice Chairman
Born 1940. M.Sc. (Eng), D.Eng. (h.c.).
Former Chairman and CEO, A. Ahlstrom Corporation; Chairman of the Board, Maizels MeritaNordbanken; Vice Chairman of the Board, Fortum Corp; Vice Chairman of the Supervisory Board, Sampo Insurance Company; Member of the Supervisory Board, Merita Bank.

Number of shares held in Stora Enso: 1,500 A.

Josef Ackermann
Born 1948. Dr. (Oec).
Member of the Group Board of Deutsche Bank; Member of the Supervisory Board, Linde, EUREX Zurich, Mannesmann and several other international institutions. Number of shares held in Stora Enso: 1,300 R.

Harald Einsmann
Born 1934. Ph.D. (Econ.).
Member of the Board, EMI Group, UK, Tesco Ltd, UK, BAT Ltd, IBM UK (Advisory Board); Member of the Advisory Board, University of Boston in Brussels; Member of the Board, Festival of Flanders.
Number of shares held in Stora Enso: 0.

Bjorn Hagglund
Deputy CEO
Born 1945. Dr. of Forestry.
Chairman of the Employers' Federation of Swedish Forest Industries; Member of the Board, Federation of Swedish Industries, Swedish Employers' Confederation and Swedish University of Agricultural Sciences; Member of the Royal Swedish Academy of Engineering Sciences and the Royal Swedish Academy of Agriculture and Forestry.
Number of shares held in Stora Enso: 7,877 A and 14,618 R.
Number of synthetic options: 93,750.

Jukka Harmala
CEO
Born 1946. B.Sc. (Econ.), D.Eng. (h.c.).
Vice Chairman, Confederation of Finnish Industry and Employers; Member of the Board, Finnish Forest Industries Federation; Chairman of the Board of the Sampo Insurance Company; Vice Chairman of the Board of Finnlines; Member of the Supervisory Board, Merita Bank.
Number of shares held in Stora Enso: 3,000 R and warrants entitling to 399,000 R shares. Number of synthetic options: 112,500.

Raimo Luoma
Born 1959. Master of Laws, Attorney-at-Law, LL.M. (Brussels).
Partner and Vice Chairman of the Board,
Asianajotoimisto Krogerus & Pirila Oy.
Number of shares held in Stora Enso: 0.

Paavo Pitkanen
Born 1942. M.Sc. (Math.).
President and CEO, Varma-Sampo Mutual Pension Insurance Company; Member of the Board, Metra, Partek and Sampo Insurance Company; Vice Chairman of the Supervisory Board of Alma Media. Member of the Supervisory Board, Kesko Corporation.
Number of shares held in Stora Enso: 3,800 A.

Jan Sjoqvist
Born 1948. MBA.
President and CEO, NCC; Member of the Board, NCC.
Number of shares held in Stora Enso: 508 A and 943 R.

Marcus Wallenberg
Born 1956. B.Sc. (Foreign Service).
President and CEO, Investor; Vice Chairman, Ericsson and Saab; Member of the Board, Astra, AstraZeneca, Investor, Scania, the Knut and Alice Wallenberg Foundation, SEB, SAS Assembly of Representatives and Volvo.
Number of shares held in Stora Enso: 3,049 A and 6,019 R.

Management Group

1    Jukka Harmala CEO
Born 1946. Employed by Enso 1970-84 and 1988-98.
Number of shares held in Stora Enso: 3,000 R. Warrants entitling to 399,000 R shares. Number of synthetic options: 112,500.

2    Bjorn Hagglund
Deputy CEO
Born 1945. Joined STORA in 1991.
Number of shares held in Stora Enso: 7,877 A and 14,618 R.
Number of synthetic options: 93,750.

3    Kimmo Kalela
Senior Executive Vice President, Strategy and Business Development
Born 1941. Joined Enso in 1986.
Number of shares held in Stora Enso: 0. Warrants entitling to 180,000 R shares. Number of synthetic options: 46,900.

4    Kai Korhonen
Senior Executive Vice President, Newsprint
Born 1951. Joined Enso in 1977.
Number of shares held in Stora Enso: 0.
Number of synthetic options: 46,900.

5    Pekka Laaksonen
Senior Executive Vice President, Packaging Boards
Born 1956. Joined Enso in 1979.
Number of shares held in Stora Enso: 0.
Number of synthetic options: 46,860.

6    Esko Makelainen
Senior Executive Vice President, Financial Control and Legal Affairs Born 1946. Joined Enso in 1970.
Number of shares held in Stora Enso: 1,900 A and 3,169 R.
Warrants entitling to 180,000 R shares.
Number of synthetic options: 46,900.

7    Ingvar Petersson
Senior Executive Vice President, Financial Services and IT; Base Resources Born 1941. Joined STORA in 1986.
Number of shares held in Stora Enso: 2,602 A and 6,251 R.
Number of synthetic options: 46,900.

8    Bernd Rettig
Senior Executive Vice President, Magazine Paper
Born 1956. Joined STORA in 1982.
Number of shares held in Stora Enso: 0.
Number of synthetic options: 46,900.

9    Yngve Stade
Senior Executive Vice President, Corporate Support
Born 1947. Joined STORA in 1994.
Number of shares held in Stora Enso: 254 A and 471 R.
Number of synthetic options: 46,900.

10   Jouko Taukojarvi
Senior Executive Vice President, Fine Paper
Born 1941. Joined Enso in 1964.
Number of shares held in Stora Enso: 1,000 A.
Warrants entitling to 150,000 R shares.
Number of synthetic options: 49,350.

Executive Management Group consists of people above.

11   Lars Bengtsson
Executive Vice President, Fine Paper
Born 1945. Joined STORA in 1986.
Number of shares held in Stora Enso: 0.
Number of synthetic options: 46,900.

12   Magnus Diesen
Senior Vice President, Corporate Strategy and Investments
Born 1944, Joined Enso in 1988.
Number of shares held in Stora Enso: 0.
Warrants entitling to 30,000 R shares.
Number of synthetic options: 32,900.

13   Seppo Hietanen
Executive Vice President, Asia Pacific
Born 1945. Joined Enso in 1976.
Number of shares held in Stora Enso: 2,000 R. Warrants entitling to 75,000 R shares. Number of synthetic options: 32,900.

14   Sten Holmberg
Executive Vice President, Continuous Productivity Improvement
Born 1948. Joined STORA in 1980.
Number of shares held in Stora Enso: 0.
Number of synthetic options: 32,900.

15   Sven von Holst
Senior Vice President, Marketing and Sales
Born 1948. Joined STORA in 1995.
Number of shares held in Stora Enso: 0.
Number of synthetic options: 32,900.

16   Jyrki Kurkinen

Senior Vice President, Legal Affairs
Born 1948. Joined Enso in 1979.
Number of shares held in Stora Enso: 2,648 A and 5,920 R.
Warrants entitling to 75,000 R shares.
Number of synthetic options: 32,900.

17   Arno Pelkonen
Executive Vice President, Timber Products
Born 1954. Joined Enso in 1984.
Number of shares held in Stora Enso: 0.
Number of synthetic options: 46,860.

18   Sven Rosman
Executive Vice President, Merchants
Born 1945. Joined STORA in 1991.
Number of shares held in Stora Enso: 0.
Number of synthetic options: 32,900.

19   Kari Vainio
Executive Vice President, Communications and Investor Relations
Born 1946. Joined Enso in 1985.
Number of shares held in Stora Enso: 5 A and 1,200 R.
Warrants entitling to 60,000 R shares.
Number of synthetic options: 32,900.

20   Christer Agren
Executive Vice President, Human Resources
Born 1954. Joined STORA in 1993.
Number of shares held in Stora Enso: 0.
Number of synthetic options: 32,900.

21   Bert Ostlund
Executive Vice President, Pulp
Born 1948. Joined STORA in 1986.
Number of shares held in Stora Enso: 101 A and 188 R.
Number of synthetic options: 32,900.

Group profile

Stora Enso Oyj, domiciled in Finland, is one of the world's leading forest products companies. Core businesses include magazine paper, newsprint, fine paper and packaging boards. In these product areas the Group holds a leading global market position. Stora Enso also conducts extensive sawmilling operations. The Group has annual sales of approximately EUR 10.5 billion and some 40,000 employees in more than 40 countries. The company's shares are listed on the Helsinki and Stockholm stock exchanges.

Group structure

[GRAPHIC OMITTED]

Group worldwide presence

[MAP OMITTED]

Packaging boards
Magazine paper
Timber
Merchants
Newsprint
Fine paper
Market pulp

[MAP OMITTED]

Sales Companies

Corporate governance

The principles of Stora Enso's corporate governance policy comply with the Finnish Companies Act, which the policy supplements.

  The Board of Directors, the Chief Executive Officer (CEO) and the Deputy Chief Executive Officer (Deputy CEO) are responsible for the management of the company. The duties of the various bodies within the company are determined by the laws of Finland and by the corporate governance policy decided by the Board of Directors.

  The other governance bodies have an assisting and supporting role.

  Stora Enso prepares annual and interim financial accounts conforming to international accounting standards and published in Finnish, Swedish and English.

  Stora Enso is managed from dual headquarters in Sweden and Finland.

  Stora Enso has two auditors.

  To the fullest extent possible, corporate actions and corporate records are taken and recorded in English.

Governance bodies

The decision-making bodies with responsibility for managing the company are:


Board of Directors

o               Compensation Committee

                The main decision taken by the committee in 1999 was the approval of the future compensation policy of the Group. In addition it approved the 1999 remuneration of an identified group of 200 key employees.



CEO and Deputy CEO

o               Executive Management Group (EMG)

o               Management Group (MG)

o               Investment Committee

o               Environmental Committee

o               R&D Committee

Day-to-day operational responsibility rests with the divisional managements and their operations teams.

Objectives and composition of governance bodies

Board of Directors

Stora Enso is managed by a Board of Directors under international two-tier corporate governance principles.

  The Board of Directors consists of 10 ordinary members: 8 non-executives and 2 executives. The members are appointed by the Annual General Meeting for a one-year term.

  The Board convened 8 times in 1999.

  The Board supervises the operation and management of Stora Enso and decides upon significant matters concerning strategy, investments, organisation and finance.

  The Board is responsible for the management and proper organisation of the operations of the company. It is likewise responsible for the proper supervision of the accounting and the control of the financial matters of the company.

  The Board elects a Chairman and a Vice-Chairman from among its members and appoints a CEO, deputy CEO and heads of divisions and staff functions. The Board approves the organisational structure of the company.

  The Board appoints the Compensation Committee.

Chief Executive Officer (CEO)

The CEO is in charge of the day-to-day management of the company in accordance with instructions and orders issued by the Board of Directors. It is the duty of the CEO to ensure that the company's accounting methods comply with the law and that financial matters are handled in a reliable manner.

  The CEO is in charge of the following: strategy (long-range planning and investments), finance and financial planning, corporate communications, investor relations, preparatory work with regard to Board meetings. In addition he supervises decisions regarding personnel and other important operational matters.

Deputy Chief Executive Officer (Deputy CEO)

The Deputy CEO acts as deputy to the CEO. The Deputy CEO is in charge of operational matters as follows: monitoring and coaching of the divisions, corporate support functions (purchasing, logistics), resources (wood, energy), R&D, environmental matters and human resources.

Executive Management Group (EMG)

The Executive Management Group is chaired by the CEO. It consists of the Deputy CEO, four divisional heads (Magazine Paper, Newsprint, Fine Paper, Packaging Boards) and the heads of the following staff functions: Strategic Business Development Group, Financial Administration and Legal Matters, Finance, IT and Base Resources, Corporate Support.

  The EMG's tasks and responsibilities are as follows: investment planning and follow-up, control of mergers and acquisitions and divestments, preparation of strategic guidelines, allocation of resources, review of key day-to-day operations and operational decisions, preparatory work with regard to Board meetings, review of main aspects of sales network.

  The EMG convened 6 times in 1999.

Management Group (MG)

The tasks and responsibilities of the Management Group are to review the budget, strategy and daily business development. The members of the Management Group are as follows: the members of the EMG and divisional heads as well as heads of staff functions.

  The CEO may also appoint additional members.

  The Management Group convened 6 times in 1999.

Investment Committee

The Investment Committee is chaired by the head of the Strategic Business Development Group. Committee members are appointed by the CEO.

  The tasks and responsibilities of the Investment Committee are as follows: the coordination of investment planning and the approval process, the coordination of the investment completion audit and follow-up process, participation in the planning and execution of large investment projects and the making of recommendations regarding funds available for investments.

  The Investment Committee convened 11 times in 1999.

  The committee has formulated instructions for the feasibility assessment of large investments to support the Group investment guidelines, and to emphasise the importance of thorough investment planning. The committee has investigated all large investment proposals and allocations of divisional funds before decision.

Environmental Committee

The Environmental Committee is chaired by the Deputy CEO. Committee members are appointed by the CEO.

    The purpose and tasks of the Environmental Committee are as follows: to formulate and communicate corporate environmental strategy and policy for divisions, to coordinate relations and communication with governmental / non-governmental organisations, and other stakeholders, to establish environmental management procedures, to produce the annual Environmental Report.

  The Environmental Committee convened 4 times in 1999.

  The Committee prepared a Group Environmental and Social responsibility policy, which was approved by the Management Group. It is also defined principles of Forest Certification and Genetic Engineering respectively. The Committee agreed on workplan and budgeting of the shared Group level resource Stora Enso Environmental and decided to install an Environment Coordination Team to further strengthen knowledge management.

R&D Committee

The R&D Committee is chaired by the deputy CEO. Members are appointed by the CEO.

    The purpose and tasks of the R&D Committee are as follows: to assist the Group's businesses to achieve and maintain quality and productivity leadership by facilitating high-quality R&D to monitor technology and future-oriented product development, to recommend the extent of overall R&D activities within the Group.

  The R&D Committee convened 4 times in 1999.

  The Committee defined the principles for funding and steering joint Group level R&D resources, the main guidelines for participating in joint R&D. It has begun the process of defining R&D strategy, core competencies and key capabilities of the Group.

Auditors

Auditors of Stora Enso Oyj are SVH Pricewaterhouse Coopers Oy (Certified Public Accountants) with Pekka Nikula, CPA, as the principal auditor and KPMG Wideri Oy Ab with Hannu Niileksela , CPA, as the principal auditor.

Information on management remuneration is given in note 6 and details of management share ownership on page 92-93.


Capacity specification 2000

Mill                                    Location               Grade                              Capacity

Magazine paper, 1,000 tonnes                                                                         3,175
      Anjala                            FI                     MFC                                     145
      Corbehem                          FR                     LWC                                     515
      Kabel                             DE                     LWC, MWC, HWC                           595
      Kotka                             FI                     MFC                                     145
      Kvarnsveden                       SE                     SC                                      110
      Langerbrugge                      BE                     SC                                      115
      Maxau                             DE                     SC                                      365
      Port Hawkesbury                   CA                     SC                                      350
      Reisholz                          DE                     SC                                      210
      Summa                             FI                     SC                                       80
      Veitsiluoto                       FI                     LWC, MWC                                405
      Wolfsheck                         DE                     Wallpaper                                50
      Wolfsheck                         DE                     SC                                       90

Newsprint 1,000 tonnes                                                                               3,295
      Anjala                            FI                     News, Impr. news, book                  355
      Hylte                             SE                     News                                    805
      Kvarnsveden                       SE                     News, Impr. news                        580
      Langerbrugge                      BE                     News                                    130
      Maxau                             DE                     News                                    225
      Port Hawkesbury                   CA                     News                                    185
      Sachsen                           DE                     News, Directory                         310
      Summa                             FI                     News, Impr. news                        420
      Varkaus                           FI                     News, Impr. news, Directory             270
      Wolfsheck                         DE                     News                                     15

Fine paper, 1,000 tonnes                                                                             3,215
      Berghuizer                        NL                     Uncoated                                175
      Grycksbo                          SE                     Coated                                  240
      Imatra                            FI                     Coated                                   90
      Imatra                            FI                     Uncoated                                200
      Molndal                           SE                     Uncoated                                 35
      Molndal                           SE                     Coated                                   65
      Nymolla                           SE                     Coated                                  150
      Nymolla                           SE                     Uncoated                                300
      Oulu                              FI                     Coated                                  810
      Suzhou                            CN                     Coated                                  140
      Uetersen                          DE                     Coated                                  245
      Varkaus                           FI                     Coated                                   80
      Varkaus                           FI                     Uncoated                                220
      Veitsiluoto                       FI                     Uncoated                                470

Packaging boards, 1,000 tonnes
      Baienfurt                         DE                     FBB                                     175
      Barcelona                         SP                     WLC                                     145
      Fors                              SE                     FBB                                     320
      Gruvon                            SE                     SC, Fluting, Kraft Papers               535
      Heinola                           FI                     Fluting                                 260
      Imatra                            FI                     LPB, SBS, FBB                           815
      Inkeroinen                        FI                     FBB                                     185
      Molndal                           SE                     FBB                                      45
      Newton Kyme                       UK                     FBB                                      35
      Pankakoski                        FI                     FBB, Coreboard, Liner                    95
      Skoghall                          SE                     LPB, WTL, FBB                           550
Total                                                                                                3,160

      Imatra                            FI                     Laminating papers                        25
      Kotka                             FI                     Laminating papers                       140
Total                                                                                                  165

      Pori                         FI                   Coreboard                                      100
      St. Seurin-sur-l'Isle        FR                   Coreboard                                       75
      Varkaus                      FI                   Coreboard                                       85
Total                                                                                                  260

Core Factories, 1,000 tonnes                                                                            95
      Imatra                       FI                                                                    5
      Krefeld                      DE                                                                   25
      Loviisa                      FI                                                                   25
      Mandriladora
        Tolosana                   SP                                                                   15
      Milton-Keynes                UK                                                                   10
      Pori                         FI                                                                   15

Converting factories, 1,000 tonnes                                                                     303
      Balabanovo                   RU                                                                   45
      Ensopack LTD                 BB                                                                    3
      Grudiadz                     PL                                                                   10
      Heinola                      FI                                                                   30
      Jonkoping                    SE                                                                   35
      Kaunas                       LI                                                                   10
      Lahti                        FI                                                                   60
      Riga                         LT                                                                   20
      Ruovesi                      FI                                                                   10
      Skene                        SE                                                                   35
      Tallinn                      EE                                                                    5
      Tiukka                       FI                                                                   10
      Uni-Pak oy                   FI                                                                   10
      Vikingstad                   SE                                                                   20

Market pulp, 1,000 tonnes                                                                            2,410

      Celbi                        PT                   Short-fibre (euca)                             280
      Enocell                      FI                   Short and long-fibre                           630
      Gruvon                       SE                   Long-fibre                                      70
      Kemijarvi                    FI                   Long-fibre                                     215
      Kerayskuitu                  FI                   DIP                                             70
      Norrsundet                   SE                   Long-fibre                                     295
      Nymolla                      SE                   Long-fibre                                      45
      Oulu                         FI                   Long-fibre                                      60
      Sachsen                      DE                   DIP                                             65
      Skutskar                     SE                   Short, long-fibre and fluff pulp               520
      Sunila (50%)                 FI                   Long-fibre                                     160

                                                                                                  Further
                                                                                                processing
Mill                               Location         Grade                        Capacity         capacity
Timber products, 1,000 m3                                                           5,315            1,280
      Ala                          SE               Redwood                           355               10
      Amsterdam                    NL                                                                  110
      Bad St Leonhard              AT               Central European Timber           260
      Brand                        AT               Central European Timber           255              180
      Gruvon                       SE               Whitewood, redwood                300
      Honkalahti                   FI               Redwood                           420              110
      Imavere*                     EE               Whitewood, redwood                260
      Kitee                        FI               Whitewood                         360
      Kopparfors                   SE               Whitewood                         245
      Koski**                      FI               Redwood                            80
      Kotka                        FI               Whitewood                         240               60
      Lamco***                     AT                                                                  100
      Linghed                      SE               Redwood                            45
      Plana                        CZ               Central European Timber           240              130
      Sollenau                     AT               Central European Timber           305              180
      Tolkkinen                    FI               Whitewood                         270
      Uimaharju                    FI               Redwood                           270
      Varkaus                      FI               Whitewood                         310
      Veitsiluoto                  FI               Redwood                           210
      Ybbs                         AT               Central European Timber           565              345
      Zdirec                       CZ               Central European Timber           325               55

* 33% owned by Stora Enso

** 51% owned by Stora Enso

*** 51% owned by Stora Enso/Schweighofer Privatstiftung

Glossary of technical terms

General

Long-fibre: Wood raw material of pine or spruce for the production of pulp.

Short-fibre: Wood raw material consisting mainly of birch, beech or eucalyptus for the production of pulp.

Recycled fibre: Wastepaper that has first been defibrated and then deinked through chemical or mechanical processing.

Wastepaper: Used newspapers and magazines (for the production of printing papers), and office and printers' waste (for fine papers).

m3: The commercial measurement for pulpwood. It refers to the actual solid volume of wood excluding bark, in cubic metres.

m3 fo: Measurement used for standing tree. It refers to the total tree volume, bark and top included, in forest cubic metres.

Coating: Applied to give smoother, glossier surface to and improve the printability of paper or board. A layer of coating slip- or pigment is applied to one or both sides of the paper/board.

Pulp

Sulphate (kraft) pulp: Chemical pulp produced by cooking woodchips in an alkaline solution of sodium hydroxide and sodium sulphide.

Sulphite pulp: Chemical pulp produced by cooking woodchips in a solution of calcium-, sodium- or magnesium-sulphite.

Mechanical pulp: Produced from debarked wood which is either applied to a grindstone under water pressure (SGW, stone groundwood pulp), or cut into chips and ground in refiners, when the fibres are liberated and produce a pulp.

TMP: Thermomechanical pulp. A mechanical pulp produced by the pressurised presteaming of woodchips prior to defibration in a refiner.

DIP: Deinked pulp. A wastepaper pulp which has been deinked through chemical or mechanical processing.

CTMP: Chemi-thermomechanical pulp is produced by refining chemically impregnated, preheated woodchips.

NS: Neutral sulphite, semi-chemical pulp is produced by cooking in a neutral sulphite solution.

Fluff pulp: A special sulphate (kraft) or CTMP pulp used for absorbent materials, such as diapers and feminine hygiene products. After dry defibration the pulp takes on a cotton-like appearance.

Bleaching: During the cooking process, the binding agent lignin is removed from the wood. The lignin residue and other substances remaining after cooking tend to discolour the pulp brown or yellow. Bleaching using, for example, chlorine dioxide, hydrogen peroxide and ozone, provides the pulp with the desired brightness and protection against aging.

ECF: Elementary Chlorine Free. Pulp which has been bleached using, for example, chlorine dioxide and not elementary chlorine (chlorine gas).

TCF: Totally Chlorine Free bleached pulp. Pulp in which neither chlorine nor any chlorine compounds have been used during bleaching.

Oxygen bleaching: A bleaching process using oxygen gas, alkali solution and stabilising substances.

Magazine paper

SC: Super Calendered, an uncoated paper produced from mechanical pulp, sulphate (kraft) pulp and filler (china clay) which is treated mechanically between steel rolls to give a glossy printing surface. Used primarily for periodicals and advertising materials.

LWC, MWC, HWC: Light-weight, medium-weight and heavy-weight coated papers are produced from mechanical and chemical pulp. The paper is coated to provide a high quality printing surface. Used for special and general interest magazines, catalogues and advertising materials.

MFC: Machine-finished and machine-finished coated papers are produced from mechanical and chemical pulp. The soft calendering gives a matt finish to the surface. Used for special and general interest magazines, catalogues and advertising materials.

Newsprint

Various furnish mixes are used for newsprint production. Newsprint may contain recycled fibre (up to 100%), mechanical pulp (TMP, SGW pulp) and sometimes also sulphate (kraft) pulp.

Fine paper

Fine papers: Printing, writing and office papers of the finest quality, produced from a bleached chemical pulp with very little or no mechanical pulp. May be either coated or uncoated.

Coated fine papers: Fine papers with a pigmented surface layer which increases the uniformity of the printing surface and provides improved printing properties, particularly for the reproduction of illustrations.

Recycled fibre-based fine papers: Uncoated fine papers produced from pulps based on recovered and recycled office and printing wastepapers.

Label papers: One-side machine-coated or cast-coated papers for labels for the beverage and food industry.

Packaging boards

Folding Boxboard (FBB): A multilayer board, often mineral coated, with an outer layer of sulphate (kraft) pulp and middle layer of mechanical pulp (groundwood, pressure groundwood or TMP). In the top grades also CTMP pulp may be used. Used primarily for consumer cartons for packaging dry and moist foods, cigarettes and other consumer products. The board is also used in the graphic industry for catalogue covers, postcards and folders, etc.

Solid Bleached Sulphate Board (SBS): A board consisting of one or several layers of bleached chemical pulp, often also pigment coated. Used in the graphic industry and for various consumer cartons for packaging dry and moist food products. In the non-food sector SBS boards are typically used for cigarette and luxury goods cartons.

Solid Unbleached Sulphate Board (SUS): Boards consisting of a bleached chemical pulp top layer, an unbleached back and unbleached chemical and/or mechanical pulp middle layers are used for food and non-food cartons.

Coated Kraft Back Boards (CKB): Board consisting of either bleached chemical pulp or a mineral-coated top layer or both, an unbleached back and a middle layer of unbleached chemical and/or mechanical pulp. CKB is used for packaging food and non-food products.

Liquid Packaging Boards, milkstock (LPB): Any of the above grades, FBB, SBS, SUS and CKB is used to pack liquid food and non-food products. They are plastic coated for fresh beverages and often laminated for long-life beverages. They are used by all major liquid packaging systems.

Cupstock: FBB and SBS boards are used for papercup production. The boards are plastic coated and suitable for cold or hot beverages and for food and non-food packaging.

White Lined Chipboard (WLC): Boards made mainly or wholly from recovered fibres, often mineral coated, and used for consumer cartons for dry food and non-food products.

Greyboard: Boards made of recovered fibres and used for cartons and boxes in various packaging applications, such as dividers, display boards and for book binding. They are often laminated with other papers and boards.

Plastic coating and laminating: Papers and boards may be coated by polymers, typically polyethylene, and/or laminated with other materials, typically aluminium foil, plastic film or other paper and board. Plastic coating and laminating provides barrier and other functional properties, making it possible to select raw material for a specific end use from alternative paper groups.

                       ----------------------------------

Kraftliners: Unbleached Kraftliner is produced from unbleached sulphate (kraft) pulp, and used for corrugated board. Fully Bleached Kraftliner is produced from bleached sulphate pulps and is used as top layer in corrugated boards. White Top Liner and White Mottled Kraftliner have bleached top layers and unbleached body and are typically used as the surface layer for corrugated board. The surface of White Top Coated liner is additionally coated with mineral pigments to improve printability for high demand uses.

Testliners: Testliners are linerboards made partly or wholly from recovered fibres. The range, covering unbleached, white top, mottled and coated grades, is used by the corrugated board industry.

SC fluting: Boards made from unbleached semi-chemical pulp and used as a middle layer for corrugated board.

Wellenstoff: Boards made from recovered fibres and used as a middle layer of corrugated board.

Corrugated board: Corrugated board consists of surface layers of liners glued to a rippled board layer of fluting or wellenstoff. The liner grades may be any of those mentioned above.

MG kraft paper: One-sided calendered paper produced mainly from sulphate (kraft) pulp. Used for paper bags, wrapping paper, carrier bags, flexible packaging, etc.

Sack paper: Paper used for the production of bags and sacks. Made from sulphate (kraft) pulp, with high strength properties.

Coreboard: Coreboards are produced from recovered papers, sometimes combined with a small proportion of primary wood pulp. They are used to produce papercores.

Cores: Papercores produced from coreboard are used by the paper and board, textile-yarn and plastic-film industries.

Laminating papers: These include base kraft papers and phenolic resin impregnated papers.

Saturated Base Kraft (SBK): Brown Absorbex(R) Kraft Paper is produced from unbleached sulphate pulp made from sawdust. Brown Absorbex(R) is used mainly in decorative high-pressure laminates (HPL). White Absorbex(R) Kraft Paper is manufactured from bleached sulphate pulp and is used for electrical applications.

Phenolic Resin Impregnated Papers: Core Stock is used in the laminate industry as the core material in decorative high-pressure laminates, such as compact, fire-retardant and post-forming laminates.

Graphic design, concept and production: Solberg Kommunikation, Goteborg o Photo:
Peter Bartholdsson and Stora Enso (Lars Arvidsson/Birger Roos)

Print: Libris, Helsinki. The papers used in this Annual Report are - cover stock: Stora Enso Multiart Silk 240 g/m2, text stock: Stora Enso LumiSilk 130 g/m2.

Calculation of key figures

Return on capital      100 x     Operating profit
                                -------------------------
employed, ROCE (%)               Capital employed 1)  2)

Return on operating    100 x     Operating profit
                                 ------------------------
capital, ROOC (%)                Operating capital 2)

Return on equity,      100 x     Profit before tax and
                                 minority interest - taxes
                                 ------------------------
ROE (%)                          Equity + minority interests 2)

Equity ratio (%)       100 x     Equity + minority interests
                                 ------------------------
                                  Total assets

Interest-bearing net
liabilities                      Interest-bearing liabilities -
                                 interest-bearing assets

Debt/Equity ratio                Interest-bearing net liabilities
                                 ------------------------
                                 Equity + minority interests

Earnings per share               Profit for the period
                                 ------------------------
                                 Number of shares

Equity per share                 Equity
                                 ------------------------
                                 Number of shares at the close of the period

Dividend per share               Dividend for the period
                                 ------------------------
                                 Number of shares

Dividend yield         100 x     Dividend per share
                                 ------------------------
                                 Share price at the close of the period

Payout ratio (%)       100 x     Dividend per share
                                 ------------------------
                                 Earnings per share

1)   Capital employed = Operating capital - Net tax liabilities.

2)   Average of beginning and close of financial period.

Information to Shareholders

Annual General Meeting

The Annual General Meeting of Stora Enso Oyj will be held on Tuesday, 21 March 2000 at 4.00 p.m. (local time) at the Marina Congress Center, address:

Katajanokanlaituri 6, Helsinki, Finland.

  Shareholders wishing to attend the Meeting must notify the company either in writing to:

Stora Enso Oyj, Legal Department

P. O. Box 309, FIN-00101 Helsinki, Finland

or by telephone to: +358 2046 21210, +358 2046 21224, +358 2046 21245 or
+358 2046 21309,

or by fax: +358 2046 21359
not later than 4.00 p.m. (local time) on 17 March 2000.

  Only those shareholders who are registered in the share register of Stora Enso Oyj maintained by Finnish Central Securities Depository Ltd on 16 March 2000 have the right to participate in the Meeting. However, shareholders whose shares have not yet been transferred to the book entry system also have the right to attend the Meeting provided that they were registered in Enso-Gutzeit Oy's share register before 30 September 1993, or in the share register of Veitsiluoto Oy's before 30 April 1996. At the Meeting, such shareholders must present their share certificates or furnish other evidence that their shares have not been transferred to a book-entry account.

VPC-registered shares
Shareholders wishing to participate in and vote at the Meeting and whose shares are registered in the Swedish Securities Register Center (VPC) must re-register their shares in the share register of Stora Enso Oyj maintained by Finnish Central Securities Depository Ltd. Requests for such re-registration should be made well in advance to VPC. The request and shares must be received by VPC no later than 5.00 p.m (Swedish time) 10 March, since the shares must be registered in the Finnish register not later than 16 March 2000, which has been established as the record date for shares. Unless otherwise requested, ownership will be transferred back to the Swedish VPC register immediately following the Meeting.

Payment of dividend
The Board of Directors is proposing to the Annual General Meeting that a dividend of EUR 0.40 per share be paid for the fiscal year ending 31 December 1999. If the proposal is approved, dividends will be paid on 5 April 2000 to shareholders entered in the register of shareholders maintained by Finnish Central Securities Depository Ltd or in the register maintained by VPC on the record date of 24 March 2000. Shareholders who have not transferred their shares to a book-entry account will receive their dividend when their shares have been transferred.

Main board proposals to the Annual General Meeting on 21 March 2000

o To amend the share capital into euro nomination so that a minimum share capital is EUR 850 million and the maximum share capital is EUR 3,400 million.

o To abolish the nominal value of the shares

o To acquire and dispose of own shares not more than 10,446,000 A shares and 27,541,000 R shares.

Publications and additional information

The Annual Report and Interim Reviews are available in English, Finnish and Swedish. The Annual Report is also available in German. The company's Environmental Report is available in English, Finnish, German and Swedish. The Annual and Environmental Reports will be distributed to all shareholders. The printed Interim Review is available from the addresses listed below. The Financial Reports are also published on the investors pages of the company's Internet website:
www.storaenso.com

Finland:
Tel. +358 2046 21294
Fax +358 2046 21267
P.O. Box 309
FIN-00101 Helsinki
corporate.communications@storaenso.com

Investor Relations
Maija Harsu
Tel. +358 2046 21242
Fax +358 2046 21307
P.O. Box 309
FIN-00101 Helsinki
maija.harsu@storaenso.com

Sweden:
Tel. +46 8 613 6600
Fax +46 8 10 60 20
P.O. Box 16100
SE-103 22 Stockholm

Tel. +46 23 78 00 00
Fax +46 23 138 58
SE-791 80 Falun

Germany:
Tel. +49 211 581 01
Fax +49 211 581 2555
P.O. Box 101014
DE-40001 Dusseldorf

Change of address
Shareholders should notify the book-entry register maintaining their book-entry account of any changes of address or in share ownership.

Addresses
Head offices
Stora Enso
P.O.Box 309 o FIN-00101 Helsinki o Finland
Calling address: Kanavaranta 1
Tel. +358 20 46 131 o Fax +358 20 46 21471

Stora Enso
P.O.Box 16100 o SE-103 22 Stockholm o Sweden
Calling address: Vastra Tradgardsgatan 15
Tel. +46 8 613 6600 o Fax +46 8 10 60 20

Regional offices
Stora Enso
P.O.Box 309 o FIN-00101 Helsinki o Finland
Calling address: Kanavaranta 1
Tel. +358 20 46 131 o Fax +358 20 46 21471

Stora Enso
SE-791 80 Falun o Sweden
Calling address: Asgatan 22
Tel. +46 23 78 00 00 o Fax +46 23 138 58

Stora Enso
P.O.Box 101014 o DE-40001 Dusseldorf o Germany
Calling address: Feldmuhleplatz 1
Tel. +49 211 581 01 o Fax +49 211 581 2555

Divisions
Stora Enso Magazine Paper
Stora Enso Newsprint
Stora Enso Fine Paper
P.O.Box 101014 o DE-40001 Dusseldorf o Germany
Tel. +49 211 581 01 o Fax +49 211 581 2555

Stora Enso Packaging Boards
P.O.Box 309 o FIN-00101 Helsinki o Finland
Tel. +358 20 46 131 o Fax +358 20 46 21471

Stora Enso Timber
AT-3531 Brand 44 o Austria
Tel. +43 2826 700 10 o Fax +43 2826 7001 290
Stora Enso Pulp
P.O.Box 897 o SE-801 31 Gavle o Sweden
Tel. +46 26 855 00 o Fax +46 26 855 20

Stora Enso Merchants
P.O.Box 1004 o SE-431 26 Molndal o Sweden
Tel. +46 31 67 05 00 o Fax +46 31 706 09 87

Stora Enso Asia Pacific
1 Grange Road o #05-03 Orchard Building
Singapore 239693
Tel. +65 733 8164 o Fax +65 733 7476

Please refer to the Stora Enso web site for the updated list of names and addresses: www.storaenso.com